Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re: Tuesday Morning Corporation, et al.,[1] Debtors.	§ § § § §	Chapter 11 Case No. 20-31476-HDH-11 Jointly Administered

DISCLOSURE STATEMENT IN SUPPORT OF THE JOINT PLAN OF REORGANIZATION OF TUESDAY MORNING CORPORATION, ET AL. PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Ian T. Peck

State Bar No.  24013306

Jarom J. Yates

State Bar No. 24071134

Jordan E. Chavez

State Bar No. 24109883

HAYNES AND BOONE, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Telephone: 214.651.5000

Facsimile: 214.651.5940

Email: ian.peck@haynesboone.com

Email: jarom.yates@haynesboone.com

Email: jordan.chavez@haynesboone.com

ATTORNEYS FOR DEBTORS

Dated: September 23, 2020

1 The Debtors in these Chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Tuesday Morning Corporation (8532) (“TM Corp.”); TMI Holdings, Inc. (6658) (“TMI Holdings”); Tuesday Morning, Inc. (2994) (“TMI”); Friday Morning, LLC (3440) (“FM LLC”); Days of the Week, Inc. (4231) (“DOTW”); Nights of the Week, Inc. (7141) (“NOTW”); and Tuesday Morning Partners, Ltd. (4232) (“TMP”). The location of the Debtors’ service address is 6250 LBJ Freeway, Dallas, TX 75240.

TABLE OF CONTENTS

ARTICLE I. INTRODUCTION	1

A.	Summary of Plan	1
B.	Filing of the Debtors’ Chapter 11 Cases	4
C.	Purpose of Disclosure Statement	4
D.	Hearing on Approval of the Disclosure Statement	5
E.	Hearing on Confirmation of the Plan	5
F.	Disclaimers	5

ARTICLE II. EXPLANATION OF CHAPTER 11	7

A.	Overview of Chapter 11	7
B.	Chapter 11 Plan	7

ARTICLE III. VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS	8

A.	Ballots and Voting Deadline	8
B.	Voting Procedures for Tuesday Morning Corporation Interests	9
C.	Holders of Claims Entitled to Vote	10
D.	Definition of Impairment	11
E.	Classes Impaired or Unimpaired Under the Plan	11
F.	Information on Voting and Vote Tabulations	12
G.	Confirmation of Plan	16

ARTICLE IV. BACKGROUND OF THE DEBTORS	19

A.	Description of Debtors’ Businesses	19
B.	Corporate Information	23
C.	Events Leading to the Chapter 11 Cases	25
D.	The Debtors’ Prepetition Restructuring Initiatives	27

ARTICLE V. DEBTORS’ ASSETS AND LIABILITIES	28

A.	Prepetition Secured Debt	28
B.	Unsecured Debt	29
C.	Equity Interests	29
D.	Debtors’ Scheduled Amount of Claims	29

ARTICLE VI. BANKRUPTCY CASE ADMINISTRATION	30

A.	First and Second Day Motions	30
B.	Bar Date for Filing Proofs of Claim	31
C.	Meeting of Creditors	31
D.	Official Committee of Unsecured Creditors	31
E.	Debtor-In-Possession Financing and Use of Cash Collateral	32
F.	Professionals Employed by the Debtors	37
G.	Store Closing Sales and Lease Rejections	37
H.	Lease Negotiations	39
I.	Contingent Liquidation Motion	39
J.	Motion to Appoint an Equity Committee	40
K.	Motion to Sell Phoenix Distribution Center Equipment	41
L.	Sale Process and Bidding Procedures	41

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ARTICLE VII. DESCRIPTION OF THE PLAN	42

A.	Introduction	42
B.	Classification in General	42
C.	Grouping of Debtors for Convenience Only	42
D.	Designation of Claims and Interests/Impairment	43
E.	Allowance and Treatment of Administrative Claims and Priority Claims	44
F.	Allowance and Treatment of Classified Claims and Interests	46
G.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims	49
H.	Treatment of Executory Contracts and Unexpired Leases	51
I.	Plan Supplement	54

ARTICLE VIII. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN	54

A.	Corporate Existence	54
B.	Reorganized Debtors	55
C.	Restructuring Transactions	55
D.	Reinstatement of Tuesday Morning Corporation Interests	55
E.	Sources of Plan Distributions	56
F.	Cancellation of Certain Existing Agreements	57
G.	Corporate Action	58
H.	New Organizational Documents	59
I.	Directors and Officers of the Reorganized Debtors	59
J.	Effectuating Documents; Further Transactions	59
K.	Bankruptcy Code § 1146 Exemption	60
L.	Director and Officer Liability Insurance	60
M.	Management Incentive Plan	60
N.	Employee and Retiree Benefits	60
O.	Retained Causes of Action	61
P.	Releases, Exculpation, Injunctions, and Related Provisions	61
Q.	Retention of Jurisdiction	65
R.	Modifications and Amendments, Revocation, or Withdrawal of the Plan	65

ARTICLE IX. LEGAL PROCEEDINGS	66

A.	Recovery on Preference Actions and Other Avoidance Actions	66
B.	Retained Causes of Action	67

ARTICLE X. DISTRIBUTIONS TO CREDITORS	67

A.	Allowed Administrative Claims	67
B.	Allowed Priority Unsecured Tax Claims and Allowed Secured Tax Claims	67
C.	Allowed Other Priority Unsecured Claims	68
D.	Allowed Other Secured Claims	68
E.	Allowed Existing First Lien Credit Facility Claims	68
F.	Allowed General Unsecured Claims	68
G.	Potential Alternative to General Unsecured Bonds	68

ARTICLE XI. PROVISIONS GOVERNING DISTRIBUTIONS	69

A.	Timing and Calculation of Amounts to Be Distributed	69
B.	Disbursing Agent	69
C.	Rights and Powers of Disbursing Agent	69
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	70

E.	Manner of Payment	71
F.	Distributions to Holders of Class 5 General Unsecured Claims	71
G.	Bankruptcy Code § 1145 Exemption	71
H.	Compliance with Tax Requirements	72
I.	Allocations	72
J.	No Postpetition Interest on Claims	72
K.	Foreign Currency Exchange Rate	72
L.	Setoffs and Recoupment	72
M.	Claims Paid or Payable by Third Parties	73

ARTICLE XII. ALTERNATIVES TO THE PLAN	74

A.	Chapter 7 Liquidation	74
B.	Liquidation Pursuant to the Contingent Liquidation Order	75
C.	Dismissal	75
D.	Exclusivity and Alternative Plan Potential	75
E.	Going-Concern Sale	75

ARTICLE XIII. FINANCIAL PROJECTIONS AND FEASIBILITY	76

A.	Financial Projections and Feasibility	76

ARTICLE XIV. CERTAIN RISK FACTORS TO BE CONSIDERED	76

A.	Bankruptcy Related Risk Factors	77
B.	Failure to Confirm or Consummate the Plan	79
C.	Claim Estimates May Be Incorrect	79
D.	Risks Related to Debtors’ Business and Industry Conditions	80
E.	Risks Relating to the Reinstated Tuesday Morning Corporation Interests	82
F.	Inability to Obtain Exit Financing	83
G.	The Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness	83
H.	Certain Tax Implications of the Plan	84

ARTICLE XV. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	84

A.	U.S. Federal Income Tax Consequences Under the Plan	85
B.	Federal Income Tax Consequences to Holders of Claims	89
C.	Other Considerations for U.S. Holders – Accrued Interest	89
D.	Information Reporting and Back-Up Withholding	90
E.	Consequences of Ownership and Disposition of the Reinstated Tuesday Morning Corporation Interests	90
F.	U.S. Federal Income Tax Consequences for Non-U.S. Holders	91

ARTICLE XVI. SECURITIES LAW CONSIDERATIONS	91

A.	Transfer Restrictions and Consequences under Federal Securities Law	91
B.	Listing; SEC Filings	93

ARTICLE XVII. CONCLUSION	93

EXHIBITS TO THE DISCLOSURE STATEMENT

Chapter 11 Plan	Exhibit 1
Notice of Confirmation Hearing	Exhibit 2
Liquidation Analysis	Exhibit 3
Financial Projections	Exhibit 4

ARTICLE I.
INTRODUCTION

The Debtors2 hereby submit this Disclosure Statement for use in the solicitation of votes on the Plan of Reorganization of Tuesday Morning Corporation, et al., Pursuant to Chapter 11 of the Bankruptcy Code (i.e., the Plan). The Plan is annexed as Exhibit 1 to this Disclosure Statement.

This Disclosure Statement sets forth certain relevant information regarding the Debtors’ prepetition operations and financial history, the need to seek chapter 11 protection, significant events that have occurred during the Chapter 11 Cases, and the resultant analysis of the expected return to the Debtors’ Creditors. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan, and the manner in which distributions will be made under the Plan. Additionally, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Interests must follow for their votes to be counted.

All descriptions of the Plan set forth in this Disclosure Statement are for summary purposes only. To the extent of any inconsistency between this Disclosure Statement and the Plan, the Plan shall control. You are encouraged to review the Plan in full.

YOU ARE BEING SENT THIS DISCLOSURE STATEMENT BECAUSE YOU ARE A CREDITOR OR OTHER PARTY IN INTEREST OF THE DEBTORS. THIS DOCUMENT DESCRIBES A CHAPTER 11 PLAN WHICH, WHEN CONFIRMED BY THE BANKRUPTCY COURT, WILL GOVERN HOW YOUR CLAIM OR INTEREST WILL BE TREATED. THE DEBTORS URGE YOU TO REVIEW THE DISCLOSURE STATEMENT AND THE PLAN CAREFULLY. THE DEBTORS BELIEVE THAT ALL CREDITORS SHOULD VOTE IN FAVOR OF THE PLAN.

A.            Summary of Plan

The Plan provides for the resolution of Claims against and Interests in the Debtors and implements a distribution scheme pursuant to the Bankruptcy Code. Distributions under the Plan shall be made with: (1) Cash on hand, including Cash from operations; (2) the New ABL Credit Facility; (3) the New Real Estate Credit Facility; (4) the issuance of the General Unsecured Bonds; and (5) Reinstatement of the Tuesday Morning Corporation Interests, as applicable.

Under the Plan, Claims and Interests are classified, and each class has its own treatment. The table below describes each class of Claims and Interests, which holders of Claims and Interests belong in each class, the treatment of each class of Claims or Interests, and the expected recovery of each holder of Claims or Interests in the respective class.3

2 Except as otherwise provided in this Disclosure Statement, capitalized terms herein have the meaning ascribed to them in the Plan. Any capitalized term used herein that is not defined in the Plan shall have the meaning ascribed to that term in the Bankruptcy Code or Bankruptcy Rules, whichever is applicable.

3 The estimated totals contained in the Summary of Plan Treatment are based upon the Debtors’ Schedules of Assets and Liabilities, unless otherwise provided.

Summary of Plan Treatment

Class Description	Voting and Treatment
Class 1 - Other Priority Unsecured Claims

Class 1 is Impaired under the Plan. Holders of Allowed Claims in Class 1 are entitled to vote to accept or reject the Plan.

At the option of the applicable Debtor, each holder of an Allowed Other Priority Unsecured Claim shall receive, on or after the Effective Date, except to the extent that a holder of an Allowed Other Priority Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Priority Unsecured Claim, the following: (i) Payment in full in Cash of its Allowed Class 1 Claim; or (ii) Such other treatment as is consistent with the requirements of Bankruptcy Code section 1129(a)(9).

Estimated total Allowed Class 1 Claims: $0

Projected recovery: 100%

Class 2 – Other Secured Claims

Class 2 is Impaired under the Plan. Holders of Allowed Claims in Class 2 are entitled to vote to accept or reject the Plan.

At the option of the applicable Debtor, each holder of an Allowed Other Secured Claim shall receive, on or after the Effective Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Secured Claim, the following: (i) Payment in full in Cash of its Allowed Class 2 Claim; (ii) The collateral securing its Allowed Class 2 Claim; provided, however, any collateral remaining after satisfaction of such Allowed Class 2 Claim shall revest in the applicable Reorganized Debtor pursuant to the Plan; or (iii) Reinstatement of its Allowed Class 2 Claim.

Estimated total Allowed Class 2 Claims: $200,000

Projected recovery: 100%

Class 3 – Secured Tax Claims

Class 3 is Impaired under the Plan. Holders of Allowed Claims in Class 3 are entitled to vote to accept or reject the Plan.

At the option of the applicable Debtor, each holder of an Allowed Secured Tax Claim shall receive, on or after the Effective Date, except to the extent that a holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Secured Tax Claim, the following: (i) Payment in full in Cash of its Allowed Class 3 Claim; (ii) The collateral securing its Allowed Class 3 Claim; provided, however, any collateral remaining after satisfaction of such Allowed Class 3 Claim shall revest in the applicable Reorganized Debtor pursuant to the Plan; or (iii) Such other treatment consistent with the requirements of Bankruptcy Code section 1129(a)(9).

Estimated total Allowed Class 3 Claims: $0 (Tax claims are generally being paid in the ordinary course of business)

Projected recovery: 100%

Class Description	Voting and Treatment
Class 4 – Existing First Lien Credit Facility Claims

Class 4 is Impaired under the Plan. Holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.

Each holder of an Allowed Existing First Lien Credit Facility Claim shall receive, except to the extent that a holder of an Allowed Existing First Lien Credit Facility Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Existing First Lien Credit Facility Claim, Payment in Full, in Cash, of its Allowed Class 4 Claim plus any and all fees, interest (both pre and post-Petition Date), and reimbursement of expenses, and any other amounts owed or arising under the Existing First Lien Credit Documents through the time of Payment in Full, in three equal installments to be paid on the 30th, 60th, and 90th days after the Effective Date (each a “Payment Date”). If a Payment Date does not fall on a Business Day, such Payment Date shall be extended to the next Business Day. All liens and security interests granted to secure such Allowed Existing First Lien Credit Facility Claims shall be retained until such payments shall have been made. Further, in the event that the Existing First Lien Agent is the agent for the New ABL Credit Facility, it shall retain the lines and security interests securing the Existing First Lien Credit Facility Claims after such payments are made and have such liens and security interests secure the New ABL Credit Facility. The estimated total amount of Allowed Class 4 Claims is $100,000.

Estimated total Allowed Class 4 Claims: $100,000

Projected recovery: 100%

Class 5 - General Unsecured Claims

Class 5 is Impaired under the Plan. Holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Existing General Unsecured Claim, each holder of an Allowed Class 5 Claim shall receive its Pro Rata share of (i) the General Unsecured Cash Fund and (ii) the General Unsecured Bonds.

Estimated total Allowed Class 5 Claims: $116,700,000

Projected recovery: 100%

Class 6 – Convenience Claims

Class 6 is Impaired under the Plan. Holders of Allowed Claims in Class 6 are entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Convenience Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Convenience Claim, each holder of an Allowed Class 6 Claim shall receive the Convenience Claim Distribution.

Estimated total Allowed Class 6 Claims: $8,300,000

Projected recovery: 100%

Class Description	Voting and Treatment
Class 7 - Intercompany Claims

Class 7 is Unimpaired if the Class 7 Claims are Reinstated or Impaired if the Class 7 Claims are cancelled. Holders of Class 7 Claims are conclusively deemed to have accepted or rejected the Plan pursuant to Bankruptcy Code §§ 1126(f) or 1126(g). Holders of Class 7 Claims are not entitled to vote to accept or reject the Plan

On the Effective Date, Class 7 Claims shall be, at the option of the Debtors, either Reinstated or cancelled and released without any distribution

Class 8 - Tuesday Morning Corporation Interests

Class 8 is Impaired under the Plan. Holders of Allowed Interests in Class 8 are entitled to vote to accept or reject the Plan.

On the Effective Date, Class 8 Interests shall be Reinstated, subject to dilution as otherwise provided for in the Plan.

Projected recovery: Reinstated

Class 9 - Intercompany Interests

Class 9 is Unimpaired under the Plan. Holders of Class 9 Interests are deemed to accept the Plan.

Intercompany Interests shall receive no distribution and shall be Reinstated for administrative purposes only at the election of the Reorganized Debtors.

B.            Filing of the Debtors’ Chapter 11 Cases

On May 27, 2020 (i.e., the Petition Date), the Debtors Filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. The Debtors Filed the Chapter 11 Cases to preserve the value of their estates and to restructure their financial affairs. To such end, the Debtors have continued to manage their properties and are operating and managing their businesses as debtors in possession in accordance with Bankruptcy Code §§ 1107 and 1108. No trustee or examiner has been appointed in the Chapter 11 Cases.

C.            Purpose of Disclosure Statement

Bankruptcy Code § 1125 requires the Debtors to prepare and obtain court approval of the Disclosure Statement as a prerequisite to soliciting votes on the Plan. The purpose of the Disclosure Statement is to provide information to holders of Claims and Interests that will assist them in deciding how to vote on the Plan.

Approval of this Disclosure Statement does not constitute a judgment by the Bankruptcy Court as to the desirability of the Plan or as to the value or suitability of any consideration offered thereunder. The Bankruptcy Court’s approval does indicate, however, that the Bankruptcy Court has determined that the Disclosure Statement contains adequate information to permit a Creditor to make an informed judgment regarding acceptance or rejection of the Plan.

D.            Hearing on Approval of the Disclosure Statement

The Bankruptcy Court has set October 29, 20202 at 9:00 a.m. (prevailing Central Time) (the “Disclosure Statement Hearing”), as the time and date for the hearing to consider approval of this Disclosure Statement. Once commenced, the Disclosure Statement Hearing may be adjourned or continued by announcement in open court with no further notice.

E.            Hearing on Confirmation of the Plan

The Bankruptcy Court has set December 15, 2020 at 9:00 a.m. (prevailing Central Time) (the “Confirmation Hearing”), as the date and time for a hearing to determine whether the Plan has been accepted by the requisite number of holders of Claims, and whether the other standards for confirmation of the Plan have been satisfied. Once commenced, the Confirmation Hearing may be adjourned or continued by announcement in open court with no further notice.

F.            Disclaimers

THIS DISCLOSURE STATEMENT IS PROVIDED FOR USE SOLELY BY HOLDERS OF CLAIMS AND INTERESTS AND THEIR ADVISERS IN CONNECTION WITH THEIR DETERMINATION TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY OTHER ENTITY FOR ANY OTHER PURPOSE.

THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR ON YOUR DECISION REGARDING ACCEPTING THE PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS THE REPRESENTATION OF THE DEBTORS ONLY AND NOT OF THEIR ATTORNEYS, ACCOUNTANTS OR OTHER PROFESSIONALS. FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN SUBJECTED TO AN AUDIT BY AN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT. THE FINANCIAL PROJECTIONS AND OTHER FINANCIAL INFORMATION, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, NECESSARILY WERE BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY UNCERTAIN AND MAY BE BEYOND THE CONTROL OF THE DEBTORS’ MANAGEMENT.

THE DEBTORS ARE NOT ABLE TO CONFIRM THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT INCLUDE ANY INACCURACIES. HOWEVER, THE DEBTORS HAVE MADE THEIR BEST EFFORT TO PROVIDE ACCURATE INFORMATION AND ARE NOT AWARE OF ANY INACCURACY IN THIS DISCLOSURE STATEMENT.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN INDEPENDENTLY INVESTIGATED BY THE BANKRUPTCY COURT AND HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. IN THE EVENT THIS DISCLOSURE STATEMENT IS APPROVED, SUCH APPROVAL DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

THE ONLY REPRESENTATIONS THAT ARE AUTHORIZED BY THE DEBTORS CONCERNING THE DEBTORS, THE VALUE OF THEIR ASSETS, THE EXTENT OF THEIR LIABILITIES, OR ANY OTHER FACTS MATERIAL TO THE PLAN ARE THE REPRESENTATIONS MADE IN THIS DISCLOSURE STATEMENT. REPRESENTATIONS CONCERNING THE PLAN OR THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT ARE NOT AUTHORIZED BY THE DEBTORS.

HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND ALL SUCH HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR OWN ADVISERS.

THE DEBTORS HAVE NO ARRANGEMENT OR UNDERSTANDING WITH ANY BROKER, SALESMAN, OR OTHER PERSON TO SOLICIT VOTES FOR THE PLAN. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE PLAN OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS. THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE DEBTORS SINCE THE DATE HEREOF. ANY ESTIMATES OF CLAIMS AND INTERESTS SET FORTH IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE FINAL AMOUNTS OF CLAIMS OR INTERESTS ALLOWED BY THE BANKRUPTCY COURT. SIMILARLY, THE ANALYSIS OF ASSETS AND THE AMOUNT ULTIMATELY REALIZED FROM THEM MAY DIFFER MATERIALLY.

THE DESCRIPTION OF THE PLAN CONTAINED HEREIN IS INTENDED TO BRIEFLY SUMMARIZE THE MATERIAL PROVISIONS OF THE PLAN AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE PLAN.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS OR INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN.

ARTICLE II.
EXPLANATION OF CHAPTER 11

A.            Overview of Chapter 11

Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor in possession may seek to reorganize its business or to sell the business for the benefit of the debtor’s Creditors and other interested parties.

The commencement of a chapter 11 case creates an estate comprising all of the debtor’s legal and equitable interests in property as of the date the petition is filed. Unless the bankruptcy court orders the appointment of a trustee, a chapter 11 debtor may continue to manage and control the assets of its estate as a “debtor in possession,” as the Debtors have done in the Chapter 11 Cases since the Petition Date.

Formulation of a chapter 11 plan is the principal purpose of a chapter 11 case. Such plan sets forth the means for satisfying the Claims of Creditors against, and interests of equity security holders in, the debtor.

B.            Chapter 11 Plan

After a plan has been filed, the holders of claims against, or equity interests in, a debtor are permitted to vote on whether to accept or reject the plan. Chapter 11 does not require that each holder of a claim against, or equity interest in, a debtor vote in favor of a plan in order for the plan to be confirmed. At a minimum, however, a plan must be accepted by a majority in number and two-thirds in dollar amount of those claims actually voting from at least one class of claims impaired under the plan. The Bankruptcy Code also defines acceptance of a plan by a class of equity interests as acceptance by holders of two-thirds of the number of shares actually voted.

Classes of claims or equity interests that are not “impaired” under a chapter 11 plan are conclusively presumed to have accepted the plan, and therefore are not entitled to vote. A class is “impaired” if the plan modifies the legal, equitable, or contractual rights attaching to the claims or equity interests of that class. Modification for purposes of impairment does not include curing defaults and reinstating maturity or payment in full in cash. Conversely, classes of claims or equity interests that receive or retain no property under a plan of reorganization are conclusively presumed to have rejected the plan, and therefore are not entitled to vote.

Even if all classes of claims and equity interests accept a chapter 11 plan, the bankruptcy court may nonetheless deny confirmation. Bankruptcy Code § 1129 sets forth the requirements for confirmation and, among other things, requires that a plan be in the “best interests” of impaired and dissenting Creditors and interest holders and that the plan be feasible. To comply with the “best interests” requirement, the value of the consideration to be distributed to impaired and dissenting Creditors and interest holders under a plan may not be less than those parties would receive if the debtor were liquidated under a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. A plan must also be determined to be “feasible,” which generally requires a finding that there is a reasonable probability that the debtor will be able to perform the obligations incurred under the plan and that the debtor will be able to continue operations without the need for further financial reorganization or liquidation.

The bankruptcy court may confirm a chapter 11 plan even though fewer than all of the classes of impaired Claims and equity interests accept it. The bankruptcy court may do so under the “cramdown” provisions of Bankruptcy Code § 1129(b). In order for a plan to be confirmed under the cramdown provisions, despite the rejection of a class of impaired claims or interests, the proponent of the plan must show, among other things, that the plan does not discriminate unfairly and that it is fair and equitable with respect to each impaired class of claims or equity interests that has not accepted the plan.

The bankruptcy court must further find that the economic terms of the particular plan meet the specific requirements of Bankruptcy Code § 1129(b) with respect to the subject objecting class. If the proponent of the plan proposes to seek confirmation of the plan under the provisions of Bankruptcy Code § 1129(b), the proponent must also meet all applicable requirements of § 1129(a) (except § 1129(a)(8)). Those requirements include the requirements that (i) the plan comply with applicable Bankruptcy Code provisions and other applicable law, (ii) that the plan be proposed in good faith, and (iii) that at least one impaired class of Creditors or interest holders has voted to accept the plan.

ARTICLE III.
VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS

A.            Ballots and Voting Deadline

Holders of Claims and Interests entitled to vote on the Plan will receive instructions for submitting a Ballot to vote to accept or reject the Plan. After carefully reviewing the Disclosure Statement, including all exhibits, each holder of a Claim or Interest (or its authorized representative) entitled to vote should follow the instructions to indicate its vote on the Ballot. All holders of Claims or Interests (or their authorized representatives) entitled to vote must (i) carefully review the Ballot and the instructions for completing it, (ii) complete all parts of the Ballot, and (iii) submit the Ballot by the deadline (i.e., the Voting Deadline) for the Ballot to be considered. Holders of Claims or Interests entitled to vote must mail the Ballot(s) to Epiq (i.e., the Claims and Balloting Agent) at the following address: if by First Class Mail: Tuesday Morning – Ballot Processing Center c/o Epiq Corporate Restructuring, LLC, P.O. Box 4422, Beaverton, OR 97076-4422; if by Overnight Courier or Overnight Mail: Tuesday Morning – Ballot Processing Center, c/o Epiq Corporate Restructuring, LLC, 10300 SW Allen Boulevard, Beaverton, OR 97005. Holders of Claims or Interests may contact the Claims and Balloting Agent by telephone at (855) 917-3492, or by email at Tuesdaymorninginfo@epiqglobal.com.

The Bankruptcy Court has directed that, in order to be counted for voting purposes, Ballots for the acceptance or rejection of the Plan must be received by the Claims and Balloting Agent by no later than November 30, 2020 at 4:00 p.m. prevailing Central Time.

BALLOTS SUBMITTED IN PAPER FORM MUST BE SUBMITTED SO AS TO BE ACTUALLY RECEIVED BY THE CLAIMS AND BALLOTING AGENT NO LATER THAN NOVEMBER 30, 2020 AT 4:00 P.M. PREVAILING CENTRAL TIME. ANY BALLOTS SUBMITTED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED.

B.            Voting Procedures for Tuesday Morning Corporation Interests

The Debtors are providing a notice (which contains a link to the Plan, Disclosure Statement, and Disclosure Statement Approval Order, including any amendment, attachment, exhibit, or supplement related thereto) and related materials and a Ballot (i.e., the Solicitation Materials) to record holders (as of the Voting Record Date) of the Claims in Classes 1 through 6.

Record holders of Tuesday Morning Corporation Interests may include Nominees. Nominees may hold such claims as beneficial holders or may be record holders holding such Claims for their beneficial holder in “street name.” The Debtors propose the procedures below regarding Nominees and beneficial holders of the Tuesday Morning Interests. Such holders shall have Tuesday Morning Corporation Interests in Class 8.

Any holder of Tuesday Morning Corporation Interests will receive a Ballot allowing such holder to vote its Allowed Tuesday Morning Corporation Interests. Each beneficial holder of Tuesday Morning Corporation Interests must submit its own Ballot as described below.

1.	Beneficial Holder who is also a Record Holder

A beneficial holder who holds Tuesday Morning Corporation Interests as a record holder in its own name should vote on the Plan by completing and signing the Beneficial Holder Ballot and returning it directly to the Claims and Balloting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

2.	Nominees

A Nominee that, on the Voting Record Date, is the record holder of Tuesday Morning Corporation Interests for one or more beneficial holders shall obtain the votes of the beneficial holders, consistent with customary practices for obtaining the votes of securities held in “street name.” The Nominee shall forward to the beneficial holder of Tuesday Morning Corporation Interests Beneficial Holder Ballots, together with the Solicitation Materials, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded by the Debtors. Each such beneficial holder must then indicate its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee. After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Claims and Balloting Agent so that it is received by the Claims and Balloting Agent on or before the Voting Deadline. All copies of Beneficial Holder Ballots returned by beneficial holders should be kept by the Nominee for one year after the Voting Deadline. Nominees may transmit all documents to record holders electronically in accordance with their customary practice.

3.	Beneficial Holder who holds in “Street Name” through a Nominee

A beneficial holder who holds Tuesday Morning Corporation Interests in “street name” through a Nominee may indicate its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee as promptly as possible and in sufficient time to allow the Nominee to process and return a completed Master Ballot to the Claims and Balloting Agent by the Voting Deadline. The beneficial holder must comply with the Nominee’s deadline by which to return the Beneficial Holder Ballot to the Nominee.

Any Beneficial Holder Ballot returned to a Nominee by a beneficial holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly and timely completes and delivers to the Claims and Balloting Agent a Master Ballot casting the vote of such beneficial holder.

4.	Beneficial Holder who holds in “Street Name” through multiple Nominees

If any beneficial holder holds Tuesday Morning Corporation Interests through more than one Nominee, such beneficial holder may receive multiple mailings containing the Beneficial Holder Ballots. The beneficial holder shall execute a separate Beneficial Holder Ballot for each block of the Tuesday Morning Corporation Interests that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith (or otherwise follow each Nominee’s instructions). Beneficial holders who execute multiple Beneficial Holder Ballots with respect to Tuesday Morning Corporation Interests held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Tuesday Morning Corporation Interests so held and voted. A beneficial holder who executes multiple Beneficial Holder Ballots must vote the same on each Beneficial Holder Ballot for the votes to be counted.

C.            Holders of Claims Entitled to Vote

Any holder of a Claim of the Debtors whose Claim is Impaired under the Plan is entitled to vote if either (i) the Claim has been listed in the Schedules of Assets and Liabilities in an amount greater than zero (and the Claim is not scheduled as disputed, contingent, or unliquidated) or (ii) the holder of a Claim has Filed a Proof of Claim (that is not contingent or in an unknown amount) on or before the Voting Record Date.

Any holder of a Claim as to which an objection has been Filed (and such objection is still pending) is not entitled to vote, unless the Bankruptcy Court (on motion by a party whose Claim is subject to an objection) temporarily allows the Claim in an amount that it deems proper for the purpose of accepting or rejecting the Plan. Such motion must be heard and determined by the Bankruptcy Court on or before the Voting Deadline.

In addition, a vote may be disregarded if the Bankruptcy Court determines that the acceptance or rejection was not solicited or procured in good faith or in accordance with the applicable provisions of the Bankruptcy Code.

D.            Definition of Impairment

Under Bankruptcy Code § 1124, a class of Claims or equity interests is impaired under a chapter 11 plan unless, with respect to each Claim or equity interest of such class, the plan:

(1)	leaves unaltered the legal, equitable, and contractual rights to which such Claim or interest entitles the holder of such Claim or interest; or

(2)	notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or interest to demand or receive accelerated payment of such Claim or interest after the occurrence of a default:

(a)	cures any such default that occurred before or after the commencement of the case under this title, other than a default of a kind specified in Bankruptcy Code § 365(b)(2) or of a kind that § 365(b)(2) expressly does not require to be cured;

(b)	reinstates the maturity of such Claim or interest as such maturity existed before such default;

(c)	compensates the holder of such Claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law;

(d)	if such Claim or such interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to Bankruptcy Code § 365(b)(1)(A), compensates the holder of such Claim or such interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure; and

(e)	does not otherwise alter the legal, equitable, or contractual rights to which such Claim or interest entitles the holder of such Claim or interest.

E.            Classes Impaired or Unimpaired Under the Plan

Classes 1, 2, 3, 4, 5, 6, and 8 are Impaired under the Plan. Therefore, holders of Claims in Classes 1, 2, 3, 4, 5, 6, and 8 are eligible, subject to the voting requirements described above, to vote to accept or reject the Plan.

Classes 1, 2, 3, 4, 5, 6, and 8 are Impaired because one or more of the proposed potential alternative treatments of Classes 1, 2, 3, 4, 5, 6, and 8 alters the legal, equitable, or contractual rights of holders of Allowed Claims in such Classes.

Class 7 may be Impaired or Unimpaired, based on the treatment provided to such holders at the option of the Debtors. To the extent that such holders of Claims are Impaired, such holders will not receive a distribution under the Plan and, therefore, will be conclusively presumed to reject the Plan pursuant to Bankruptcy Code § 1126(g). To the extent that such holders of Claims are Unimpaired, such holders will have their Claims Reinstated, and, therefore, will be conclusively presumed to accept the Plan pursuant to Bankruptcy Code § 1126(f).

Interests in Class 9 are Unimpaired because holders of Interests in Class 9 will have their Interests Reinstated, and, therefore, will be conclusively presumed to accept the Plan and will not be entitled to vote on the Plan pursuant to Bankruptcy Code § 1126(f).

F.            Information on Voting and Vote Tabulations

1.	Transmission of Ballots to Holders of Claims and Interests

Instructions for completing and submitting Ballots are being provided to all holders of Claims entitled to vote on the Plan in accordance with the Bankruptcy Rules. Those holders of Claims or Interests whose Claims or Interests are Unimpaired under the Plan are conclusively presumed to have accepted the Plan under Bankruptcy Code § 1126(f), and therefore need not vote with regard to the Plan. Under Bankruptcy Code § 1126(g), holders of Claims or Interests who do not either receive or retain any property under the Plan are deemed to have rejected the Plan. In the event a holder of a Claim or Interest does not vote, the Bankruptcy Court may deem such holder of a Claim or Interest to have accepted the Plan.

2.	Ballot Tabulation Procedures

The Claims and Balloting Agent shall count all Ballots filed on account of (1) Claims in the Schedules of Assets and Liabilities, that are not listed as contingent, unliquidated or disputed, and are listed in an amount in excess of $0.00; and (2) Proofs of Claim Filed by the Voting Record Date that are not asserted as contingent or unliquidated, and are asserted in an amount in excess of $0.00. If no Claim is listed in the Schedules of Assets or Liabilities, and no Proof of Claim is Filed by the Voting Record Date, such Creditor shall not be entitled to vote on the Plan on account of such Claim, subject to the procedures below. Further, the Claims and Balloting Agent shall not count any votes on account of Claims that are subject to an objection which has been Filed (and such objection is still pending), unless and to the extent the Court has overruled such objection by the Voting Record Date. The foregoing general procedures will be subject to the following exceptions and clarifications:

(a)	if a Claim is Allowed under the Plan or by order of the Court, such Claim is Allowed for voting purposes in the Allowed amount set forth in the Plan or the order;

(b)	if a Claim is listed in the Debtors’ Schedules of Assets and Liabilities or a Proof of Claim is timely Filed by the Voting Record Date, and such Claim is not listed or asserted as contingent, unliquidated, or disputed, and is listed or asserted in an amount in excess of $0.00, such Claim is temporarily Allowed for voting purposes in the amount set forth in the Debtors’ Schedules of Assets and Liabilities or as asserted in the Proof of Claim;

(c)	if a Claim is listed in the Debtors’ Schedules of Assets and Liabilities or a Proof of Claim is timely Filed by the Voting Record Date, and such Claim is only partially listed or asserted as contingent, unliquidated, or disputed, such Claim is temporarily Allowed for voting purposes only in the amount not listed or asserted as contingent, unliquidated or disputed in the Debtors’ Schedules of Assets and Liabilities or in the Proof of Claim;

(d)	if a Claim is listed in the Debtors’ Schedules of Assets and Liabilities or a Proof of Claim is timely Filed by the Voting Record Date, and such Claim is listed or asserted as contingent, unliquidated, or disputed, or is listed or asserted for $0.00 or an undetermined amount, such Claim shall not be counted for voting purposes;

(e)	if a Claim is not listed in the Debtors’ Schedules of Assets and Liabilities and a Proof of Claim is Filed after the Voting Record Date, such Claim is temporarily Allowed for voting purposes only if such Creditor obtains an order of the Court temporarily allowing the Claim for voting purposes prior to the Voting Deadline;

(f)	any Claim to which there remains a pending objection as of the Voting Deadline, or an order has been entered granting such objection, such Claim shall not be counted for voting purposes;

(g)	if a Creditor has Filed duplicate Proofs of Claim by the Voting Record Date against one or more Debtors, such Creditor’s Claim shall only be counted once for the Debtor at which the Creditor’s Claim is pending for voting purposes unless the Debtors determine there is a Claim pending against multiple Debtors; and

(h)	if a Proof of Claim has been amended by a later-Filed Proof of Claim, the earlier-Filed Claim will not be entitled to vote, and to the extent the later-Filed Proof of Claim is filed after the Voting Record Date, such later-Filed Proof of Claim must have been temporarily allowed for voting purposes by the Voting Record Date to be counted.

The following procedures shall apply for tabulating votes:

(a)	any Ballot that is otherwise timely completed, executed, and properly cast to the Claims and Balloting Agent but does not indicate an acceptance or rejection of the Plan, or that indicates both an acceptance and rejection of the Plan, shall not be counted; if no votes to accept or reject the Plan are received with respect to a particular Class that is entitled to vote on the Plan, such Class shall be deemed to have voted to accept the Plan;

(b)	a Creditor who holds Claims in Classes 5 or 6 against more than one Debtor, shall cast a single Ballot, which shall be counted separately with respect to each such Debtor;

(c)	if a Creditor casts more than one (1) Ballot voting the same Claim before the Voting Deadline, the last properly cast Ballot received before the Voting Deadline shall be deemed to reflect the voter’s intent and thus supersede any prior Ballots;

(d)	Creditors must vote all of their Claims within a particular Class to either accept or reject the Plan, and may not split their votes within a particular Class and thus a Ballot (or group of Ballots) within a particular Class that partially accepts and partially rejects the Plan shall not be counted;

(e)	a Creditor who votes an amount related to a Claim that has been paid or otherwise satisfied in full or in part shall only be counted for the amount that remains unpaid or not satisfied, and if such Claim has been fully paid or otherwise satisfied, such vote will not be counted for purposes of amount or number; and

(f)	for purposes of determining whether the numerosity and amount requirements of Bankruptcy Code §§ 1126(c) and 1126(d) have been satisfied, the Debtors will tabulate only those Ballots received by the Voting Deadline. For purposes of the numerosity requirement of Bankruptcy Code § 1126(c), separate Claims held by a single Creditor in a particular Class shall be aggregated as if such Creditor held one (1) Claim against the Debtors in such Class, and the votes related to such Claims shall be treated as a single vote to accept or reject the Plan.

The following Ballots shall not be counted or considered for any purpose in determining whether the Plan has been accepted or rejected:

(a)	any Ballot received after the Voting Deadline, unless the Debtors, in their discretion, grant an extension of the Voting Deadline with respect to such Ballot;

(b)	any Ballot that is illegible or contains insufficient information to permit identification of the voter;

(c)	any Ballot cast by a Person that does not hold a Claim or Interest in a Class that is entitled to vote to accept or reject the Plan;

(d)	any duplicate Ballot will only be counted once;

(e)	any unsigned Ballot or paper Ballot that does not contain an original signature; and

(f)	any Ballot transmitted to the Claims and Balloting Agent by facsimile or electronic mail, unless the Debtors, in their discretion, consent to such delivery method.

3.	Execution of Ballots by Representatives

To the extent applicable, if a Ballot is submitted by trustees, executors, Nominees, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such Persons must indicate their capacity when submitting the Ballot and, at the Debtors’ request, must submit proper evidence satisfactory to the Debtors of their authority to so act. For purposes of voting tabulation, a Ballot submitted by a representative shall account for the total number of represented parties with respect to the numerosity requirement set forth in this Article.

4.	Waivers of Defects and Other Irregularities Regarding Ballots

Unless otherwise directed by the Bankruptcy Court, all questions concerning the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Debtors in their sole discretion, whose determination will be final and binding. The Debtors reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots, nor will any of them incur any liability for failure to provide such notification; provided, however, that the Debtors will indicate on the ballot summary the Ballots, if any, that were not counted, and will provide copies of such Ballots with the ballot summary to be submitted at the Confirmation Hearing. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until any irregularities have been cured or waived. Unless otherwise directed by the Bankruptcy Court, Ballots previously furnished, and as to which any irregularities have not subsequently been cured or waived, will be invalidated.

5.	Withdrawal of Ballots and Revocation

The Debtors may allow any claimant who submits a properly completed Ballot to supersede or withdraw such Ballot on or before the Voting Deadline. In the event the Debtors do permit such supersession or withdrawal, the claimant, for cause, may change or withdraw its acceptance or rejection of the Plan in accordance with Bankruptcy Rule 3018(a).

G.            Confirmation of Plan

1.	Solicitation of Acceptances

The Debtors are soliciting your vote.

NO REPRESENTATIONS OR ASSURANCES, IF ANY, CONCERNING THE DEBTORS OR THE PLAN ARE AUTHORIZED BY THE DEBTORS, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE, OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT, SHOULD NOT BE RELIED ON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO DEBTORS’ COUNSEL FOR APPROPRIATE ACTION.

THIS IS A SOLICITATION SOLELY BY THE DEBTORS, AND IS NOT A SOLICITATION BY ANY SHAREHOLDER, ATTORNEY, ACCOUNTANT, OR OTHER PROFESSIONAL FOR THE DEBTORS. THE REPRESENTATIONS, IF ANY, MADE IN THIS DISCLOSURE STATEMENT ARE THOSE OF THE DEBTORS AND NOT OF SUCH SHAREHOLDERS, ATTORNEYS, ACCOUNTANTS, OR OTHER PROFESSIONALS, EXCEPT AS MAY BE OTHERWISE SPECIFICALLY AND EXPRESSLY INDICATED.

2.	Requirements for Confirmation of the Plan

At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of Bankruptcy Code § 1129 have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the Plan. The Debtors believe that the Plan satisfies all the statutory requirements of the Bankruptcy Code for confirmation because, among other things:

(a)	The Plan complies with the applicable provisions of the Bankruptcy Code;

(b)	The Debtors have complied with the applicable provisions of the Bankruptcy Code;

(c)	The Plan has been proposed in good faith and not by any means forbidden by law;

(d)	Any payment or distribution made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in connection with the Plan has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(e)	The Debtors will have disclosed the identity and affiliation of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in a joint plan with the Debtors, or a successor to the Debtors under the Plan; the appointment to, or continuance in, such office of such individual is consistent with the interests of holders of Claims and Interests and with public policy;

(f)	Any government regulatory commission with jurisdiction (after confirmation of the Plan) over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval;

(g)	With respect to each Impaired Class of Claims or Interests, either each holder of a Claim or Interest of the Class will have accepted the Plan, or will receive or retain under the Plan on account of that Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code. If Bankruptcy Code § 1111(b)(2) applies to the Claims of a Class, each holder of a Claim of that Class will receive or retain under the Plan on account of that Claim property of a value, as of the Effective Date, that is not less than the value of that holder’s interest in the Debtors’ interest in the property that secures that Claim;

(h)	Each Class of Claims or Interests will have accepted the Plan or is not Impaired under the Plan, subject to the Debtors’ right to seek cramdown of the Plan under Bankruptcy Code § 1129(b);

(i)	Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than Priority Unsecured Tax Claims, will be paid in full on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), and that Priority Unsecured Tax Claims will receive either payment in full on the Effective Date or as soon as reasonably practical thereafter, or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claims;

(j)	With respect to an Other Secured Claim, the holder of that Claim will receive on account of such Claim either (i) a payment equal to 100% of its Allowed Class 2 Claim in Cash on the Effective Date; (ii) the collateral securing its Allowed Class 2 Claim; provided, however, any collateral remaining after satisfaction of such Allowed Class 2 Claim shall re-vest in the applicable Reorganized Debtor pursuant to the Plan, or (iii) Reinstatement of its Allowed Class 2 Claim;

(k)	If a Class of Claims or Interests is Impaired under the Plan, at least one such Class of Claims or Interests will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Interest of that Class;

(l)	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan;

(m)	All court fees, as determined by the Bankruptcy Court at the Confirmation Hearing, will have been paid or the Plan provides for the payment of such fees on the Effective Date; and

(n)	The Plan provides that all transfers of property shall be made in accordance with applicable provisions of nonbankruptcy law that govern the transfer of property by a corporation or trust that is not a moneyed, business, or commercial corporation or trust.

The Debtors assert that they have proposed the Plan in good faith and they believe that they have complied, or will have complied, with all the requirements of the Bankruptcy Code governing confirmation of the Plan.

3.	Acceptances Necessary to Confirm the Plan

Voting on the Plan by each holder of an Impaired Claim or Interest (or its authorized representative) is important. Chapter 11 of the Bankruptcy Code does not require that each holder of a Claim or Interest vote in favor of the Plan in order for the Bankruptcy Court to confirm the Plan. Generally, under the acceptance provisions of Bankruptcy Code § 1126(a), each Class of Claims or Interests has accepted the Plan if holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class actually voting in connection with the Plan vote to accept the Plan. With regard to a Class of Interests, more than two-thirds of the shares actually voted must accept to bind that Class. Even if all Classes of Claims and Interests accept the Plan, the Bankruptcy Court may refuse to confirm the Plan.

4.	Cramdown

In the event that any Impaired Class of Claims or Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each Impaired Class that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable.” A chapter 11 plan does not discriminate unfairly within the meaning of the Bankruptcy Code if no Class receives more than it is legally entitled to receive for its Claims or Interests. “Fair and equitable” has different meanings for holders of secured and unsecured Claims and Interests.

With respect to a Secured Claim, “fair and equitable” means either (i) the Impaired secured Creditor retains its Liens to the extent of its Allowed Claim and receives deferred Cash payments at least equal to the allowed amount of its Claims with a present value as of the effective date of the plan at least equal to the value of such Creditor’s interest in the property securing its Liens; (ii) property subject to the Lien of the Impaired secured Creditor is sold free and clear of that Lien, with that Lien attaching to the proceeds of sale, and such Lien proceeds must be treated in accordance with clauses (i) and (iii) hereof; or (iii) the Impaired secured Creditor realizes the “indubitable equivalent” of its Claim under the plan.

With respect to an Unsecured Claim, “fair and equitable” means either (i) each Impaired Creditor receives or retains property of a value equal to the amount of its Allowed Claim or (ii) the holders of Claims and Interests that are junior to the Claims of the dissenting class will not receive any property under the Plan.

With respect to Interests, “fair and equitable” means either (i) each Impaired Interest receives or retains, on account of that Interest, property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the Interest, or (ii) the holder of any Interest that is junior to the Interest of that Class will not receive or retain under the Plan, on account of that junior equity interest, any property.

The Debtors believe that the Plan does not discriminate unfairly and is fair and equitable with respect to each impaired Class of Claims and Interests. In the event at least one Class of Impaired Claims or Interests rejects or is deemed to have rejected the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting Impaired Class of Claims or Interests.

5.	Conditions Precedent to Confirmation and Effectiveness of the Plan

In addition to the requirements of the Bankruptcy Code, Article IX of the Plan contains certain conditions to confirmation and effectiveness of the Plan.

ARTICLE IV.
BACKGROUND OF THE DEBTORS

A.            Description of Debtors’ Businesses

1.	History

The Debtors operate under the trade name “Tuesday Morning” and are one of the original “off-price” retailers specializing in providing unique home and lifestyle goods at bargain values. Tuesday Morning was founded in Dallas, Texas in 1974 by Lloyd Ross. Under the original business model, Mr. Ross purchased leftover inventory from name-brand manufacturers and retailers and then sold it from a single warehouse in Dallas in a “garage-sale” format. The first such sale was conducted on a Tuesday morning, because Mr. Lloyd considered that to be the first positive part of the week, and the name stuck even as the business grew beyond its original warehouse format. The business quickly expanded from the Tuesday morning “garage sale” format to a “pop-up shop” format with four six-week sales a year, to the establishment of the first permanent Tuesday Morning store location in 1979.

By 1984 the company had grown to 57 stores and was taken public for the first time. In 1997, the company had expanded to 315 locations and was acquired in a private acquisition by Madison Dearborn. Two years later in 1999, with 354 stores, Tuesday Morning again went public and has been publicly-traded ever since. As of the Petition Date, the common stock of Tuesday Morning Corporation traded on the NASDAQ under the trading symbol “TUES”.4 The Debtors also operate a primary distribution facility in Dallas, Texas. The Debtors’ corporate offices are located in Dallas, Texas.

2.	The Debtors’ Business Operations

The Debtors operate one of the premier off-price retailers in the U.S. and specialize in selling high-quality products at prices generally below the prices in department stores, specialty shops, and online retailers. The Debtors’ in-store inventory generally falls within the following key categories: upscale home textiles, home furnishings, housewares, gourmet food, toys, and seasonal décor. The Debtors’ revenues come from direct in-store sales.

(a)	The Debtors’ Business Model and Geographic Footprint

The Debtors’ business model is focused on making opportunistic inventory purchases from various sources including manufacturers, closeout sellers, and other retailers, and re-selling the inventory at discount prices. The Debtors are known in the industry as a reliable outlet for manufacturers, distributors, and other retailers who need to sell excess inventory resulting from manufacturing overruns, bankruptcies, order cancellations, or other unanticipated circumstances. The Debtors also direct-order certain of their products from manufacturers or secondary distributors.

Through creative sourcing, the Debtors are able to offer high-quality goods to their own customers at discounted prices. The Debtors’ ability to consistently provide their customers with high quality at bargain prices has allowed the Debtors’ to establish a loyal customer base. In recent years, the Debtors have worked to improve the in-store experience for customers by offering a clean, simple, no-frills environment. As part of their improvement strategy, the Debtors have also focused on closing less productive locations and seeking opportunities in more desirable locations with increased square footage, improved lighting, and more appealing fixtures.

On the Petition Date the Debtors operated 687 stores in 40 states and distribution centers in Phoenix and Dallas. The Debtors’ largest store concentrations are in Texas, Florida, California, Virginia, Georgia, and North Carolina. Since filing, the Debtors have commenced store closing sales at approximately 200 store locations and have closed their Phoenix distribution facility.

(b)	The Debtors Supply and Distribution Chain

The Debtors have historically sourced approximately 80% of their inventory from U.S. vendors and the remaining 20% from foreign vendors. As an off-price retailer, the majority of the Debtors’ inventory acquisitions are opportunistic. However, the Debtors have cultivated long-standing relationships with many key vendors and are at the top of their vendors’ list for buyers in off-price transactions. The Debtors also direct-source a smaller percentage of their inventory from certain vendors and/or manufacturers. The Debtors’ expert merchant team is responsible for keeping and maintaining relationships with the Debtors’ broad vendor base. The Debtors’ relationships with their vendors, as well as the Tuesday Morning reputation in the market as a preferred off-price inventory buyer, is crucial to the Debtors’ ongoing success.

 4 As discussed more fully in Section V.C of the Disclosure Statement, Tuesday Morning Corporation’s common stock has been suspended from trading and delisted from the NASDAQ and currently trades over the counter in the OTC Pink Market under the symbol “TUESQ”.

Once inventory has been purchased, the Debtors rely on their distribution chain to facilitate inventory deliveries in a timely and cost-effective manner. In addition to the Debtors’ owned distribution center in Dallas, the Debtors also contract with various third-party logistics providers that provide transportation and warehousing services. One of the Debtors’ key initiatives in recent years has been improving supply-chain efficiency. Improving efficiency allows the Debtors to reduce costs and the time between inventory purchases and in-store placement. The Debtors’ prepetition improvements in this area have further strengthened relationships with suppliers by simplifying the purchase and acquisition process and incentivizing the Debtors’ suppliers to come to the Debtors first to liquidate excess inventory. The Debtors anticipate that the planned reduction in store count will create further supply-chain efficiencies.

(c)	The Debtors’ Peak Sales and Distribution Season

Like many retailers, the Debtors’ peak sales season generally occurs in the quarter ending in December. During the peak selling season, the Debtors experience strong revenues that substantially exceed the Debtors’ fixed and variable costs. The Debtors also have a peak distribution season which typically spans from June through November. During the peak distribution season, the Debtors are focused on sourcing, shipping, and warehousing key inventory to supply the increased customer demand during the peak selling season.

(d)	The Debtors’ Cost Structure

Like most businesses, the Debtors’ cost structure is comprised of certain fixed and variable costs. The Debtors’ largest expense categories are employee-related costs, inventory costs, the costs of shipping and delivering inventory, and costs associated with the Debtors’ real estate leases and similar arrangements. Other key expense categories include taxes, advertising, insurance, and other miscellaneous items. Due to the seasonal nature of the retail industry, the Debtors’ costs fluctuate in certain key categories depending on the time of year.

On the Petition Date, the Debtors employed approximately 1,858 individuals on a full-time basis and 7,151 individuals on a part time basis. Once the Debtors have closed the approximately 200 stores they have either closed or intend to close, the number of the Debtors’ employees will be significantly reduced. Most of the Debtors’ employees work at the Debtors’ stores and the Debtors’ remaining employees primarily work at the Dallas distribution center or the Debtors’ corporate office. During the Debtors’ peak sales season in November and December, the Debtors typically increase their employee headcount in their stores. Similarly, during the peak distribution season the Debtors typically increase their employee headcount in their Dallas distribution center. The Debtors satisfy these seasonal needs by hiring a combination of part-time employees and temporary staff that are typically sourced through a staffing agency. In addition to paying employee wages and salaries, the Debtors also contribute to a number of employee benefit plans providing medical, pharmacy, and other ancillary benefits to qualifying employees. The Debtors’ payroll and other benefit obligations for their employees constitute one of the Debtors’ largest expense categories.

The Debtors own the real property associated with the Dallas distribution center and their corporate offices but lease all of their store locations (other than Store 3 at the Dallas distribution center). One of the Debtors’ largest expense categories is the cost of leasing and otherwise renting space at the stores. Prior to the Petition Date, the Debtors’ average monthly lease obligations were approximately $10 million per month. The Debtors have negotiated with many of their landlords and through those negotiations have obtained a reduction in the monthly rent obligations in connection with many of their leases, subject to assumption of leases. Those negotiated reductions, plus the closure of approximately 200 stores will result in considerable cost savings for the Debtors’ business on a go-forward basis. Other than employee-related costs and lease expenses, the Debtors’ most significant expenses are the costs of acquiring and transporting inventory.

B.            Corporate Information

1.	The Debtors’ Corporate Structure

The chart below depicts the Debtors’ current corporate structure.

2.	Relationship of Debtors and Description of Operations

Tuesday Morning Corporation (“TM Corp.”) is the parent corporation of TMI Holdings. All other Tuesday Morning legal entities operate below TMI Holdings. TM Corp. is otherwise inactive in all taxing jurisdictions. The common stock in Debtor Tuesday Morning Corporation was traded on the NASDAQ under the symbol “TUES” until June 8, 2020 when trading was suspended. The Tuesday Morning Corporation common stock has since been delisted from the NASDAQ and currently trades over the counter in the OTC Pink Market under the symbol “TUESQ”.

TMI Holdings, Inc. (“TMI Holdings”) is an intermediate holding company and is the parent corporation of TMI. TMI Holdings is otherwise inactive in all taxing jurisdictions.

Tuesday Morning, Inc. (“TMI”) is a wholly-owned subsidiary of TMI Holdings. TMI indirectly owns a combined 100 percent interest in TMP (defined below) through its subsidiaries DOTW and NOTW (defined below). TMI functions as an operator of the Tuesday Morning stores and also performs certain strategic functions such as site selection, lease management, advertising, and senior management guidance.

Days of the Week, Inc. (“DOTW”) is a wholly owned subsidiary of TMI and is the general partner of TMP.

Nights of the Week, Inc. (“NOTW”) is a wholly owned subsidiary of TMI and is the limited partner of TMP.

Tuesday Morning Partners, Ltd. (“TMP”) is a limited partnership. TMP is 1-percent owned by DOTW (its general partner) and 99-percent owned by NOTW (its limited partner). TMP provides operational and strategic services to TMI, including merchandising, store design and lay-out, sales planning and allocation, warehousing, and logistics.

Friday Morning, LLC (“FM LLC”) owns the real property associated with the Dallas Distribution Center and the Tuesday Morning corporate offices. Additionally, FM LLC (i) issues and sells prepaid and stored value cards and similar items (in paper, plastic, electronic or other format) that can be redeemed by owners of such cards for the purchase of merchandise and/or services at Tuesday Morning stores and (ii) provides services related to the management and operation of prepaid and stored value card programs, including card processing, manufacturing and regulatory compliance services.

3.	Debtors’ Board of Directors and Management

As of the Petition Date, the following individuals were officers and directors of Tuesday Morning Corporation:

Officers

Name	Title
Steven Becker	Chief Executive Officer
Stacie Shirley	Chief Financial Officer
Phillip Hixon	Executive Vice President, Store Operations
Bridgett Zeterberg	General Counsel
Catherine Davis	Senior Vice President, Marketing

Directors

Name	Title
Terry Burman	Chairman of the Board
Steven Becker	Director
James Corcoran	Director
Barry Gluck	Director
Frank Hamlin	Director
Reuben Slone	Director
Sherry Smith	Director
Richard Willis	Director

C.            Events Leading to the Chapter 11 Cases

1.	COVID-19 Related Disruptions and Store Closures

The key driver for the filing of the Debtors’ Chapter 11 Cases is the COVID-19 pandemic and its related fallout. In March 2020, all of the Debtors’ stores, along with the Debtors’ distribution centers, corporate headquarters, and critical components of the Debtors’ distribution chain, including certain facilities operated by the Debtors’ third party logistics providers, were forced to close due to a combination of health and safety concerns for employees and customers, supply chain disruptions, and government rules and regulations intended to stop or otherwise slow the spread of COVID-19.

The impact of COVID-19 on the Debtors’, their employees, their customers, and many of their vendors and other service providers has imposed unprecedented operational and financial strains on the Debtors and their business. The Debtors do not have an online presence and rely exclusively on in-store sales, and the fallout from COVID-19 resulted in a total cessation of new revenue beginning in March 2020. To address this precipitous decline in revenue, the Debtors immediately began to implement cost-saving measures and to seek alternative sources of liquidity.

Despite the Debtors’ best efforts to control costs, conserve cash, and obtain additional funding, the impact of the pandemic was devastating to the Debtors’ financial status by cutting off the Debtors’ revenues, diminishing the Debtors’ assets, and significantly increasing the Debtors’ liabilities.

2.	Employee Furloughs

The near-cessation of business operations resulting from COVID-19 substantially decreased the Debtors’ labor demands, and the Debtors furloughed most of their store employees, distribution center employees, and many employees working in the Debtors’ corporate headquarters. By furloughing over 95% of their employees, the Debtors were able to materially reduce their operating costs. However, the Debtors still incurred significant COVID-19 related employee costs without the benefit of offsetting sales revenues. For example, even though the Debtors ceased operations during the month of March, the Debtors determined that it was critical to pay benefits for their employees through the end of May or until the Furlough ended. The Debtors also continued to incur costs and obligations in connection with various employee benefit plans, including insurance premiums, claims administration, and other administrative expenses, in order to keep the infrastructure in place to allow the Debtors’ to quickly recommence operations, when appropriate.

3.	Negotiations with Landlords

Rent on the majority of the Debtors’ leases comes due on the first day of each month and is applied to the month in which the rent is paid – i.e. a March 1 rent payment covers the Debtors’ rent obligation for the month of March. The Debtors were current on their March lease obligations when the March closures occurred. By April 1, 2020, when the Debtors’ April rent obligations generally became due, the Debtors had closed all of their leased locations. Moreover, by April 1, 2020, the Debtors, like many other retail businesses, were in a severe liquidity crisis due to the store closings and associated cessation of revenues.

In an effort to maintain lines of communication with their landlords while reserving their rights under the leases and other applicable law, in early April 2020, the Debtors reached out to their landlords and proposed the entry into consensual agreements that would allow the Debtors to defer payment of rent until some period after the Debtors were able to re-open and re-commence normal business operations. Upon receipt of negative feedback from several landlords regarding the proposed abatement, the Debtors offered to pay 50% of April rent in full satisfaction of April rent obligations to the landlords of 460 locations. The Debtors were able to reach agreements with 54 of their landlords regarding rent abatement. The Debtors were unable to reach a formal agreement with the remaining landlords and many of the landlords sent notices of default and/or took more aggressive measures such as filing lawsuits, attempting to lock the Debtors’ out, or taking steps to terminate leases. The mounting pressure from landlords became more intense leading up to the Petition Date. The Debtors did not make the majority of their April and May rent payments, although the Debtors did make full or partial payments of April and/or May rent to over 90 landlords.

4.	Vendor Outreach

To conserve liquidity, the Debtors cancelled a majority of new orders and ceased new inventory acquisitions. The Debtors also substantially ceased payments to vendors on outstanding unpaid invoices. To preserve their relationships with key vendors the Debtors continued to maintain lines of communication to the extent possible to keep their vendors informed of the Debtors’ circumstances and to advise them that the Debtors would not be making scheduled payments in order to preserve liquidity.

5.	Consideration of Emergency Funding Sources

In an effort to blunt the economic effects of the COVID-19 pandemic and the efforts to contain it, the U.S. Congress passed, and the President signed, the Coronavirus Aid, Relief, and Economic Security Act in late March 2020 (the “CARES Act”). Subsequently, the U.S. Federal Reserve announced the establishment of the Main Street Lending Program (the “MSLP”) to support lending to small and medium-sized businesses. 5 The Debtors analyzed the requirements for borrowing under the MSLP and determined that they would not be able to satisfy certain of the requirements, and the limited available funding under the MSLP based on the Debtors’ financials would be insufficient to satisfy the liquidity shortfall confronting the Debtors.

5 The size of the Debtors’ operations excluded them from participating in the Paycheck Protection Program administered by the Small Business Administration under the CARES Act.

6.	Rolling Store Re-Openings

On April 24, 2020, the Debtors reopened 140 locations with reduced operating hours. The Debtors continued re-opening stores on a rolling basis with modified operating hours as appropriate. As of the Petition Date, the Debtors had re-opened 563 of their stores, although with modified operating procedures in place to address COVID-19 related concerns and to comply with applicable laws, government instructions, and best practices to promote the safety of customers and employees. By June 15, 2020, the Debtors had reopened all but one of their 687 store locations.

D.            The Debtors’ Prepetition Restructuring Initiatives

During March 2020, when it became apparent that the Debtors would likely need to close all of their operations and suffer the resultant cessation of revenue, the Debtors retained AlixPartners, LLP (“Alix”) and Haynes and Boone, LLP (“Haynes and Boone”) to advise them regarding the available options to preserve the value of their business and to weather the unprecedented challenges posed by the COVID-19 crisis. Shortly after retaining Alix and Haynes and Boone, the Debtors engaged with the Existing First Lien Agent in discussions regarding the Debtors’ financial circumstances and to explore additional financing options. In late March, the Debtors also engaged Miller Buckfire to provide investment banking services. Specifically, Miller Buckfire was engaged to provide services related to various strategic alternatives for the Debtors, including financing transactions and potential restructurings.

The Debtors’ store closures potentially resulted in a default under a provision of the Existing First Lien Credit Agreement prohibiting the Company from “suspend[ing] the operation of its business in the ordinary course of business.” The Debtors, with the aid of their professionals, engaged with the Existing First Lien Agent and entered into a forbearance agreement in May 2020 (the “Forbearance Agreement”). Pursuant to the Forbearance Agreement, the Existing First Lien Lenders permanently reduced the commitment from $180 million to $130 million and required certain additional prepetition payments, among other terms.

When it became evident that the Debtors required additional sources of financing, the Debtors instructed Miller Buckfire to identify, assess and explore options to address the Debtors’ liquidity concerns. Miller Buckfire was tasked with evaluating and pursuing options to refinance the Existing First Lien Credit Facility, as well as seeking additional financing alternatives, including financings that could be secured by the Debtors’ owned and unencumbered real property (the “Owned Real Property”). As part of its marketing process, Miller Buckfire prepared a “teaser” and contacted over 90 prospective providers of financing. Miller Buckfire solicited interest from potential lenders with respect to a wide spectrum of debtor-in-possession financing arrangements ranging from loans that would pay down the outstanding Existing First Lien Credit Facility obligations in full, subordinated DIP financing, and loans secured by senior liens in the Debtors’ unencumbered assets. Leading up to the Petition Date, 42 parties signed non-disclosures agreements and received an investor presentation and data room access. Of those parties, 19 made follow up diligence requests. Prior to the Petition Date, the Debtors received two proposals for ABL DIP financing and nine proposals related to DIP financing secured by the Owned Real Property. None of the prospective lenders made a proposal to provide subordinated ABL DIP financing.

The first proposal for ABL DIP financing came from the Existing First Lien Lenders. The Debtors and their advisors discussed a variety of different structures with the Existing First Lien Agent and their discussions ultimately focused on a structure where the Existing First Lien Lenders would roll up the obligations under the Existing First Lien Credit Facility into a revolving DIP Facility and extend up to $100,000,000 in postpetition DIP financing. The Debtors and their advisors also discussed the possibility that the Existing First Lien Lenders would provide additional liquidity secured by senior liens in the Owned Real Property, but the Existing First Lien Lenders did not submit a proposal consistent with those discussions. The second proposal for ABL DIP financing was a preliminary proposal and was not received until the evening of May 26, 2020, after the Debtors and the Existing First Lien Agent had reached agreement on a term sheet and a form of DIP order. Notably, the second proposal did not specify an interest rate but stated that the interest rate would be “materially higher than a commercial bank”. The proposal also contemplated that the financing would be secured by the Owned Real Property in addition to the ABL collateral. In light of the lack of detail, the non-binding nature of the proposal, the less favorable interest rate, and the uncertainty associated with re-commencing negotiations when the Debtors’ negotiations with the DIP Agent had already progressed to a near-final stage, the Debtors opted to not pursue entry into an ABL DIP credit agreement with the second prospective lender.

One of the milestones required by the DIP ABL Agent was that the Debtors seek approval of a second DIP loan secured by the Owned Real Property within 30 days of the Petition Date and consummate the second DIP loan within 40 days of the Petition Date. Before the Petition Date, the Debtors had received nine proposals to provide DIP financing secured by senior liens in the Debtors’ Owned Real Property. As of the Petition Date, the Debtors were near terms on an agreement to receive DIP financing secured by senior liens in the Owned Real Property.

ARTICLE V.
DEBTORS’ ASSETS AND LIABILITIES

A.	Prepetition Secured Debt

TMI as lead borrower, and each of the remaining Debtors, as guarantors, the Existing First Lien Agent, and the Existing First Lien Lenders entered into the Existing First Lien Credit Agreement dated as of August 18, 2015 and amended as of January 29, 2019, which provided for the Existing First Lien Credit Facility, a prepetition revolving credit facility in an amount up to $180,000,000.

The Debtors’ obligations under the Existing First Lien Credit Facility are secured by a first priority lien on, inter alia, the Debtors’ accounts receivable, cash, inventory, insurance, and general intangibles. The Debtors’ obligations under the Existing First Lien Credit Agreement and the related guarantees are not secured by the Owned Real Property.

On May 14, 2020, the Debtors entered into the Forbearance Agreement with the Existing First Lien Lenders to address a potential of default resulting from the Debtors suspending their business operations. The Existing First Lien Lenders agreed to not exercise remedies under the Existing First Lien Credit Agreement and applicable law through May 26, 2020. Pursuant to the Forbearance Agreement, the Existing First Lien Lenders permanently reduced the commitment from $180 million to $130 million and required certain additional prepetition payments, among other terms.

Prior to entering into the Forbearance Agreement, the Debtors owed approximately $80,000,000 million in connection with the Existing First Lien Credit Facility, including $8,823,449 in letters of credit. As part of the Forbearance Agreement, the Existing First Lien Agent required the Debtors to pay down approximately $25,000,000 million from the Debtors cash reserves. As of the Petition Date, total funded obligations under the Prepetition Revolving Credit Facility totaled $47,947,700, including $8,823,449 in letters of credit.

B.	Unsecured Debt

In addition to the Debtors’ secured debt obligations under the Prepetition Revolving Credit Facility, the Debtors also owe significant prepetition unsecured debt obligations to many of their vendors and landlords, including unpaid rent obligations during the months leading up to the Petition Date and rejection damages claims in connection with the approximately 200 leases that the Debtors expect to reject.

C.	Equity Interests

Tuesday Morning Corporation is a public company whose common stock, prior to the Petition Date, traded on The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “TUES.” Tuesday Morning Corporation files annual reports and other information with the United States Securities and Exchange Commission (the “SEC”). Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

As of June 30, 2020, 47,346,735 shares of the Tuesday Morning Corporation $0.01 par value stock were issued and outstanding. The Tuesday Morning Corporation Interests also include all outstanding options and other rights to acquire shares of common stock issued under the Company’s long-term incentive plans.

Trading of Tuesday Morning Corporation’s common stock on the NASDAQ was suspended on June 8, 2020 and has not traded on the NASDAQ since that time. On July 1, 2020, the NASDAQ filed a Form 25 to delist the Tuesday Morning Corporation common stock. Since June 8, 2020, the Tuesday Morning Corporation common stock has been trading over the counter in the OTC Pink Market under the symbol “TUESQ”.

As of the Petition Date, no holder held more than 50% of Tuesday Morning Corporation’s outstanding common stock and there were only 4 other holders of the common stock of Tuesday Morning Corporation and any beneficial interest therein who held more than 5% of the Tuesday Morning Corporation outstanding common stock.

D.	Debtors’ Scheduled Amount of Claims

On June 30, 2020, each of the Debtors Filed their Schedules of Assets and Liabilities (i.e., the Schedules of Assets and Liabilities). Pursuant to the Schedules of Assets and Liabilities and based on stipulations in the Interim DIP Financing Order and the DIP Revolving Facility Financing Order, the Debtors have scheduled the following types and amounts of Claims in the Chapter 11 Cases:

Type of Claim	Approximate Total Amount
Administrative Claims	Unknown
Priority Unsecured Tax Claims	$0
Other Priority Unsecured Claims	$0
Secured Tax Claims	$0
Existing First Lien Credit Facility Claims	$100,000
General Unsecured Claims	$116,700,000
Convenience Claims	$8,300,000

The Bar Date was August 28, 2020.

ARTICLE VI.
BANKRUPTCY CASE ADMINISTRATION

A.	First and Second Day Motions

On the Petition Date or soon thereafter, the Debtors Filed a number of motions and pleadings to administer the Chapter 11 Cases in a timely and efficient manner. Pursuant to those motions and pleadings, the Bankruptcy Court entered orders that, among other things:

•	Permitted the joint administration of the Chapter 11 Cases [Docket No. 66];

•	Authorized maintenance of existing corporate bank accounts and cash management system [Docket No. 68];

•	Authorized the Debtors to continue their insurance policies and bond obligations [Docket No. 108];

•	Authorized the Debtors to pay certain prepetition tax obligations [Docket No. 97];

•	Authorized the Debtors to pay certain prepetition obligations owed to foreign creditors, trade claimants and miscellaneous lien holders [Docket Nos. 106 and 330];

•	Designated the Chapter 11 Cases as complex chapter 11 cases [Docket No. 96];

•	Established procedures for payment of estate professionals [Docket No. 453];

•	Authorized the Debtors to employ professionals used in the ordinary course of business [Docket No. 452];

•	Authorized the Debtors to employ Haynes and Boone (bankruptcy counsel) [Docket No. 417], Alix (financial advisor) [Docket No. 418], Miller Buckfire & Co., LLC and Stifel, Nicolaus & Co., Inc. (“Miller Buckfire”) (investment banker) [Docket No. 420]; A&G Realty Partners, LLC (“A&G”) (real estate consultant) [Docket No. 419]; Ernst & Young LLP (“EY”) (audit services) [Docket No. 422]; and Epiq Corporate Restructuring, LLC (“Epiq”) (Claims and balloting agent) [Docket No. 100];

•	Authorized the payment of certain prepetition accrued wages, salaries, medical benefits, and reimbursable employee expenses [Docket No. 69];

•	Authorized the Debtors to maintain and honor prepetition gift cards and customer loyalty programs [Docket No. 107];

•	Preserved value for the Debtors estates by prohibiting utility companies from altering or discontinuing service on account of prepetition invoices [Docket Nos. 198 and 450];

•	Preserved the Debtors’ use of their NOLs by establishing certain procedures for trading in the Debtors’ equity securities [Docket Nos. 98 and 259]; and

•	Extended the time within which the Debtors were required to File the Schedules of Assets and Liabilities and Statements of Financial Affairs [Docket No. 91].

B.	Bar Date for Filing Proofs of Claim

Pursuant to the Court’s order shortening the original bar date [Docket No. 504] (the “Bar Date Order”), the general deadline for filing Proofs of Claim in the Chapter 11 Cases is August 28, 2020 (i.e., the Bar Date) and the deadline for Governmental Units to file a Proof of Claim is November 23, 2020 (the “Governmental Bar Date”). The Bar Date Order shortened the initial bar date and the initial governmental bar date identified in the notices of bankruptcy filing filed at Docket Nos. 63 and 101, which had initially established September 30, 2020 as the general claims bar date and December 29, 2020 as the bar date for governmental units.

In the event that the Debtors amend their Schedules of Assets and Liabilities, the Debtors must give notice of such amendment to the holder of a Claim affected thereby, and the affected Claim holder shall have until the later of the Bar Date or thirty (30) days from the date on which notice of such amendment to the Schedules of Assets and Liabilities is provided. Further, except as otherwise set forth in any order authorizing the rejection of an Executory Contract or Unexpired Lease, in the event that a Claim arises with respect to a Debtor’s rejection of an Executory Contract or Unexpired Lease, the Claim holder shall have until the later of the Bar Date or thirty (30) days after the date any order is entered authorizing the rejection of such Executory Contract or Unexpired Lease to file a Proof of Claim asserting a rejection damages claim.

C.	Meeting of Creditors

The meeting of Creditors required under Bankruptcy Code § 341 was held and concluded on July 2, 2020.

D.	Official Committee of Unsecured Creditors

The U.S. Trustee formed an official committee of unsecured creditors (the “Creditors Committee”) on June 9, 2020 [Docket Nos. 203 and 206]. The Creditors Committee is comprised of five of the Debtors’ general unsecured creditors. The Creditors Committee retained Montgomery McCracken Walker & Rhoads LLP (“Montgomery McCracken”) and Munsch Hardt Kopf & Harr, P.C. (“Munsch Hardt”) as legal counsel and BDO Consulting Group, LLC (“BDO”) as its financial advisor.

E.	Debtor-In-Possession Financing and Use of Cash Collateral

As more fully discussed in Article IV.D, prior to the Petition Date, Miller Buckfire conducted an extensive marketing process to solicit interest from potential lenders with respect to a wide spectrum of financing including debtor-in-possession financing arrangements. Through that marketing process, the Debtors received proposals to provide (i) revolving asset-based DIP financing primarily secured by accounts receivable, cash, inventory, insurance, and general intangibles and (ii) DIP financing primarily secured by the Debtors’ Owned Real Property.

1.	The ABL DIP Facility and Use of Cash Collateral

As more fully discussed in Article IV.D, other than a non-binding preliminary proposal received the day before the Petition Date, the only proposal to provide DIP financing secured by accounts receivable, cash, inventory, insurance, and general intangibles was received from JPMorgan Chase Bank, N.A., the Existing First Lien Agent. The parties’ discussions ultimately focused on a structure where the Existing First Lien Lenders would roll up the obligations under the Existing First Lien Facility into a revolving DIP facility and extend up to $100,000,000 in postpetition DIP financing.

On the Petition Date the Debtors filed their Debtors’ Emergency Motion for Entry of Interim and Final Orders Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 (I) Authorizing Debtors to (A) Use Cash Collateral on a Limited Basis and (B) Obtain Postpetition Financing on a Secured, Superpriority Basis, (II) Granting Adequate Protection, (III) Scheduling a Final Hearing, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 19] (the “DIP Revolving Facility Motion”) and on May 28, 2020, the Court entered the Interim DIP Financing Order [Docket No. 67] approving the DIP Revolving Facility Motion on an interim basis and authorizing the Debtors to enter into the DIP Revolving Facility Credit Agreement, obtain financing under the DIP Revolving Facility, and to continue using cash and cash collateral generated by sales of collateral securing the Existing First Lien Credit Facility and the DIP Revolving Facility. On June 26, 2020, the Court entered the DIP Revolving Facility Financing Order [Docket No. 331] approving the DIP Revolving Facility Motion on a final basis.

The DIP Revolving Facility is a first-lien super-priority revolving credit facility designed to provide the Debtors with the necessary liquidity to continue operating their business and fund their operations, including the expenses of their Chapter 11 Cases, through a revolving credit facility of up to $100,000,000. The DIP Revolving Facility incorporated a gradual “roll-up” feature pursuant to which outstanding obligations under the Existing First Lien Credit Facility would be paid down by sweeping the Debtors’ collections and applying them against prepetition debt under the Existing First Lien Credit Facility while financing the Debtors with DIP advances. All but $100,000 of the prepetition obligations under the Existing First Lien Credit Facility have been paid down.

Paragraph 88 of the DIP Revolving Facility Financing Order incorporates the following milestones (the “DIP Revolving Facility Milestones”) that the Debtors are obligated to achieve (except to the extent extended from time to time with the written consent of the DIP Revolving Facility Agent) in order to remain in compliance under the terms of the DIP Revolving Facility Financing Order and the DIP Revolving Facility Credit Agreement:

(i)	Not later than thirty (30) days after the Petition Date, the Debtors shall have obtained entry of an order by the Court, in form and substance acceptable to the DIP Revolving Facility Agent, granting the DIP Revolving Facility Motion on a final basis;

(ii)	Not later than forty-two (42) days after the Petition Date, the Debtors shall have obtained entry of an order by the Court, in form and substance acceptable to the DIP Revolving Facility Agent, authorizing, upon the occurrence of certain contingencies set forth below, the sale of and approving procedures for a sale of all or substantially all of the Debtors’ assets via an orderly liquidation of the Debtors’ entire chain of stores and all assets relating thereto pursuant to an agreement with a nationally-recognized liquidator acceptable to the DIP Revolving Facility Agent and engaged by the Debtors’ estates (a “Full-Chain Liquidation”), in each case under Bankruptcy Code § 363; and the Full Chain Liquidation shall occur if (a) the Debtors’ Total Liquidity (defined as Availability in the DIP Revolving Facility Credit Agreement) drops below $20,000,000 at any time; (b) the Debtors fail to satisfy the Plan/APA Milestone Date (as defined below); or (c) the Debtors fail to (i) obtain timely the DIP RE Commitment Letter (as defined below) for, and file a motion seeking approval of, a Qualifying DIP RE Facility (as defined in the DIP Revolving Facility Credit Agreement), or (ii) consummate timely any RE Funding (as defined below);

(iii)	Not later than thirty (30) days after the Petition Date, the Debtors shall (a) deliver to the DIP Revolving Facility Agent a fully underwritten commitment letter with commitments thereunder not less than $20,000,000 from an entity other than the DIP Revolving Facility Agent or the DIP Revolving Facility Lenders (the “DIP RE Commitment Letter”) and (b) file a motion seeking approval of the proposed Qualifying DIP RE Facility, in each case acceptable to the DIP Revolving Facility Agent;

(iv)	Not later than forty-four (44) days after the Petition Date, the Qualifying DIP RE Facility shall have been approved and consummated with an entity other than the DIP Revolving Facility Agent or the DIP Revolving Facility Lenders with funding and payment to the DIP Revolving Facility Agent for application to obligations under the Existing First Lien Credit Facility Claims or the DIP Revolving Facility per the formula set forth in the following subsection (v);

(v)	So long as any portion of the Qualifying DIP RE Facility remains unfunded, upon the outstanding balance of the Loans (as such term is defined in the DIP Revolving Facility Credit Agreement) exceeding 35% or more of the Ending Post-Petition DIP Availability (the “RE Draw Trigger”) at any time, there shall be a funding within four (4) business days thereafter under the Qualifying DIP RE Facility and payment to the DIP Revolving Facility Agent for application to obligations under the DIP Revolving Facility an amount equal to the lesser of (x) an amount that would result in the outstanding balance of the Loans being $5,000,000 less than the RE Draw Trigger, or (y) all unfunded amounts available under the Qualifying DIP RE Facility (the “RE Funding”);

(vi)	Assuming a Qualifying DIP RE Facility from an entity other than the DIP Revolving Facility Agent or the DIP Revolving Facility Lenders shall have been consummated timely and any RE Funding (if required) shall have been made, on or before ninety-five (95) days after the Petition Date (the “Plan/APA Milestone Date”), the Debtors shall pursue a plan or sale process in form and substance acceptable to the Agent or which provides Full Satisfaction (as defined in the DIP Revolving Facility Financing Order); provided that the Full-Chain Liquidation shall occur if (a) the Debtors’ Total Liquidity drops below $20,000,000 at any time, (b) the Debtors fail to satisfy timely the Plan/APA Milestone Date, or (c) the Debtors fail to consummate timely any RE Funding (if required);

(vii)	Not later than the Plan/APA Milestone Date, the Debtors shall file with the Court either a (a) qualifying chapter 11 plan, a corresponding qualifying disclosure statement, and a motion seeking approval of the disclosure statement or (b) motion to approve the sale of substantially all of the assets of the Debtors, which shall include the request for entry of an order approving the procedures for such sale and of the proposed sale per the procedures for such sale, in each case, in form and substance acceptable to the Agent;

(viii)	Not later than twenty (20) days after the filing of a qualifying sale motion, the Debtors shall have obtained entry by the Court of a qualifying sale procedures order;

(ix)	Not later than thirty-five (35) days after the filing of a qualifying plan and disclosure statement, the Debtors shall have obtained entry by the Court of an order, in form and substance acceptable to the DIP Revolving Facility Agent, approving the disclosure statement;

(x)	Not later than forty-five (45) days after the filing of a qualifying sale motion, the Debtors shall have obtained entry by the Court of a qualifying sale order;

(xi)	Not later than seventy (70) days after the filing of a qualifying plan and disclosure statement, the Debtors shall have obtained entry by the Court of an order, in form and substance acceptable to the DIP Revolving Facility Agent, confirming the plan; and

(xii)	Contemporaneously with the closing of any sale transaction, the Debtors shall pay to the DIP Revolving Facility Agent the net proceeds of such sale transaction to the full extent of the claims of the Existing First Lien Agent, Existing First Lien Lenders, DIP Revolving Facility Agent, and DIP Revolving Facility Lenders, including, without limitation, principal, interest, fees (including counsel and advisors fees), and costs, except for the Retained Amount (as defined in the DIP Revolving Facility Financing Order) as determined by the DIP Revolving Facility Agent.

The Debtors entered into a stipulation with the DIP Revolving Facility Agent extending the Plan/APA Milestone Date on August 28, 2020 [Docket No. 706] pursuant to which the Plan/APA Milestone Date was extended through September 9, 2020. The Debtors entered into a second stipulation with the DIP Revolving Facility Agent further extending the Plan/APA Milestone Date through September 17, 2020 [Docket No. 796] (the “Second Plan/APA Milestone Extension”). The Creditors Committee filed an objection to the Second Plan/APA Milestone Extension [Docket No. 797] to which the Debtors filed a response [Docket No. 805]. The Creditors Committee has not obtained a setting for the Creditors Committee’s objection. On September 16, 2020, the Debtors filed a third stipulation further extending the Plan/APA Milestone Date through September 24, 2020 [Docket No. 875].

The Debtors are currently in compliance with the DIP Revolving Facility Milestones and are seeking approval of the Disclosure Statement and Confirmation of the Plan on a schedule that complies with the DIP Revolving Facility Milestones to date. The Debtors may extend or otherwise amend future Facility Milestones by agreement of the DIP Revolving Facility Agent.

2.	The DIP Real Estate Facility

One of the DIP Revolving Facility Milestones required the Debtors to seek approval of a Qualifying DIP RE Facility secured by the Debtors’ Owned Real Property within 30 days of the Petition Date and consummate the Qualifying DIP RE Facility within 44 days of the Petition Date. Before the Petition Date, the Debtors received nine proposals to provide DIP financing secured by senior liens in the Debtors’ Owned Real Property. As of the Petition Date, the Debtors had not reached an agreement with any of the prospective lenders but were in the process of negotiating the terms of an agreement to obtain a Qualifying DIP RE Facility secured by the Owned Real Property. After the Petition Date the Debtors received proposals from two additional prospective lenders seeking to provide financing secured by the Owned Real Property, bringing the total number of proposed Owned Real Property lenders to eleven.

On June 16, 2020, the Debtors filed the Debtors’ Emergency Motion Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 for Entry of Final Order (I)  Authorizing Debtors to Obtain Postpetition Term Financing on a Secured, Superpriority Basis, (II) Scheduling a Final Hearing and (III) Granting Related Relief [Docket No. 267] (the “DIP Real Estate Motion”) seeking authorization to enter into a Qualifying DIP RE Facility with BRF Finance Co., LLC (“BRF”) as agent. A hearing on the Initial DIP Real Estate Motion was set for June 26, 2020.

On June 16, 2020, Miller Buckfire received a term sheet from Stabilis Capital Management, LP (and together with certain of its affiliates, “Stabilis”) pursuant to which Stabilis proposed to provide a Qualifying DIP RE Facility at an overall lower cost to the Debtors. In order to obtain the best possible terms, the Debtors removed the DIP Real Estate Motion from the June 26, 2020 agenda, invited BRF and Stabilis to provide best and final offers by July 2, 2020 and filed the Debtors’ Amended Motion Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 for Entry of Final Order (I)  Authorizing Debtors to Obtain Postpetition Term Financing on a Secured, Superpriority Basis and (II) Granting Related Relief [Docket No. 307] (the “Amended DIP Real Estate Motion”) on June 23, 2020, pursuant to which the Debtors: (a) requested a final hearing on the Amended DIP Real Estate Motion for July 8, 2020; (b) advised the Court and parties-in-interest of the new potentially superior proposal from Stabilis; (c) advised the Court and parties-in-interest of the Debtors’ request to Stabilis and BRF to provide final and best offers by July 2, 2020, and (d) requested that at the July 8, 2020 hearing the Court approve the credit facility proposed by BRF or such better offer as might be subsequently received.

On July 2, 2020, the Debtors received proposals from Stabilis and Franchise Group, Inc. (“FGI”). BRF did not provide an updated proposal. After reviewing the proposals from Stabilis and FGI, the Debtors, with the aid of their professionals, determined that the proposal from Stabilis constituted a “Superior Proposal” (as defined in the Amended DIP Real Estate Motion).

On July 6, 2020, the Debtors filed the Supplement to Debtors’ Amended Motion Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 for Entry of Final Order (I) Authorizing Debtors to Obtain Postpetition Term Financing on a Secured, Superpriority Basis and (II) Granting Related Relief [Docket No. 396] (the “Stabilis Supplement”) identifying the new proposal from Stabilis as a Superior Proposal and requesting approval of the Stabilis proposal at the July 8, 2020 hearing.

On July 7, 2020, the Debtors received a subsequent binding competing proposal from FGI to provide a Qualifying DIP RE Facility. After careful review and consideration, the Debtors, with the help of their professionals, determined that the terms of the new proposal from FGI were materially better than the terms of the Stabilis proposal described in the Stabilis Supplement. Although the new FGI proposal was received after the July 2, 2020 date described in the Amended DIP Real Estate Motion, the Debtors determined that, in furtherance of their fiduciary duties, because the new FGI proposal constituted a binding proposal with materially better terms than the terms of the Stabilis proposal, the Debtors should accept the new FGI proposal. Prior to accepting the new FGI proposal, the Debtors contacted Stabilis to inform them of the FGI DIP Proposal and to extend Stabilis the opportunity to provide the Debtors with an updated proposal matching or improving the terms of the new FGI proposal. Stabilis declined to either match or improve the terms of the new FGI proposal.

Prior to the hearing on July 8, 2020, the Debtors filed the Second Supplement to Debtors’ Amended Motion Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 for Entry of Final Order (I) Authorizing Debtors to Obtain Postpetition Term Financing on a Secured, Superpriority Basis and (II) Granting Related Relief [Docket No. 406] (the “FGI Supplement”) identifying the new proposal from FGI as a Superior Proposal and requesting approval of the new FGI proposal at the July 8, 2020 hearing.

On July 10, 2020, the Court entered the Final Order (I) Authorizing Debtors to Obtain Postpetition Term Financing on a Secured, Superpriority Basis and (II) Granting Related Relief [Docket No. 429] (the “DIP Real Estate Facility Order”) approving the Debtors entry into the DIP Real Estate Credit Agreement with FGI and the financing under the DIP Real Estate Facility.

The DIP Real Estate Facility is a senior term loan facility in an aggregate principal amount of $25 million secured by the Owned Real Estate and the superpriority liens and claims described in the DIP Real Estate Facility Order. Pursuant to the terms of the DIP Revolving Facility, upon consummation of the DIP Real Estate Facility, the DIP Revolving Agent and DIP Revolving Lenders received junior liens in the Owned Real Estate. The current maturity date for the DIP Real Estate Facility is April 8, 2021, which may be extended, at the Debtors’ option, to July 8, 2021. The Debtors are currently in compliance with the terms of the DIP Real Estate Facility and believe that they will continue to be in compliance through the Effective Date.

F.	Professionals Employed by the Debtors

Pursuant to orders entered by the Bankruptcy Court, the Debtors have retained the following Professionals to represent the Debtors in the Chapter 11 Cases: Haynes and Boone (bankruptcy counsel) [Docket No. 417], Alix Partners (financial advisor) [Docket No. 418], Miller Buckfire (investment banker) [Docket No. 420]; A&G (real estate consultant) [Docket No. 419]; EY (audit services) [Docket No. 422]; and Epiq (Claims and balloting agent) [Docket No. 100]. The Debtors have also filed an application to retain CBRE, Inc. as its real estate broker [Docket No. 661], which was granted at the omnibus hearing on September 16, 2020.

The Court has approved interim procedures pursuant to which the Debtors’ Professionals may be compensated (except as otherwise addressed in a Professional’s applicable retention order) [Docket No. 453].

The Court has also entered an order authorizing the Debtors to employ and compensate professionals retained by the Debtors to provide professional services in the ordinary course of the Debtors’ business [Docket No. 452].

G.	Store Closing Sales and Lease Rejections

Through these Chapter 11 Cases, the Debtors have liquidated (and continue to liquidate) the existing inventory and other assets at less productive locations through store closing sales (“Store Closing Sales”). The Debtors’ board of directors and management have considered a number of strategic alternatives to improve the Debtors’ operations and improve the Debtors’ financial position. As part of their analysis, leading up to the Petition Date, the Debtors and their advisors conducted a company-wide review of operational and sales performance of each store and identified an initial list of 132 locations that were less productive and that should be closed. In addition to generating additional cash flow through the Store Closing Sales, the Debtors believe that the closures will result in additional cost savings in the form of reduced rent, labor, and other administrative costs and will facilitate the further optimization of the Debtors’ distribution chain.

Prior to the Petition Date, the Debtors engaged Great American Group, LLC (“Great American”) as their liquidation consultant to assist the Debtors in overseeing Store Closing Sales.

1.	The Store Closing Procedures Motion

On the Petition Date, the Debtors filed the Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Assume the Consulting Agreement; (II) Approving Procedures for Store Closing Sales; (III) Approving the Sale of Store Closure Assets Free and Clear of All Liens, Claims and Encumbrances; (IV) Waiving Compliance with Applicable State Laws and Approving Dispute Resolution Procedures; (V) Approving Procedures to Conduct Sales in Additional Closing Stores; and (VI) Granting Related Relief [Docket No. 18] (the “Store Closing Procedures Motion”) pursuant to which the Debtors’ requested (i) approval of liquidating and store closing procedures to allow the Debtors to conduct liquidating sales at, and to close, those stores that the Debtors decide to close during the Chapter 11 Cases, (ii) authorization to assume the Debtors’ consulting agreement with Great American and to pay the amounts owed under the consulting agreement without further approvals or orders from the Court, (iii) authorization to commence liquidating procedures for the initial list of 133 store locations (the “Wave 1 Stores”), and (iv) approval of notice procedures for designating additional stores to be closed.

On May 29, 2020, the Court entered the Interim Order Granting Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Assume the Consulting Agreement; (II) Approving Procedures for Store Closing Sales; (III) Approving the Sale of Store Closure Assets Free and Clear of All Liens, Claims and Encumbrances; (IV) Waiving Compliance with Applicable State Laws and Approving Dispute Resolution Procedures; (V) Approving Procedures to Conduct Sales in Additional Closing Stores; and (VI) Granting Related Relief [Docket No. 109] (the “Interim Store Closing Procedures Order”) approving the Store Closing Procedures Motion on an Interim Basis. The Store Closing Procedures Motion was approved on a final basis on June 9, 2020 through the Court’s entry of the Final Order Granting Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Assume the Consulting Agreement; (II) Approving Procedures for Store Closing Sales; (III) Approving the Sale of Store Closure Assets Free and Clear of All Liens, Claims and Encumbrances; (IV) Waiving Compliance with Applicable State Laws and Approving Dispute Resolution Procedures; (V) Approving Procedures to Conduct Sales in Additional Closing Stores; and (VI) Granting Related Relief [Docket No. 197] (the “Final Store Closing Procedures Order”).

Store Closing Sales commenced during the first week of June 2020. Store Closing Sales at the Wave 1 Stores were completed on or prior to July 31, 2020. On July 16, 2020, the Debtors filed the Debtors’ Notice of Additional Closing Stores (Wave 2) [Docket No. 462] (the “Wave 2 Notice”) notifying parties-in-interest that the Debtors would commence Store Closing Sales at an additional sixty-six (66) stores (the “Wave 2 Stores”). Store Closing Sales at Wave 2 Stores commenced during the week of July 20, 2020. The Store Closing Sales at the Wave 2 Stores have all been completed.

2.	Lease Rejections

After completing the Store Closing Sales, the Debtors have, or will, reject or otherwise assign the leases associated with the Wave 1 Stores and the Wave 2 Stores. On July 8, 2020, the Debtors filed the Debtors’ Motion for Entry of an Order (I) Authorizing and Approving Procedures to Reject or Assume Executory Contracts and Unexpired Leases, (II) Abandoning Property at Rejected Premises, and (III) Granting Related Relief [Docket No. 415] (the “Lease Procedures Motion”) requesting, inter alia, approval of certain procedures for assuming and rejecting unexpired leases and executory contracts. On August 5, 2020, the Court entered the Order (I) Authorizing and Approving Procedures to Reject or Assume Executory Contracts and Unexpired Leases, (II) Abandoning Property at Rejected Premises, and (III) Granting Related Relief [Docket No. 558] (the “Rejection Procedures Order”).

The Debtors have filed three omnibus lease rejection motions [Docket Nos. 352, 477, 480] requesting authority to reject the leases associated with all of the Wave 1 Stores. The Debtors have also filed six lease and/or contract rejection notices pursuant to the Rejection Procedures Order, with respect to all of the Wave 2 Stores and other miscellaneous unexpired leases and executory contracts. While the Debtors may identify additional leases to be rejected, the Debtors anticipate that the majority of the leases for their remaining stores will be assumed through the Plan.

H.	Lease Negotiations

Prior to the Petition Date, the Debtors retained A&G as their real estate consultant and advisor to, among other things, consult with the Debtors regarding the Debtors’ goals and objectives with respect to their leases and to negotiate with the Debtors’ landlords in obtaining lease modifications and related relief.

On June 2, 2029, the Debtors filed an application to retain A&G as its real estate consultant and advisor [Docket No. 139] which was approved by the Court’s order entered on July 9, 2020 [Docket No. 419] (the “A&G Retention Order”). Pursuant to the terms of the A&G Retention Order, A&G has been assisting the Debtors in their negotiations with landlords. Since the Petition Date, the Debtors have entered into numerous lease amendments to address, among other things, modifications to the length of existing lease terms, rent reductions, rent abatement, including with respect to the COVID-related store closings during the prepetition period. Through their lease negotiations, the Debtors were able to achieve relief in many instances which resulted in the Debtors’ decision to keep certain stores that would have otherwise been included as part of the Store Closing Sales.

The Plan Supplement will contain a Schedule of Assumed Contracts and Leases (as may be subsequently amended or supplemented) which will include the unexpired leases and executory contracts that the Debtors will seek to assume, including any leases that have been amended or modified since the Petition Date.

I.	Contingent Liquidation Motion

The DIP Revolving Facility Financing Order provided that upon the occurrence of any of the following circumstances the Debtors would be required to commence a Full-Chain Liquidation to liquidate the inventory in all of their stores (each a “Full-Chain Liquidation Trigger” and collectively, the “Full-Chain Liquidation Triggers”): (a) the Debtors’ Total Liquidity drops below $20,000,000 at any time, (b) the Debtors fail to satisfy timely the Plan/APA Milestone Date (including the requirement that the Debtors obtain confirmation of a plan not later than 70 days after the plan is filed), or (c) the Debtors fail to consummate timely any RE Funding (if required). Certain of the DIP Revolving Facility Milestones required that within 42 days of the Petition Date the Debtors must seek and obtain approval of an order authorizing procedures that would be followed upon the occurrence of one or more of the Full-Chain Liquidation Triggers (the “Contingent Sale Motion Milestones”).

To comply with the Contingent Sale Motion Milestones, on June 3, 2020, the Debtors filed the Debtors’ Motion for Entry of an Order Authorizing Contingent Sale Procedures in Adherence to the DIP Financing Milestones [Docket No. 152] (the “Contingent Liquidation Motion”). As more fully described in the Contingent Liquidation Motion, through the motion the Debtors requested authority to apply the same general procedures approved in the Final Store Closing Sales Order to conduct a Full-Chain Liquidation upon the occurrence of a Full-Chain Liquidation Trigger. On July 8, 2020, the Court entered its order approving the relief requested in the Contingent Liquidation Motion [Docket No. 413] (the “Contingent Liquidation Order”).

To date, the Debtors remain in compliance with the terms of the DIP Revolving Facility, including the Contingent Sale Motion Milestones. The Debtors anticipate that they will continue to remain in compliance with the Contingent Sale Milestones as long as the Plan is Confirmed. The Debtors’ failure to obtain confirmation of the Plan within 70 days of the Plan filing date, however, would constitute a Full-Chain Liquidation Trigger. Absent an agreement by the DIP Revolving Facility Agent to waive such a Full-Chain Liquidation Trigger, the Debtors would be required to commence the Full-Chain Liquidation of all of their stores within seven days of the occurrence of a Full-Chain Liquidation Trigger.

J.	Motion to Appoint an Equity Committee

On June 12, 2020, Kevin Barnes (“Mr. Barnes”), acting pro se in his capacity as a holder of common stock in Tuesday Morning Corporation, filed a motion seeking the appointment of an official committee of equity security holders under Bankruptcy Code § 1102 [Docket No. 229] (the “Barnes Equity Committee Motion”). Joinders to the Barnes Equity Committee Motion were filed by Delta Value Group Investment Partnership, LP [Docket No. 289] (“DVG”) and Daniel Bretthauer [Docket No. 360] (collectively, the “Joinders”). On June 23, 2020, Jeremy Blum (“Mr. Blum”), acting pro se in his capacity as a holder of common stock in Tuesday Morning Corporation, also filed a letter requesting the appointment of an equity committee [Docket No. 373] (the “Blum Equity Committee Motion” and together with the Barnes Equity Committee Motion, the “Equity Committee Motions”). A hearing on the Equity Committee Motions and the Joinders was set for July 8, 2020.

On July 6, 2020, the Debtors [Docket No. 389] and the Creditors Committee [398] each filed an objection to the Equity Committee Motions. The DIP Revolving Facility Agent filed a joinder to the Debtors’ objection [Docket No. 400].

After hearing arguments and evidence at the July 8, 2020 hearing on the Equity Committee Motions, the Court denied the Equity Committee Motions [Docket No. 455] without prejudice.

On July 10, 2020, Mr. Blum filed a letter with the court requesting the appointment of an ad hoc equity committee with a budget of $300,000 for payment of the ad hoc committee’s attorneys’ fees ostensibly to be funded by the Debtors estates [Docket No. 433] (the “Ad Hoc Equity Committee Motion”). A hearing on the Ad Hoc Committee Motion was initially set for August 19, 2020. On August 17, 2020, Mr. Blum filed an amended motion modifying his request to approve the appointment of an ad hoc committee to make it a request to appoint an official equity committee [Docket No. 616] (the “Second Equity Committee Motion”). Because the relief requested in the Second Equity Committee Motion was substantively different than the relief requested in the Ad Hoc Equity Committee Motion, the Court set the hearing on the Second Equity Committee Motion to September 8, 2020. Several additional joinders to the Second Equity Committee Motion were filed. The Debtors [Docket No. 784] and the DIP Revolving Facility Agent [Docket No. 788] each filed an objection to the Second Equity Committee Motion. After hearing evidence and argument in connection with the Second Equity Committee Motion at the September 8, 2020 hearing, the Court took the matter under advisement. The Court issued an oral ruling on the Second Equity Committee Motion on September 14, 2020 denying the Second Equity Committee Motion. However, on September 18, 2020, the Court entered a sua sponte order directing the appointment of a committee of equity security holders [Docket No. 892].

K.	Motion to Sell Phoenix Distribution Center Equipment

On August 26, 2020, the Debtors filed a motion to sell substantially all of the equipment at the Phoenix distribution center [Docket No. 664] (the “Phoenix Equipment Sale Motion”). Prior to filing the Phoenix Equipment Sale Motion, the Debtors solicited bids from a number of potentially interested parties and determined that the bid from DC Liquidators, LLC (“DC”) was the highest and best bid. Through the Phoenix Equipment Sale Motion, the Debtors disclosed that they intended to reject the Phoenix distribution center lease as of October 31, 2020 unless DC had failed to complete the disassembly and removal of the Phoenix distribution center equipment by October 31, 2020. The monthly rent obligation is $235,000. The agreement between the Debtors’ and DC provided for a penalty of $2,500 per day for each day after October 31, 2020 that DC failed to complete the disassembly and removal work. The Creditors Committee [Docket No. 702] and the Debtors’ landlord for the Phoenix distribution center lease [Docket No. 707] each filed limited objections to the Phoenix Equipment Sale Motion. The key objection raised by each party related to DC’s deadline for completing the removal work and each party requested that the agreement with DC include an October 31, 2020 “drop dead” date for completing the disassembly and removal work. The Debtors advocated for approval of the Phoenix Equipment Sale Motion without the drop-dead date on the basis that no other prospective buyer had offered a higher purchase price and each of the other prospective buyers would require more time to disassemble and remove the equipment beyond October 31, 2020. The Court held a hearing on the Phoenix Equipment Sale Motion on August 28, 2020 and at the request of the Debtors and the landlord continued the hearing to August 31, 2020 to allow the Debtors and the landlord to negotiate a resolution of various issues surrounding rejection of the Phoenix distribution center lease. The parties were unable to reach an agreement prior to August 31, 2020, although they continue to engage in discussions to resolve the lease rejection issues. The Court approved the Phoenix Equipment Sale Motion at the August 31, 2020 hearing over the objection of the Creditors Committee and the landlord [Docket No. 740].

L.	Sale Process and Bidding Procedures

The Debtors and their professionals, including Miller Buckfire, have been engaged in an extensive marketing process to solicit offers from prospective buyers interested in purchasing substantially all of the Debtors’ assets, providing exit financing to the Debtors, or otherwise providing financial support for the Debtors’ emergence from Chapter 11. As part of the marketing process, the Debtors have entered into non-disclosure agreements with, and circulated a CIM to, 40 prospective buyers who have been granted access to a data room, provided substantial follow-up information to facilitate due diligence requests, and held management presentations with certain of the potential acquirers. Due to these efforts, the Debtors have received certain indications of interest and non-binding letters of intent from a number of parties.

In light of the extensive marketing process and diligence completed to date, the Debtors, in consultation with their professionals, have concluded that: (i) filing a plan of reorganization and disclosure statement while at the same time conducting an open marketing and sale process is the best way to maximize value for the Debtors and their estates under the circumstances. To that end, contemporaneously with the filing of the Plan and Disclosure Statement, the Debtors intend to file the Debtors’ Expedited Motion Pursuant to Bankruptcy Code §§ 105(a), 363, and 365, and Bankruptcy Rules 2002, 6004, and 6006, for Entry of an Order (A) Approving Sale and Bidding Procedures in Connection with a Potential Sale of Assets of the Debtors, (B) Authorizing the Sale of Assets Free and Clear of All Liens, Claims, Encumbrances, and Other Interests, and (C) Granting Related Relief (the “Bidding Procedures Motion”). The Debtors believe that concurrent prosecution of a plan and a court-approved process for bidding and potential sale of substantially all of their assets will allow the Debtors to assess the relative benefits of a plan of reorganization or a sale.

ARTICLE VII.
DESCRIPTION OF THE PLAN

A.            Introduction

A summary of the principal provisions of the Plan and the treatment of Classes of Allowed Claims and Allowed Interests is outlined below. The summary is entirely qualified by the Plan. This Disclosure Statement is only a summary of the terms of the Plan.

B.            Classification in General

The Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below and in Article III of the Plan in accordance with Bankruptcy Code §§ 1122 and 1123(a)(1). A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

C.            Grouping of Debtors for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment of Claims and Interests under the Plan and confirmation of the Plan. Although the Plan applies to all of the Debtors, the Plan constitutes seven (7) distinct Plans, one for each Debtor, and for voting and distribution purposes, each Class of Claims will be deemed to contain sub-classes for each of the Debtors, to the extent applicable. To the extent there are no Allowed Claims or Interests with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor. Except as otherwise provided herein, to the extent a holder has a Claim that may be asserted against more than one Debtor, the vote of such holder in connection with such Claims shall be counted as a vote of such Claim against each Debtor against which such holder has a Claim. The grouping of the Debtors in this manner shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any Assets, and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities.

D.            Designation of Claims and Interests/Impairment

The following are the Classes of Claims and Interests designated under the Plan. In accordance with Bankruptcy Code § 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Compensation Claims, and Priority Unsecured Tax Claims are not classified. No distribution shall be made on account of any Claim that is not Allowed.

Classes of Claims against and Interests in the Debtors are designated as follows:

Class – 1     Other Priority Unsecured Claims

Class - 2     Other Secured Claims

Class - 3     Secured Tax Claims

Class - 4     Existing First Lien Credit Facility Claims

Class - 5     General Unsecured Claims

Class - 6     Convenience Claims

Class - 7     Intercompany Claims

Class - 8     Tuesday Morning Corporation Interests

Class - 9     Intercompany Interests

Claims in Classes 1, 2, 3, 4, 5, 6, and 8 are Impaired and will be entitled to vote on the Plan.

Claims in Class 7 may be (i) Unimpaired, in which case the Holders of Claims in Class 7 will not be entitled to vote, or (ii) Impaired and deemed to reject the Plan, in which case the Holders of Claims in Class 7 will also not be entitled to vote.

Interests in Class 9 are Unimpaired under the Plan and will be reinstated. Pursuant to Bankruptcy Code § 1126(f), holders of Claims in Class 9 are conclusively presumed to have accepted the Plan and are therefore not entitled to vote to accept or reject the Plan.

E.            Allowance and Treatment of Administrative Claims and Priority Claims

1.	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Compensation Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); or (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 10 days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter.

Except for Professional Compensation Claims, DIP Revolving Facility Claims, DIP Real Estate Facility Claims, and unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors no later than the Administrative Claim Bar Date. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (1) 30 days after the Effective Date and (2) 30 days after the Filing of the applicable request for payment of the Administrative Claims, if applicable. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts, if any, of Administrative Claims shall be determined by, and satisfied in accordance with an order of, the Bankruptcy Court.

Holders of Administrative Claims that are required to File and serve a request for such payment of such Administrative Claims that do not File and serve such a request by the Administrative Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date without the need for any objection from the Reorganized Debtors or any action by the Bankruptcy Court.

2.	DIP Revolving Facility Claims

The DIP Revolving Facility Claims shall be Allowed in an amount equal to the amount of such DIP Revolving Facility Claims accrued or incurred as of the Effective Date, subject to the provisions of the DIP Financing Order. Except to the extent that a holder of an Allowed DIP Revolving Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Revolving Facility Claim, each such Allowed DIP Revolving Facility Claim shall be Paid in Full in Cash by the Debtors on the Effective Date, without setoff, deduction or counterclaim, in accordance with the terms of the Payoff Letter. Upon the indefeasible Payment in Full of the DIP Revolving Facility Claims, on the Effective Date, all liens and security interests granted to secure such Allowed DIP Revolving Facility Claims shall be terminated and of no further force and effect.

3.	DIP Real Estate Facility Claims

The DIP Real Estate Facility Claims shall be Allowed in the amount of such DIP Real Estate Facility Claims accrued or incurred as of the Effective Date. Except to the extent that a holder of an Allowed DIP Real Estate Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Real Estate Facility Claim, each holder of an Allowed DIP Real Estate Facility Claim shall be Paid in Full in Cash by the Debtors on the Effective Date without setoff, deduction or counterclaim, in accordance with the terms of the Payoff Letter. Upon the indefeasible Payment in Full of the DIP Real Estate Claims in accordance with the terms of the Plan, on the Effective Date, all liens and security interests granted to secure such Allowed DIP Real Estate Facility Claims shall be terminated and of no further force and effect.

4.	Professional Compensation Claims

(a)	Final Fee Applications and Payment of Professional Compensation Claims

All requests for payment of Professional Compensation Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than the Professional Compensation Claim Bar Date; provided, however, that Ordinary Course Professionals shall be compensated in accordance with the terms of the Ordinary Course Professionals Order. Objections to Professional Compensation Claims must be Filed and served on the Reorganized Debtors and the Professional to whose application the objections are addressed no later than the Professional Compensation Claim Objection Deadline. The Bankruptcy Court shall determine the Allowed amounts of such Professional Compensation Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. On the Effective Date, the Reorganized Debtors shall establish the Professional Compensation Claim Reserve for payment of Allowed Professional Compensation Claims and shall pay such Professional Compensation Claims in Cash in the amount the Bankruptcy Court allows from such reserve and from the Reorganized Debtors’ Cash.

(b)	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with Bankruptcy Code §§ 327 through 331, 363, and 1103 in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

5.	Priority Unsecured Tax Claims

Except to the extent that a holder of an Allowed Priority Unsecured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Unsecured Tax Claim, each holder of such Allowed Priority Unsecured Tax Claim shall be treated in accordance with the terms set forth in Bankruptcy Code § 1129(a)(9)(C); provided, however, that the Reorganized Debtors shall have the right to pay any Allowed Priority Unsecured Tax Claim, or the remaining balance of any such Claim, in full in Cash at any time on or after the Effective Date, without premium or penalty.

F.            Allowance and Treatment of Classified Claims and Interests

It is not possible to predict precisely the total amount of Claims in a particular Class or the distributions that will ultimately be paid to holders of Claims in the different Classes because of the variables involved in the calculations (including the results of the Claims objection process).

1.	Allowance and Treatment of Other Priority Unsecured Claims (Class-1)

This Class includes any Allowed Unsecured Claim entitled to priority status pursuant to Bankruptcy Code § 507(a) of the Bankruptcy Code that is not (a) an Administrative Claim, (b) a Professional Compensation Claim, or (c) a Priority Unsecured Tax Claim. For example, certain obligations owed to the Debtors’ employees for wages, salaries, benefits, and reimbursable expenses that accrued during the 180 days prior to the Petition Date may be entitled to priority treatment under Bankruptcy Code § 507(a)(4) or (5) and if so would be treated as Claims in Class 1.

At the option of the applicable Debtor, each holder of an Allowed Other Priority Unsecured Claim shall receive, on or after the Effective Date, except to the extent that a holder of an Allowed Other Priority Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Priority Unsecured Claim, the following: (i) Payment in full in Cash of its Allowed Class 1 Claim; or (ii) Such other treatment as is consistent with the requirements of Bankruptcy Code section 1129(a)(9). The estimated total amount of Allowed Class 1 Claims is $0.

2.	Allowance and Treatment of Other Secured Claims (Class - 2)

This Class includes any Allowed Secured Claim that is not a DIP Revolving Facility Claim, DIP Real Estate Facility Claim, Secured Tax Claim, Existing First Lien Credit Facility Claim, or an Existing Second Lien Claim. Other Secured Claims shall not include any such Claims secured by Liens that are avoidable, unperfected, subject to subordination, or otherwise unenforceable.

At the option of the applicable Debtor, each holder of an Allowed Other Secured Claim shall receive, on or after the Effective Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Secured Claim, the following: (i) Payment in full in Cash of its Allowed Class 2 Claim; (ii) The collateral securing its Allowed Class 2 Claim; provided, however, any collateral remaining after satisfaction of such Allowed Class 2 Claim shall revest in the applicable Reorganized Debtor pursuant to the Plan; or (iii) Reinstatement of its Allowed Class 2 Claim. The estimated total amount of Allowed Class 2 Claims is $200,000.

3.	Allowance and Treatment of Secured Tax Claims (Class - 3)

This Class includes any Allowed Secured Claim for taxes held by a Governmental Unit, including cities, counties, school districts, and hospital districts, (a) entitled by statute to assess taxes based on the value or use of real and personal property and to obtain an encumbrance against such property to secure payment of such taxes or (b) entitled to obtain an encumbrance on property to secure payment of any tax claim specified in Bankruptcy Code § 507(a)(8). Secured Tax Claims shall not include any such Claims secured by liens/security interests that are avoidable, unperfected, subject to subordination, or otherwise unenforceable.

At the option of the applicable Debtor, each holder of an Allowed Secured Tax Claim shall receive, on or after the Effective Date, except to the extent that a holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Secured Tax Claim, the following: (i) Payment in full in Cash of its Allowed Class 3 Claim; (ii) The collateral securing its Allowed Class 3 Claim; provided, however, any collateral remaining after satisfaction of such Allowed Class 3 Claim shall revest in the applicable Reorganized Debtor pursuant to the Plan; or (iii) Such other treatment consistent with the requirements of Bankruptcy Code § 1129(a)(9). The estimated total amount of Allowed Class 3 Claims is $0 as the Debtors have generally been paying Tax Claims as they come due in the ordinary course of business.

4.	Allowance and Treatment of Existing First Lien Credit Facility Claims (Class - 4)

This Class includes any Allowed Claim held by any of the Existing First Lien Lenders arising under or relating to the Existing First Lien Credit Documents, including any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the Existing First Lien Credit Documents, minus any portion of the Existing First Lien Credit Facility Claims that have been repaid or rolled into the Administrative Expense Claims pursuant to the DIP Orders or otherwise paid during the case.

Each holder of an Allowed Existing First Lien Credit Facility Claim shall receive, except to the extent that a holder of an Allowed Existing First Lien Credit Facility Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Existing First Lien Credit Facility Claim, Payment in Full, in Cash, of its Allowed Class 4 Claim plus any and all fees, interest (both pre and post-Petition Date), and reimbursement of expenses, and any other amounts owed or arising under the Existing First Lien Credit Documents through the time of Payment in Full, in three equal installments to be paid on the 30th, 60th, and 90th days after the Effective Date (each a “Payment Date”). If a Payment Date does not fall on a Business Day, such Payment Date shall be extended to the next Business Day. All liens and security interests granted to secure such Allowed Existing First Lien Credit Facility Claims shall be retained until such payments shall have been made. Further, in the event that the Existing First Lien Agent is the agent for the New ABL Credit Facility, it shall retain the lines and security interests securing the Existing First Lien Credit Facility Claims after such payments are made and have such liens and security interests secure the New ABL Credit Facility. The estimated total amount of Allowed Class 4 Claims is $100,000.

5.	Allowance and Treatment of General Unsecured Claims (Class - 5)

This Class includes any Allowed Unsecured Claim that is not: (a) an Administrative Claim; (b) a Professional Compensation Claim; (c) a Priority Unsecured Tax Claim; (d) an Other Priority Unsecured Claim; or (e) an Intercompany Claim.

On the Effective Date, each holder of a General Unsecured Claim shall receive, except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Existing General Unsecured Claim, its Pro Rata share of (i) the General Unsecured Cash Fund and (ii) the General Unsecured Bonds. The estimated total amount of Allowed Class 5 Claims is $116,700,000.

6.	Allowance and Treatment of Convenience Claims (Class – 6)

This Class includes an Allowed General Unsecured Claim with a Face Amount equal to or less than $25,000.

Except to the extent that a holder of an Allowed Convenience Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Convenience Claim, each holder of an Allowed Class 6 Claim shall receive the Convenience Claim Distribution. The estimated total amount of Allowed Class 6 Claims is $8,300,000.

7.	Allowance and Treatment of Intercompany Claims (Class - 7)

This Class includes any Claim held by a Debtor or an Affiliate against a Debtor.

On the Effective Date, Class 7 Claims shall be, at the option of the Debtors, with the consent of the Required Investor Parties, either Reinstated or cancelled and released without any distribution.

8.	Allowance and Treatment of Tuesday Morning Corporation Interests (Class - 8)

This Class includes any Interest in Tuesday Morning Corporation that existed immediately before the Effective Date.

On the Effective Date, Class 8 Interests shall be reinstated subject to dilution as otherwise provided for in the Plan.

9.	Allowance and Treatment of Intercompany Interests (Class - 9)

This Class includes any Interest in a Debtor, other than Tuesday Morning Corporation, held by another Debtor or by a non-debtor Affiliate of a Debtor.

Intercompany Interests shall receive no distribution and shall be Reinstated for administrative purposes only at the election of the Reorganized Debtors.

G.            Procedures for Resolving Contingent, Unliquidated, and Disputed Claims

1.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors, with respect to all Interests and Claims shall have the authority to: (1) File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Interests or Claims immediately prior to the Effective Date.

2.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Disputed Interest that is contingent or unliquidated pursuant to Bankruptcy Code § 502(c) for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

3.	Adjustment to Claims or Interests without Objection

Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.

4.	Time to File Objections to Claims

Except as otherwise specifically provided in the Plan, any objections to Claims shall be Filed on or before the later of (1) 180 days after the Effective Date and (2) such other period of limitation as may be specifically fixed by a Final Order of the Bankruptcy Court for objecting to such claims.

5.	Disallowance of Claims or Interests

Except as otherwise specifically provided in the Plan, any Claims or Interests held by Entities from which property is recoverable under Bankruptcy Code §§ 542, 543, 550, or 553, or that is a transferee of a transfer avoidable under Bankruptcy Code §§ 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a), shall be deemed disallowed pursuant to Bankruptcy Code § 502(d), and holders of such Claims or Interests may not receive any distributions on account of such Claims until such time as any objection to those Claims or Interests have been settled or a Bankruptcy Court order with respect thereto has been entered.

All Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim Filed after the Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely Filed by a Final Order.

6.	Amendment to Claims or Interests

On or after the Effective Date, a Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors and any such new or amended Claim or Interest Filed shall be deemed disallowed in full and expunged without any further action; provided, however, that Governmental Units shall not be required to obtain authorization of the Bankruptcy Court or the Reorganized Debtors to File or amend a Proof of Claim prior to November 23, 2020, which is the bar date applicable to Governmental Units pursuant to Bankruptcy Code § 502(b)(9).

7.	No Distributions Pending Allowance

If an objection to a Claim or Interest or portion thereof is Filed as set forth in Article VII.D of the Plan, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or portion thereof unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

8.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Interest (as applicable) in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent, or the Indenture Trustee, as applicable, shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless otherwise required under the Plan or applicable bankruptcy law.

H.            Treatment of Executory Contracts and Unexpired Leases

1.	Assumption and Rejection of Executory Contracts Under the Plan

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, will be deemed assumed, in accordance with the provisions and requirements of Bankruptcy Code §§ 365 and 1123, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed or rejected by the Debtors; (2) are specifically designated on the Schedule of Assumed Contracts and Leases Filed and served prior to commencement of the Confirmation Hearing; (3) are subject to a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; (4) are specifically designated on the Schedule of Rejected Contracts and Leases served prior to the commencement of the Confirmation Hearing; or (5) are the subject of Article IV.O of the Plan.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions or rejections of the Executory Contracts and Unexpired Leases set forth in the Plan, the Schedule of Assumed Contracts and Leases, the Schedule of Rejected Contracts and Leases, pursuant to Bankruptcy Code §§ 365(a) and 1123. Throughout the Chapter 11 Cases, the Debtors have been engaged in negotiations with their landlords. In connection with those negotiations, the Debtors and certain landlords agreed to the terms of amendments for certain applicable Leases. The Schedule of Assumed Contracts and Leases will identify the Leases to be assumed, as modified by such negotiations.

Any motions to reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to Article V.A of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedules identified in Article V of the Plan and in the Plan Supplement at any time through and including the Effective Date.

In the event that an Executory Contract with a Governmental Unit is subject to an assignment by the Debtors, such assignment shall require the consent of the United States, or other applicable governmental entity, to the extent required by applicable non-bankruptcy law.

2.	Indemnification Obligations

All indemnification provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

3.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, (3) the Effective Date, or (4) the date after the Effective Date that the applicable Schedules are altered, amended, modified, or supplemented, but only with respect to any Executory Contract or Unexpired Lease thereby affected. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.D.5 hereof.

4.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to Bankruptcy Code § 365(b)(1), by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code § 365) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by Bankruptcy Code § 365(b)(1) shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. Pursuant to the Approval Order, the Debtors shall provide for notices of proposed assumption and proposed cure amounts and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Upon satisfaction of any applicable Allowed Cure Claims, Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

5.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.

6.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

7.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

8.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Assumed Contracts and Leases or Schedule of Rejected Contracts and Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease under the Plan.

9.	Non-occurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Executory Contracts and Unexpired Leases pursuant to Bankruptcy Code § 365(d)(4).

10.	Contracts and Leases Entered into after the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

I.            Plan Supplement

In addition to considering the Plan and Disclosure Statement, Creditors and Interest holders entitled to vote on the Plan should also carefully consider the Plan Supplement and the documents contained therein which will be filed with the Court no later than five days before the Voting Deadline or such later date as may be approved by the Bankruptcy Court. The Plan Supplement will include, without limitation, the following documents, as applicable (1) New Organizational Documents; (2) either (i) the New ABL Credit Facility Documents or (ii) a commitment letter and term sheet for the New ABL Credit Facility; (3) either (i) the New Real Estate Credit Facility Documents or (ii) a commitment letter and term sheet for the New Real Estate Credit Facility; (4) the Schedule of Assumed Contracts and Leases; (5) the Schedule of Rejected Contracts and Leases; (6) the Schedule of Retained Causes of Action; (7) the Payoff Letter; and (8) the amount of the General Unsecured Cash Fund (each as may be altered, amended, modified, or supplemented from time to time in accordance with the terms of the Plan and in accordance with the Bankruptcy Code and Bankruptcy Rules).

ARTICLE VIII.
MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.            Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

B.            Reorganized Debtors

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt the New Organizational Documents and the Management Incentive Plan, which may take the form of an amendment to the Tuesday Morning Corporation 2014 Long-Term Incentive Plan. For the avoidance of doubt, whether the Management Incentive Plan takes the form of an amendment to the Tuesday Morning Corporation 2014 Long-Term Incentive Plan or constitutes a free-standing plan, all of the Debtors’ obligations under the Tuesday Morning Corporation 2014 Long-Term Incentive Plan shall be assumed by the Reorganized Debtors on the Effective Date. The Reorganized Debtors shall have the authority to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. The Reinstated Tuesday Morning Corporation Interests shall be subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, New Common Stock issued pursuant to existing obligations under the Tuesday Morning Corporation 2014 Long-Term Incentive Plan, or other securities that may be issued after the Effective Date.

C.            Restructuring Transactions

On the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction and shall take any actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, and one or more transactions consisting of inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, which transactions shall be described in the Plan Supplement. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.

D.            Reinstatement of Tuesday Morning Corporation Interests

On the Effective Date, Class 8 Tuesday Morning Corporation Interests shall be reinstated.

E.            Sources of Plan Distributions

Distributions under the Plan shall be made with: (1) Cash on hand, including Cash from operations; (2) the General Unsecured Bonds; and (3) proceeds of the Exit Financing.

1.	New ABL Credit Facility

On the Effective Date, the Reorganized Debtors shall be authorized to enter into the New ABL Credit Facility and execute the New ABL Credit Facility Documents substantially in the form contained in the Plan Supplement, and any related agreements or filing without the need for any further corporate or organizational action and without further action by or approval of the Bankruptcy Court.

Confirmation shall be deemed approval of the New ABL Credit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New ABL Credit Facility, including any and all documents required to enter into the New ABL Credit Facility, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate entry into the New ABL Credit Facility.

On the Effective Date, (a) upon the granting of Liens in accordance with the New ABL Credit Facility, the agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the New ABL Credit Facility Documents; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the New ABL Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the New ABL Credit Facility shall be granted in good faith and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the New ABL Credit Facility Documents.

2.	New Real Estate Credit Facility

On the Effective Date, the Reorganized Debtors shall be authorized to enter into the New Real Estate Credit Facility and execute the New Real Estate Credit Facility Documents substantially in the form contained in the Plan Supplement, and any related agreements or filing without the need for any further corporate or organizational action and without further action by or approval of the Bankruptcy Court. As stated in the Plan, the New Real Estate Credit Facility will be comprised of a senior secured term lending facility secured by the Reorganized Debtors’ owned real estate or a sale-leaseback transaction involving the Debtors’ owned real estate.

Confirmation shall be deemed approval of the New Real Estate Credit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New Real Estate Credit Facility, including any and all documents required to enter into the New Real Estate Credit Facility, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate entry into the New Real Estate Credit Facility and that are in form and substance acceptable to the New ABL Credit Facility Agent.

On the Effective Date, (a) upon the granting of Liens in accordance with the New Real Estate Credit Facility, the agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the New Real Estate Credit Facility Documents; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the New Real Estate Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the New Real Estate Credit Facility shall be granted in good faith and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the New Real Estate Credit Facility Documents.

3.	Vesting of Assets in the Reorganized Debtors

Except with respect to the Liens granted under the New ABL Credit Facility Documents, the New Real Estate Credit Facility Documents or any agreement, instrument, or other document incorporated in the Plan, or as otherwise provided in the Plan, on the Effective Date and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all property in each Estate, all Retained Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Retained Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Failure to include a Cause of Action on the Schedule of Retained Causes of Action shall not constitute a waiver or release of such Cause of Action.

F.            Cancellation of Certain Existing Agreements

On the Effective Date, except to the extent otherwise provided in the Plan (including the Plan Supplement), all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan. For the avoidance of doubt, notwithstanding the foregoing, the Tuesday Morning Corporation Interests and Class 9 Interests will be reinstated on the Effective Date as set forth in Article III.D of the Plan.

Notwithstanding the foregoing, the DIP Real Estate Facility Credit Agreement shall continue in effect to the extent necessary to (i) allow the DIP Real Estate Credit Facility Agent to make distributions to the holders of DIP Real Estate Facility Claims; (ii) permit the DIP Real Estate Facility Agent to appear before the Bankruptcy Court or any other court of competent jurisdiction after the Effective Date; (iii) permit the DIP Real Estate Facility Agent to perform any functions that are necessary to effectuate the foregoing; and (iv) to exercise rights and obligations relating to the interests of the DIP Real Estate Facility Parties.

Notwithstanding the foregoing, the DIP Revolving Facility Credit Agreement and Existing First Lien Credit Agreement shall continue in effect to the extent necessary to (i) allow the DIP Revolving Facility Agent and Existing First Lien Agent, in accordance with Article III of the Plan, to make distributions to the holders of DIP Revolving Facility Claims and Existing First Lien Credit Facility Claims; (ii) permit the DIP Revolving Facility Agent and Existing First Lien Agent to appear before the Bankruptcy Court or any other court of competent jurisdiction after the Effective Date; (iii) permit the DIP Revolving Facility Agent and Existing First Lien Agent to perform any functions that are necessary to effectuate the foregoing; and (v) to exercise rights and obligations relating to the DIP Revolving Facility Parties or interests of the Existing First Lien Lenders or both.

Notwithstanding the foregoing, the Tuesday Morning Corporation Interests and Class 9 Interests will be reinstated on the Effective Date as set forth in Article III.D of the Plan.

G.            Corporate Action

On the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors and officers for the Reorganized Debtors as named in the Plan Supplement; (3) issuance of the General Unsecured Bonds; (4) reinstatement of the Tuesday Morning Corporation Interests; (5) the reinstatement of the Tuesday Morning Corporation Interests; (6) implementation of the Restructuring Transactions; (7) entry into the New ABL Credit Facility Documents, and the New Real Estate Credit Facility Documents, as applicable; (8) adoption of the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).

All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors (as applicable) shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Organizational Documents, the New ABL Credit Facility Documents, the New Real Estate Credit Facility Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV of the Plan shall be effective notwithstanding any requirements under applicable non-bankruptcy law.

H.            New Organizational Documents

On or immediately prior to the Effective Date, the New Organizational Documents shall be adopted as may be necessary to effectuate the transactions contemplated by the Plan. Each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state of incorporation in accordance with the corporate laws of the respective state. The New Organizational Documents will prohibit the issuance of non-voting equity securities, to the extent required under Bankruptcy Code § 1123(a)(6). After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the terms thereof and applicable law. The New Organizational Documents shall be included in the Plan Supplement.

I.            Directors and Officers of the Reorganized Debtors

As of the Effective Date, the terms of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Board, and the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents. The New Board shall initially consist of 5-7 members, each of which shall be designated by the board of directors of Tuesday Morning Corporation. The members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing, and the Reorganized Debtors’ chief executive officer may be a member of the New Board. In accordance with Bankruptcy Code § 1129(a)(5), the identities and affiliations of the members of the New Board and any Person proposed to serve as an officer of the Reorganized Debtors shall be disclosed at or before the Confirmation Hearing, in each case to the extent the identity of such proposed director or officer is known at such time. To the extent any such director or officer of the Reorganized Debtors is an Insider, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

J.            Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers, managers, general partners, and/or members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

K.            Bankruptcy Code § 1146 Exemption

To the fullest extent permitted by Bankruptcy Code § 1146(a), any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the New ABL Credit Facility or the New Real Estate Credit Facility, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of Bankruptcy Code § 1146(c), shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

L.            Director and Officer Liability Insurance

On or before the Effective Date, the Debtors shall purchase and maintain directors’ and officers’ liability insurance coverage for the period following the Effective Date. The Debtors shall use their best efforts to obtain directors and officers liability insurance coverage on terms no less favorable to the insureds than the Debtors’ existing director and officer coverage and with an aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under the existing director and officer coverage upon placement.

M.            Management Incentive Plan

On the Effective Date, the New Board shall adopt the Management Incentive Plan for the Reorganized Debtors.

N.            Employee and Retiree Benefits

Unless otherwise provided herein, all employee wages, compensation, and benefit programs in place for the Debtors’ current employees, as of the Effective Date, shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans consistent with past practice and subject to further modification and amendment as may be deemed appropriate by the Reorganized Debtors in their business judgment. Notwithstanding the foregoing, pursuant to Bankruptcy Code § 1129(a)(13), from and after the Effective Date, all retiree benefits (as such term is defined in Bankruptcy Code § 1114), if any, shall continue to be paid in accordance with applicable law. Nothing herein shall be deemed an assumption of any disputed Claims by the Debtors’ former employees alleging a right to recover severance awards, benefits, or any other form of compensation not explicitly awarded by the Debtors.

O.            Retained Causes of Action

Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code § 1123(b)(3), the Reorganized Debtors shall retain and shall have the exclusive right, authority, and discretion to (without further order of the Bankruptcy Court) determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, or withdraw, or litigate to judgment any and all Retained Causes of Action that the Debtors or the Estates may hold against any Entity, whether arising before or after the Petition Date. The Debtors reserve and shall retain the foregoing Retained Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases.

Unless a Retained Cause of Action is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order of the Bankruptcy Court, the Debtors expressly reserve such Retained Cause of Action (including any counterclaims) for later adjudication by the Reorganized Debtors. Therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Retained Causes of Action (including counterclaims) on or after the Confirmation of the Plan.

P.            Releases, Exculpation, Injunctions, and Related Provisions

1.	Discharge of Debtors

Pursuant to Bankruptcy Code § 1141(d), and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in Bankruptcy Code §§ 502(g), 502(h), or 502(i), in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to Bankruptcy Code § 501; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to Bankruptcy Code § 502; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date. Notwithstanding anything contained herein, the foregoing discharge and release shall not effect a discharge or release with respect to the Debtors’ obligation to pay interest payments on the Existing First Lien Credit Facility Claims.

2.	Release of Liens

Except as otherwise provided in the Plan, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.D.2 of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. On and after the Effective Date, any holder of such Secured Claim (and the applicable agents for such holder), at the expense of the Reorganized Debtors, shall be authorized and directed to release any collateral or other property of any Debtor (including any Cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

Without limiting the automatic release provisions of the immediately preceding paragraph: (i) except for distributions required under Article II.B, Article II.C, and Article III.D.4 of the Plan, no other distribution hereunder shall be made to or on behalf of any Claim holder unless and until such holder executes and delivers to the Debtors or Reorganized Debtors such release of liens or otherwise turns over and releases such Cash, pledge or other possessory liens; and (ii) any such holder that fails to execute and deliver such release of liens within 180 days of the Effective Date shall be deemed to have no Claim against the Debtors or their assets or property in respect of such Claim and shall not participate in any distribution hereunder.

3.	Releases by Debtors

Pursuant to Bankruptcy Code § 1123(b), for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of- court restructuring efforts, intercompany transactions, the Chapter 11 Cases, the Disclosure Statement, the DIP Real Estate Facility, the DIP Revolving Facility, the Plan (including the Plan Supplement), or any Restructuring Transactions, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the DIP Real Estate Facility, the DIP Revolving Facility, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan and (ii) claims and causes of action for actual fraud or willful misconduct.

4.	Releases by Holders of Claims and Interests

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the DIP Real Estate Facility, the DIP Revolving Facility, the Plan (including the Plan Supplement), or any Restructuring Transactions, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan and (ii) claims and causes of action for actual fraud or willful misconduct.

5.	Exculpation

The Exculpated Parties shall not have or incur any liability to any holder of a Claim or Interest, for any act, event, or omission from the Petition Date to the Effective Date in connection with or arising out of the Chapter 11 Cases, the Confirmation of the Plan, the Consummation of the Plan, the administration of the Plan or the assets and property to be distributed pursuant to the Plan (including unclaimed property under the Plan), unless such Entity’s action is determined as (i) bad faith; (ii) actual fraud; (iii) willful misconduct; or (iv) gross negligence, in each case by a Final Order of a court of competent jurisdiction. Each Entity may reasonably rely upon the opinions of counsel, certified public accountants, and other experts or professionals.

6.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.F of the Plan.

7.	Protections against Discriminatory Treatment

Consistent with Bankruptcy Code § 525 and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

8.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to Bankruptcy Code § 502(e)(1)(B), then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding Bankruptcy Code § 502(j), unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Q.            Retention of Jurisdiction

To the fullest extent permitted by applicable law, and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to Bankruptcy Code § 105(a) and 1142 of the Bankruptcy Code, including jurisdiction with respect to the matters more fully described in Article XI of the Plan.

R.            Modifications and Amendments, Revocation, or Withdrawal of the Plan

1.	Modification and Amendments

Except as otherwise specifically provided in the Plan, the Debtors reserve the right, with the consent of the DIP Revolving Facility Agent, to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of Bankruptcy Code § 1127, Bankruptcy Rule 3019, and, to the extent applicable, Bankruptcy Code §§ 1122, 1123, and 1125, each of the Debtors expressly reserves its respective rights, with the consent of the DIP Revolving Facility Agent, to revoke or withdraw, or, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

2.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the Solicitation thereof are approved pursuant to Bankruptcy Code § 1127(a) and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

3.	Revocation or Withdrawal of Plan

The Debtors reserve the right, with the consent of the DIP Revolving Facility Agent, to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE IX.
LEGAL PROCEEDINGS

The following is a summary of material litigation involving the Debtors that existed as of the Petition Date, including potential Claims and Causes of Action that arose as a result of the filing of the Chapter 11 Cases.

A.            Recovery on Preference Actions and Other Avoidance Actions

During the ninety (90) days immediately preceding the Petition Date (the “Preference Period”), while presumed insolvent, the Debtors made various payments and other transfers to Creditors on account of antecedent debts. Some of those payments may be subject to avoidance and recovery as preferential and/or fraudulent transfers pursuant to Bankruptcy Code §§ 329, 544, 545, 547, 548, 549, 550, and 553(b). Because the Debtors are proposing to pay all of their unsecured creditors in full, the Debtors believe that it may be unnecessary to seek avoidance and recovery of preferential transfers under Bankruptcy Code § 547. However, the Debtors are reserving all of their rights with respect to any claims they may hold under Bankruptcy Code §§ 329, 544, 545, 547, 548, 549, 550, and 553(b).

The Debtors’ Statements of Financial Affairs identify the parties who received payments and transfers from the Debtors, which payments and transfers may be avoidable under the Bankruptcy Code. Moreover, the Debtors continue to investigate Causes of Action they may have against third parties. The Debtors have not completed their investigation of potential objections to Claims and recoveries on Causes of Action and there may be additional Claims and Causes of Action possessed by the Debtors.

OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE VIII OF THE PLAN, THE PLAN DOES NOT, AND IS NOT INTENDED TO, RELEASE ANY CAUSES OF ACTION, AVOIDANCE ACTIONS, OR OBJECTIONS TO PROOFS OF CLAIM. ALL SUCH RIGHTS ARE SPECIFICALLY PRESERVED, UNLESS SPECIFICALLY RELEASED UNDER THE PLAN.

B.            Retained Causes of Action

Creditors and other parties in interest should understand that certain legal rights, Claims and causes of action the Debtors may have against them, if any exist, are retained under the Plan for prosecution by the Reorganized Debtors, unless expressly released under the Plan. As such, Creditors and other parties in interest are cautioned not to rely on (i) the absence of the listing of any legal right, Claim or cause of action against a particular Creditor or other party in interest in the Disclosure Statement, Plan, Schedules of Assets and Liabilities, or Statement of Financial Affairs; or (ii) the absence of litigation or demand prior to the Effective Date as any indication that the Debtors or the Reorganized Debtors do not possess or do not intend to prosecute a particular legal right, Claim or Cause of Action if a particular Creditor or other party in interest votes to accept the Plan. It is the expressed intention of the Debtors, through the Plan, to preserve Retained Causes of Action whether now known or unknown.

ARTICLE X.
DISTRIBUTIONS TO CREDITORS

The Debtors, in consultation with their advisors, have reviewed all Claims and undertaken a preliminary reconciliation of Filed Proofs of Claim and scheduled Claims in order to estimate potentially Allowed Claims.

A.            Allowed Administrative Claims

The Debtors have satisfied undisputed Administrative Claims in the ordinary course of business, including any amounts necessary under Bankruptcy Code § 1110 or amounts agreed to in related stipulations. There are Professional Compensation Claims that have not yet been asserted.

Bankruptcy Code § 503(b)(9) grants administrative priority for the value of any goods received by a debtor within twenty (20) days before the commencement of the case in which the goods have been sold to a debtor in the ordinary course of the debtor’s business (“503(b)(9) Claims”). The Debtors are not aware of any 503(b)(9) Claims. Other than Professional Compensation Claims and ordinary course expenses covered by the budget for the DIP Revolving Facility, the Debtors have not received any demands for Administrative Claims.

B.            Allowed Priority Unsecured Tax Claims and Allowed Secured Tax Claims

Bankruptcy Code § 507(a)(8) provides priority treatment for allowed unsecured Claims of Governmental Units for certain types of taxes. Certain applicable state law also grants ad valorem taxing authorities a statutory lien in certain property that is the subject of the ad valorem taxes. Pursuant to the Order Granting Debtors’ Emergency Motion for Entry of an Order (I) Authorizing Debtors to Pay Certain Prepetition Taxes and Assessments and (II) Authorizing Financial Institutions to Honor and Process Related Checks and Transfers Pursuant to Bankruptcy Code §§ 105(a), 363(b), 507(a)(8) and 541(d) [Docket No. 97] (the “Tax Order”), the Debtors paid certain outstanding tax obligations owed to taxing authorities with statutory liens or that would otherwise have been entitled to priority treatment under Bankruptcy Code § 507(a)(8). The Debtors therefore estimate that there will be minimal Allowed Priority Unsecured Tax Claims and Allowed Secured Tax Claims.

C.            Allowed Other Priority Unsecured Claims

Pursuant to the Order Granting Debtors’ Emergency Motion for an Order (I) Authorizing Debtors to (A) Pay Certain Prepetition Employee Wages, Other Compensation and Reimbursable Employee Expenses, (B) Pay Certain Prepetition Independent Contractor and Temporary Staff Obligations; and (C) Continuing Employee Benefits Programs and (II) Granting Related Relief [Docket No. 69] (the “Employee Wage Order”), the Debtors paid certain outstanding obligations owed to their employees for wages, salaries, benefits, and reimbursable expenses that would have otherwise been entitled to priority treatment under Bankruptcy Code § 507(a)(4) or (5). The Debtors therefore estimate that there will be minimal Allowed Other Priority Unsecured Claims.

D.            Allowed Other Secured Claims

Pursuant to the Final Order Granting Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to Pay or Honor Prepetition Obligations to Certain Trade Claimants and (II) Granting Related Relief [Docket No. 330] (the “Trade and Lien Claimants Order”), the Debtors were authorized to pay, and have paid, certain outstanding obligations owed to lienholders or potential lienholders asserting miscellaneous lien claims, including warehouse liens, mechanics and materialman liens, or other similar liens. The Debtors are therefore not aware of any Other Secured Claims and estimate that there will be no, or minimal, Allowed Other Secured Claims.

E.            Allowed Existing First Lien Credit Facility Claims

Pursuant to the DIP Revolving Facility Financing Order, all of the Existing First Lien Credit Facility Claims, except for $100,000 have been paid down through the roll-up feature of the DIP Revolving Facility. Therefore, the Debtors estimate that the Allowed Existing First Lien Credit Facility Claims total $100,000. All Allowed Existing First Lien Credit Facility Claims will be paid within ninety (90) days of the Effective Date, except as otherwise agreed by the Reorganized Debtors and the DIP Revolving Facility Agent.

F.            Allowed General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Existing General Unsecured Claim, each holder of an Allowed Class 5 Claim shall receive its Pro Rata share of (i) the General Unsecured Cash Fund and (ii) the General Unsecured Bonds.

G.            Potential Alternative to General Unsecured Bonds

The Debtors are in discussions with potential financing sources to fund payments to holders of Allowed General Unsecured Claims that would either eliminate the need to issue the General Unsecured Bonds or would reduce the amount of the General Unsecured Bonds and increase the amount of cash distributed to holders of Allowed General Unsecured Claims. In the event such funding is obtained, the terms of the funding may result in changes to the Plan regarding treatment of holders of Tuesday Morning Corporation Interests and/or otherwise affect holders of Tuesday Morning Corporation Interests, including by causing further dilution of Tuesday Morning Corporation Interests. To the extent that the Debtors are able to obtain such financing, the Debtors will seek approval of such financing, either through an amended version of the Plan or by separate motion.

ARTICLE XI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.            Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each holder of an Allowed Claim or Allowed Interests (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as to the Existing First Lien Credit Facility Claims and as otherwise provided in the Plan, holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.            Disbursing Agent

All distributions under the Plan shall be made by the Disbursing Agent or, in the case of the General Unsecured Bonds, by the Indenture Trustee. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors. Anything herein to the contrary notwithstanding, all distributions in connection with the General Unsecured Bonds shall be made by the Indenture Trustee.

C.            Rights and Powers of Disbursing Agent

1.	Powers of Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.            Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Record Date for Distributions

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors, or its respective agents, shall be closed, and the Debtors, or its respective agents shall not be required to make any further changes in the record holders of any of the Claims or Interests.  The Debtors or the Disbursing Agent shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.  The Disbursing Agent and Debtors shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly held securities or the Existing First Lien Credit Facility Claims.

2.	Delivery of Distributions in General

Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further, however, that the address for each holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that holder.

3.	Minimum Distributions

To the extent Cash is distributed under the Plan, no Cash payment of less than $50.00 shall be made to a holder of an Allowed Claim on account of such Allowed Claim, and such amounts shall be retained by Reorganized Debtors.

4.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under Bankruptcy Code § 347(b) at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

E.            Manner of Payment

1.            All distributions to the holders of Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Reorganized Debtors except for distributions pursuant to the General Unsecured Bonds, which shall be made as provided in the Plan Supplement.

2.            At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

3.            All distributions pursuant to Article II.B, Article II.C., and Article III.D.4 of the Plan shall be made by the Disbursing Agent in accordance with the terms of the Payoff Letter(s).

F.            Distributions to Holders of Class 5 General Unsecured Claims

1.            Distributions on account of Disputed Class 5 General Unsecured Claims shall be held in the Class 5 Disputed Claims Reserve until such Claims have been either Allowed or Disallowed.

2.            To the extent a Disputed Class 5 General Unsecured Claim becomes Allowed the Disbursing Agent shall distribute to the holder of the Allowed Class 5 General Unsecured Claim its Pro Rata share of the General Unsecured Cash Fund and its Pro Rata share of the General Unsecured Bonds. More details regarding the process for the distribution of the General Unsecured Bonds will be set forth in the Plan Supplement.

3.            To the extent a Disputed Class 5 General Unsecured Claim becomes Disallowed. the distribution reserved for such Claim shall be distributed Pro Rata to holders of Allowed Class 5 General Unsecured Claims.

4.            For purposes of Article III.D.B and Article VI.F of the Plan, “Pro Rata” means, as to a particular holder of a Claim in Class 5, the ratio that the amount of such Claim held by such Class 5 Claim holder bears to the aggregate amount of all Class 5 General Unsecured Claims, and such ratio shall be calculated as if all Disputed Class 5 General Unsecured Claims are Allowed Claims as of the Effective Date.

G.            Bankruptcy Code § 1145 Exemption

Pursuant to Bankruptcy Code § 1145, the reinstatement of the Tuesday Morning Corporation Interests and issuance of the General Unsecured Bonds, and, to the extent applicable, the authorization and/or issuance of the New Common Stock on the Effective Date shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of securities. In addition, under Bankruptcy Code § 1145, such Reinstated Tuesday Morning Corporation Interests, New Common Stock, and General Unsecured Bonds will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of Bankruptcy Code § 1145(b)(1) relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and subject to any restrictions in the Reorganized Debtors’ New Organizational Documents.

H.            Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

I.            Allocations

Except as to the Existing First Lien Credit Facility Claims, distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

J.            No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order and excluding the Existing First Lien Credit Facility Claims, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

K.            Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Petition Date.

L.            Setoffs and Recoupment

Except as expressly provided in the Plan, each Reorganized Debtor may, pursuant to Bankruptcy Code § 553, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

M.            Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE XII.
ALTERNATIVES TO THE PLAN

A.            Chapter 7 Liquidation

A straight liquidation bankruptcy or “chapter 7 case” requires liquidation of the Debtors’ assets by an impartial trustee. In a chapter 7 case, the amount holders of General Unsecured Claims would receive depends upon the net estate available after all of the Debtors’ assets have been reduced to cash. The cash realized from liquidation of each of the Debtors’ assets would be distributed in accordance with the order of distribution prescribed in Bankruptcy Code § 507. Whether a bankruptcy case is one under chapter 7 or chapter 11, Secured Claims, Administrative Claims and Priority Claims are entitled to be paid in cash and in full before holders of General Unsecured Claims receive any funds.

If the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code, the present Claims with priority status under the Bankruptcy Code may have a priority lower than priority Claims generated by the chapter 7 case, such as the chapter 7 trustee’s fee or the fees of attorneys, accountants and other professionals the trustee may engage. Conversion to chapter 7 then would create an additional layer of Claims with priority status.

In a chapter 7 liquidation case, a fully secured Creditor would be entitled to full payment, including interest, from the proceeds of sale of the secured Creditor’s collateral, provided the realized value of the collateral is sufficient to pay both the principal and interest. A secured Creditor whose collateral is insufficient to pay its Secured Claim in full would be entitled to assert a General Unsecured Claim for its deficiency and share with holders of General Unsecured Claims.

If the Chapter 11 Cases were converted to cases under chapter 7, the Bankruptcy Court would appoint a trustee to liquidate the Debtors’ assets and to distribute the proceeds as described immediately above. The chapter 7 trustee would be entitled to receive compensation under Bankruptcy Code § 326. The trustee’s fee on all monies disbursed or turned over in the case by the trustee to parties in interest, excluding the Debtors, but including holders of Secured Claims would not exceed (i) 25% on the first $5,000 or less, (ii) 10% on any amount in excess of $5,000 but not in excess of $50,000, (iii) 5% on any amount in excess of $50,000 but not in excess of $1,000,000, and (iv) reasonable compensation not to exceed 3% on any amount in excess of $1,000,000. The trustee’s fees would be paid as a cost of administration and may be paid in full prior to the costs and expenses incurred in the Chapter 11 Cases and prior to any payment to holders of General Unsecured Claims.

The chapter 7 trustee would also retain his or her own attorneys and accountants, and perhaps other professionals such as appraisers, whose fees would also constitute Claims entitled to priority status in a chapter 7 case, with a priority that may be higher than Claims arising in the Chapter 11 Cases.

Liquidation under chapter 7 of the Bankruptcy Code would also likely entail the appointment of a trustee having no experience or knowledge of the Debtors’ businesses, their records or assets. A substantial period of education would be required in order for any chapter 7 trustee to wind up the case effectively. Also, in the event litigation were to prove necessary, the chapter 7 trustee would likely be in an inferior position to prosecute such actions without prior knowledge regarding the Debtors’ businesses and particularly if there were a lack of funding to support such efforts.

Readers are urged to review the notes and assumptions contained in the Liquidation Analysis attached as Exhibit 3 (the “Liquidation Analysis”). The Liquidation Analysis demonstrates that Creditors will receive a greater distribution under the Plan than a hypothetical liquidation under chapter 7 of the Bankruptcy Code. The analysis provided is believed to be reasonable and conservative.

B.            Liquidation Pursuant to the Contingent Liquidation Order

As more fully described in Article VI.I of the Disclosure Statement, the Court has entered the Contingent Liquidation Order which provides that upon the occurrence of one or more Full-Chain Liquidation Triggers, the Debtors must commence a Full-Chain Liquidation of all of their stores within seven days of the occurrence of such Full-Chain Liquidation Trigger. The Contingent Liquidation Order provides that the same general procedures approved in the Final Store Closing Sales Order will apply in the context of a Full-Chain Liquidation.

C.            Dismissal

If dismissal of the Chapter 11 Cases were to occur, the Debtors would no longer benefit from the protections of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code. In the event of dismissal, it is likely that many holders of General Unsecured Claims would not receive any payment on their Claims. Dismissal would force a race among Creditors to take over and dispose of the Debtors’ available assets. Even the most diligent holders of General Unsecured Claims would be unlikely to obtain a recovery on their Claims similar to the recovery proposed under the Plan, and many holders of General Unsecured Claims would likely not obtain any recovery on their Claims.

D.            Exclusivity and Alternative Plan Potential

Pursuant to Bankruptcy Code § 1121, the Debtors have the exclusive right to file a plan of reorganization for 120 days after the petition date (September 24, 2020), and, if a plan is filed by such date, the exclusive right to solicit the plan of reorganization for 180 days after the Petition Date (November 23, 2020) (as may be subsequently modified by the Court, the “Exclusive Periods”). Because the Debtors have Filed the Plan and seek its confirmation during the Exclusive Periods, no other alternative plans can be proposed or solicited at this time. Moreover, the Debtors believe that any alternative plan would not be viable and would not provide the same recovery to Creditors as that proposed under the current Plan. The Debtors therefore believe that the Plan is in the best interest of Creditors.

E.            Going-Concern Sale

Pursuant to Bankruptcy Code § 363, the Debtors may pursue a sale of substantially all of their assets and distribute the proceeds of such a sale pursuant to a plan. The Debtors have engaged Miller Buckfire to conduct a marketing process and solicit interest from prospective buyers interested in acquiring the Debtors’ business as a going concern. Contemporaneously with the filing of the Plan and Disclosure Statement, the Debtors intend to file a motion with the Court requesting approval of bidding procedures, including an auction. Depending on the nature of the bids received by the Debtors, the Debtors may opt to pursue a sale instead of a plan of reorganization.

ARTICLE XIII.
FINANCIAL PROJECTIONS AND FEASIBILITY

A.            Financial Projections and Feasibility

The Bankruptcy Code requires the Debtors to demonstrate that confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. The initial distributions under the Plan are based upon (1) Cash on hand, including Cash from operations, (2) the proceeds of the New ABL Credit Facility, (3) the proceeds of the New Real Estate Credit Facility, (4) the General Unsecured Bonds, and (5) Reinstatement of the Tuesday Morning Corporation Interests. The Debtors believe and have evidence that the proceeds from (1) Cash on hand, (2) the New ABL Credit Facility, and (3) the New Real Estate Credit Facility are sufficient to satisfy the distributions under the Plan. The Debtors moreover believe that they will have sufficient liquidity to pay the amounts owed in connection with the General Unsecured Bonds at maturity.

Attached as Exhibit 4 are the Debtors’ Financial Projections with respect to the Reorganized Debtors (the “Financial Projections”). The Financial Projections show that the Reorganized Debtors will have adequate liquidity and funding to meet their obligations. Further, the Financial Projections evidence that the Reorganized Debtors are not likely to need financial reorganization or liquidation.

Therefore, the Debtors believe the Plan is feasible and is not likely to be followed by subsequent liquidation or the need for further financial reorganization of the Debtors.

ARTICLE XIV.
CERTAIN RISK FACTORS TO BE CONSIDERED

Creditors should carefully consider the following factors, as well as the other information contained in this Disclosure Statement (as well as the documents delivered herewith or incorporated by reference herein) before deciding whether to vote to accept or to reject the Plan.

The principal purpose of the Chapter 11 Cases is the formulation of the Plan, which establishes how Claims against and Interests in the Debtors will be satisfied. Under the Plan, except as otherwise agreed by the applicable Creditor, Allowed Claims will be paid in full in cash, will be Reinstated, or, in the case of holders of General Unsecured Claim, will receive their Pro Rata Share of the General Unsecured Bonds. Holders of Tuesday Morning Corporation Interests will have the Tuesday Morning Corporation Interests Reinstated.

Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein. In particular, the information set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020 is incorporated by reference herein. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.            Bankruptcy Related Risk Factors

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of holders of Claims in such Impaired Classes.

1.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Bankruptcy Code § 1122 provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in Article IX of the Plan, the Effective Date is subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Effective Date will not take place.

3.	The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan.

To the extent a Class of Claims rejects the Plan, the Debtors may still seek confirmation of the Plan pursuant to Bankruptcy Code § 1129(b).

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Bankruptcy Code § 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting Holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such Holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, holders of Allowed Claims against them would ultimately receive on account of such Allowed Claims.

Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims will receive on account of such Allowed Claims.

The Debtors reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Class junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan. There is no assurance that an alternative plan will be confirmed or that the Chapter 11 Cases will not be converted to a liquidation. Holders of Interests will receive no recovery under the Plan or in a liquidation. If a liquidation or protracted reorganization were to occur, there is a risk that there would be little, if any, value available for distribution to the holders of Claims.

5.	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any holder of a Claim where such Claim is subject to an objection. Any holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

6.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

7.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject

The distributions available to holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to holders of Allowed Claims under the Plan.

8.	Releases, Injunctions, and Exculpation Provisions May not be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. As set forth on the ballot attached to the Debtors’ Motion to Approve the Disclosure Statement, Parties voting to accept the Plan are deemed to be a Releasing Party and to consent to providing the releases in the Plan. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

B.            Failure to Confirm or Consummate the Plan

If the Plan is not confirmed and consummated, it is possible that an alternative plan can be negotiated and presented to the Bankruptcy Court for approval; however, there is no assurance that the alternative plan will be confirmed, that the Chapter 11 Cases will not be converted to a liquidation, that a Full-Chain Liquidation Trigger would occur requiring a Full-Chain Liquidation, or that any alternative chapter 11 plan could or would be formulated on terms as favorable to the Creditors as the terms of the Plan. If a liquidation or protracted reorganization were to occur, there is a risk that there would be little, if any, value available for distribution to the holders of Claims and it is unlikely that holders of Tuesday Morning Corporation Interests would receive any recovery in a liquidation and may not receive any recovery in an alternative chapter 11 plan.

C.            Claim Estimates May Be Incorrect

There can be no assurance that the estimated Allowed Claim amounts set forth herein are correct. The actual Allowed amounts of Claims may differ from the estimates. The estimated amounts are subject to certain risks. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, the actual Allowed amounts of Claims may vary from those estimated herein.

D.            Risks Related to Debtors’ Business and Industry Conditions

The risks associated with the Debtors’ business and industry are more fully described in the Debtors’ SEC filings, including:

•	the Company’s Annual Report on Form 10-K for the year ended June 30, 2020; and

•	the Company’s Current Report on Form 8-K filed on July 13, 2020.

The risks associated with the Debtors’ business and industry include, but are not limited to:

•	the COVID-19 pandemic has had, and will continue to have, an adverse effect on the Debtors’ business operations, store traffic, employee availability, financial conditions, results of operations, liquidity and cash flow;

•	risks associated with changes in economic and political conditions that may adversely affect consumer spending, which could significantly harm the Debtors’ business, results of operations, cash flows and financial condition;

•	because the merchandise sold in the Debtors stores generally consists of discretionary items, there is a risk that a reduction in consumer confidence and spending cut backs could result in reduced demand for the Debtors’ merchandise, including discretionary items, and could force the Debtors to take significant inventory markdowns and/or to incur increased selling and promotional expenses;

•	because the retail home furnishings and housewares industry is subject to sudden shifts in consumer trends and consumer spending, there is a risk that any sustained failure to anticipate, identify and respond to emerging trends in consumer preferences could negatively affect the Debtors’ business and results of operations;

•	because most of the Debtors’ stores are located in shopping center that benefit from varied and complementary tenants the Debtors, there is a risk that any decline in the volume of consumer traffic at shopping centers, whether due to COVID-19, because of consumer preferences to shop on the internet or at large warehouse stores, an economic slowdown, a decline in the popularity of shopping centers, the closing of anchor stores or other destination retailers or otherwise, could result in reduced sales at the Debtors’ stores and leave the Debtors with excess inventory, which could have a material adverse effect on the Debtors’ financial results or business;

•	because the Debtors specialize in selling off-price merchandise, the Debtors cannot assure that manufacturers or vendors will continue to make off-price merchandise available to the Debtors in quantities acceptable to the Debtors, or that the Debtors will accurately predict the types of off-price merchandise desired by their customers, and therefore there is a risk that the Debtors will be unable to acquire suitable off-price merchandise in the future or to accurately anticipate consumer demand for such merchandise, which would have an adverse effect on the Debtors’ business, results of operations, cash flows and financial condition;

•	because inventory is the largest asset on the Debtors’ balance sheet, efficient inventory management is a key component of the Debtors’ business success and profitability and there is a risk that the Debtors’ will be unable to maintain sufficient inventory levels to meet customers’ demands which could have an adverse effect on the Debtors’ business, results of operations, cash flows and financial condition;

•	because the Debtors depend in large part on the orderly operation of their supply chain operations, including their owned distribution center as well as third party receiving and distribution facilities, there is a risk that any disruptions to the Debtors’ supply chain could negatively impact the Debtors’ business, results of operations, cash flows and financial condition;

•	because the Debtors’ business is intensely competitive, a number of different competitive factors, including increased operational efficiencies of competitors, competitive pricing strategies or continued and prolonged promotional activity by competitors, expansion of existing competitors or entry of new competitors into the market, or adoption of innovative store formats or retail sales methods by competitors, could have a material adverse effect on the Debtors’ business, results of operations, cash flows and financial condition;

•	because the Debtors rely on information and technology systems and technologies, there is a risk that damage to, failure of, or other disruptions in computer networks and information systems, including the point-of-sale systems in the Debtors’ stores, data centers that process transactions, and various software applications used in the Debtors’ operations, could result in data loss, misstatements in financial statements, business disruptions, or loss of customer confidence, which could have a material adverse effect on the Debtors’ business, results of operations, cash flows and financial condition;

•	because the inventory sold in the Debtors’ stores must be transported from distant locations, the Debtors’ business is sensitive to increases in fuel prices and changes in the transportation industry, including driver shortages and government regulations; as a result, there is a risk that increases in fuel costs or changes in the transportation industry could increase freight costs and thereby increase the Debtors’ cost of sales;

•	because most of the Debtors’ merchandise (whether acquired by the Debtors’ domestically or internationally) is manufactured and imported from overseas, there is a risk that political, social, economic, regulatory, or other changes in overseas markets, or other disruptions, including disruptions caused by war, foreign currency exchange rates, natural disasters, raw materials shortages, disputes, tariffs, or any number of causes, could increase prices, reduce availability of merchandise, or otherwise negatively affect the Debtors’ ability to obtain merchandise in the amount and quality necessary for the Debtors’ to profitably operate their business;

•	because the Debtors’ have hundreds of leases, there is a risk that if the Debtors are not able to obtain new leases upon the expiration of existing leases, comply with existing lease obligations, obtain appropriately priced leases in more favorable locations, or obtain certain modifications to leases, that the Debtors’ business, results of operations, cash flows and financial condition could be negatively impacted;

•	because the Debtors rely on quality employees to effectively run their business, there is a risk that the Debtors will be unable to attract and retain qualified employees which could occur if the Debtors’ cost of retaining labor increase due to government regulations (including, without limitation, minimum wage laws, overtime laws, laws relating to the provision of employee benefits etc.), if the Debtors’ suffer reputational damage, if prospective employees are fearful to work during the COVID-19 pandemic, if employee morale decreases due to concerns relating to the Debtors’ Chapter 11 Cases etc.;

•	risks associated with changes to government regulations, tax laws, litigation risks from customers, employees, and vendors;

•	risks associated with theft and inventory shrinkage.

E.            Risks Relating to the Reinstated Tuesday Morning Corporation Interests

1.	Implied Valuation of Reinstated Tuesday Morning Corporation Interests Not Intended to Represent the Trading Value of the Reinstated Tuesday Morning Corporation Interests

Nothing contained in the Plan or the Disclosure Statement is intended to establish the trading value of Reinstated Tuesday Morning Corporation Interests and the value of such Interests is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities on the Effective Date, and thereafter, will depend upon, among other things: (i) prevailing interest rates; (ii) conditions in the financial markets; (iii) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (iv) other factors that generally influence the prices of securities. The actual market price of the Reinstated Tuesday Morning Corporation Interests is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the Reinstated Tuesday Morning Corporation Interests to rise and fall.

2.	Dividends

Reorganized Tuesday Morning Corporation may not pay any dividends on the Reinstated Tuesday Morning Corporation Interests in order to retain any future cash flows for debt reduction and to support its operations. As a result, the value of the Reinstated Tuesday Morning Corporation Interests may depend entirely upon any future appreciation in the value of the Reinstated Tuesday Morning Corporation Interests. There is, however, no guarantee that the Reinstated Tuesday Morning Corporation Interests will appreciate in value or even maintain their initial post-Effective Date value.

3.	The Reinstated Tuesday Morning Corporation Interests are Subject to Dilution

The ownership percentage represented by the Reinstated Tuesday Morning Corporation Interests on the Effective Date under the Plan will be subject to dilution by New Common Stock issued pursuant to the Management Incentive Plan, New Common Stock to be issued pursuant to existing obligations under the Tuesday Morning Corporation 2014 Long-Term Incentive Plan, or other securities that may be issued post-emergence.

4.	A Liquid Trading Market for the Reinstated Tuesday Morning Corporation Interests May Not Develop

The Reinstated Tuesday Morning Corporation Interests currently trade on the OTC Pink marketplace under the symbol “TUESQ”. The Company can provide no assurance that the Reinstated Tuesday Morning Corporation Interests will continue to trade on this market, whether broker-dealers will continue to provide public quotes of the Reinstated Tuesday Morning Corporation Interests on this market, whether the trading volume of the Reinstated Tuesday Morning Corporation Interests will be sufficient to provide for an efficient trading market or whether quotes for the Reinstated Tuesday Morning Corporation Interests will continue on this market in the future. While the Company may apply to relist the Reinstated Tuesday Morning Corporation Interests on a national securities exchange in the future, the Company makes no assurance that it will be able to obtain this listing or, even if the Company does obtain this listing, that liquid trading markets for shares of Reinstated Tuesday Morning Corporation Interests will develop.

F.            Inability to Obtain Exit Financing

There can be no certainty that the Debtors will be able to obtain the New Exit Financing in the form of the New ABL Credit Facility and the New Real Estate Credit Facility. The New Exit Financing is subject to certain closing risks, and to the extent that the Debtors are unable to obtain New Exit Financing on suitable terms, the Debtors may be unable to consummate the Plan.

G.	The Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

The Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Debtors’ control. The Debtors’ indebtedness will include the New ABL Credit Facility, the New Real Estate Credit Facility and the General Unsecured Bonds. The Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Debtors to pay the principal, premium, if any, and interest on their indebtedness.

H.            Certain Tax Implications of the Plan

Holders of Claims should carefully review Article XV “Certain United States Federal Income Tax Consequences of the Plan” to determine how the tax implications of the Plan may affect such holders.

ARTICLE XV.
CERTAIN UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES OF THE PLAN

The following is a summary of certain U.S. federal income tax consequences of the Plan to us and certain Holders of Claims. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of federal income taxation areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) as to any of the tax consequences of the Plan discussed below. Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the U.S. federal income tax consequences of the Plan. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to us or any Holder of a Claim. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.

This summary does not apply to Holders of Claims that are otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, entities classified as partnerships for U.S. federal income tax purposes, tax-exempt organizations, brokers and dealers in securities, regulated investment companies, real estate investment trusts, small business investment companies, employees, persons who receive their Claims pursuant to the exercise of an employee stock option or otherwise as compensation, persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction and regulated investment companies). For purposes of this tax disclosure, it is assumed U.S. Holders’ Claims arose and are held in the ordinary course of the Holder’s trade or business, and such Claims are not held as capital assets. This summary does not purport to cover all aspects of U.S. federal income taxation that may apply to us and Holders of Claims based upon their particular circumstances. Further, this summary does not address Holders that hold multiple Claims. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than U.S. federal income tax law, including under state, local, estate, gift, non-U.S. or any other applicable tax law.

For purposes of this summary, a “U.S. Holder” means a Holder of a Claim that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” means a Holder of a Claim that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust.

If an entity classified as a partnership for U.S. federal income tax purposes holds a Claim, the U.S. federal income tax treatment of a partner (or other owner) of the entity generally will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the Plan.

The U.S. federal income tax consequences of the Plan are complex. The following summary is for informational purposes only and is not a substitute for careful tax planning and advice based on the individual circumstances pertaining to a Holder of a Claim. All Holders of Claims are urged to consult their own tax advisors as to the consequences of the restructuring described in the Plan under federal, state, local, non-U.S. and any other applicable tax laws.

A.            U.S. Federal Income Tax Consequences Under the Plan

Tuesday Morning Corporation and its corporate subsidiaries (the “Tuesday Morning Consolidated Group”) estimate that they have incurred significant net operating losses (“NOLs”), amounting to approximately $139.6 million as of the end of the Debtors’ fiscal year 2020; however, the Tuesday Morning Consolidated Group’s NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Tuesday Morning Consolidated Group’s NOLs ultimately may vary from the amount set forth above.

1.	Cancellation of Indebtedness Income

Generally, a corporation will recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of cash paid, and (y) the issue price of any new indebtedness of the taxpayer issued and (z) the fair market value of any other new consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.

A corporation will not, however, be required to include any amount of COD income in gross income if the corporation is a debtor under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding (the “Section 108(a) Exception”). Under Tax Code section 108(b), a debtor that excludes COD income from gross income under the Section 108(a) Exception generally must reduce certain tax attributes by the amount of the excluded COD income. In general, tax attributes are reduced in the following order: (a) NOLs and NOL carryforwards, (b) general business and minimum tax credit carryforwards, (c) capital loss carryforwards, (d) basis of the debtor’s assets, and (e) foreign tax credit carryforwards. A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under Tax Code section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply.

COD income is determined on a company-by-company basis. If a debtor with excluded COD income is a member of a consolidated group, Treasury regulations address the application of the rules for the reduction of tax attributes (the “Consolidated Attribute Reduction Rules”). If the debtor is a member of a consolidated group and is required to reduce its basis in the stock of another group member, a “look-through rule” generally requires a corresponding reduction in the tax attributes of the lower-tier member. If the amount of a debtor’s excluded COD income exceeds the amount of attribute reduction resulting from the application of the foregoing rules, certain other tax attributes of the consolidated group may also be subject to reduction. Finally, if the attribute reduction is less than the amount of COD income recognized by a member and there is an excess loss account (an “ELA”) (i.e., negative basis in stock) in the stock of the member that recognizes such COD income, the Tuesday Morning Consolidated Group will recognize taxable income to the extent of the lesser of such ELA or the amount of the COD income that was not offset by tax attribute reduction.

The Debtors may realize some COD income as a result of the Plan or other transactions engaged in during the previous year. Pursuant to the Section 108(a) Exception, the Debtors do not expect to include any COD income in gross income. Instead, the Debtors will be required to reduce our tax attributes in accordance with the Consolidated Attribute Reduction Rules after determining the taxable income (or loss) of the Tuesday Morning Consolidated Group for the taxable year of discharge.

Under the Consolidated Attribute Reduction Rules, excluded COD income will be applied to reduce NOLs, and other tax attributes, including tax basis in assets.

2.	Limitations on NOLs and Other Tax Attributes

Under Tax Code section 382, if a “loss corporation” (generally, a corporation with NOLs and/or built-in losses) undergoes an “ownership change” (which generally is a more than 50 percentage point shift in the ownership of the Debtors’ stock held by certain shareholders within a three-year testing period) the amount of its NOLs (including losses in the current year and certain losses or deductions which are “built-in,” i.e., economically accrued but unrecognized as of the date of the ownership change) that may be utilized to offset its future taxable income generally are subject to an annual limitation as to their use (the “Section 382 Limitation”). Similar rules apply to a corporation’s capital loss carryforwards and tax credits.

The Debtors’ do not believe that the Reinstatement of the Tuesday Morning Corporation Interests will result in an ownership change for purposes of Tax Code section 382. However, if the Debtors’ NOLs were subject to a Section 382 Limitation, the rules set forth immediately below under subsections (a) – (c) would then apply. Any such Section 382 Limitation would apply in addition to, and not in lieu of, any other Section 382 Limitation that may already be in effect and the attribute reduction that may result from the Debtors’ recognition of COD.

(a)	General Section 382 Limitation

In general, the amount of the Section 382 Limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the loss corporation (or, in the case of a consolidated group, generally the stock of the common parent) immediately before the ownership change (with certain adjustments) and (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs. If a corporation (or a consolidated group) in bankruptcy undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is determined immediately after (rather than before) the ownership change, after giving effect to the discharge of creditors’ claims but subject to certain adjustments. In no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets. If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the ownership change, the annual limitation may be increased as certain gains are recognized during the five-year period beginning on the date of the ownership change (the “Recognition Period”). If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the ownership change, certain losses recognized during the Recognition Period also would be subject to the annual limitation and thus may reduce the amount of pre-change NOLs that could be used by the loss corporation during the Recognition Period.

Any portion of the Section 382 Limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, unless the corporation qualifies for a certain bankruptcy exception discussed below, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built-in gains (“RBIGs”). In addition, if a redemption or other corporate contraction occurs in connection with the ownership change of the loss corporation (or the consolidated group), or if the loss corporation (or the consolidated group) has substantial nonbusiness assets, the annual limitation is reduced to take the redemption, other corporate contraction or nonbusiness assets into account. Furthermore, if the corporation (or the consolidated group) undergoes a second ownership change, the second ownership change may result in a lesser (but never a greater) annual limitation with respect to any losses that existed at the time of the first ownership change.

(b)	Built-in Gains and Losses

A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets and its tax basis in the assets, subject to a statutorily defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the Recognition Period. The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules.

If a loss corporation has a NUBIG immediately prior to an ownership change, any RBIGs will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held immediately before the date of the ownership change that is recognized during the Recognition Period to the extent of the fair market value of the asset over its tax basis immediately prior to the ownership change. However, the aggregate amount of all RBIGs that are recognized during the Recognition Period may not exceed the NUBIG. On the other hand, if a loss corporation has a NUBIL immediately prior to an ownership change, any recognized built-in losses (“RBILs”) will be subject to the annual limitation in the same manner as pre-change NOLs. An RBIL generally is any loss (and certain deductions) with respect to an asset held immediately before the date of the ownership change that is recognized during the Recognition Period to the extent of the excess of the tax basis of the asset over its fair market value immediately prior to the ownership change. However, the aggregate amount of all RBILs that are recognized during the Recognition Period may not exceed the NUBIL. RBIGs and RBILs may be recognized during the Recognition Period for depreciable and amortizable assets that are not actually disposed.

(c)	Special Bankruptcy Exception

An exception to the foregoing Section 382 Limitation rules generally applies when existing shareholders and “qualified creditors” of a debtor corporation under the jurisdiction of a court in a chapter 11 case receive, in respect of their claims or interests, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed plan (the “Section 382(l)(5) Exception”). Under the Section 382(l)(5) Exception, a debtor’s pre-change losses are not limited on an annual basis, but instead NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization.

Where the Section 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the Section 382(l)(5) Exception), a second special rule will apply (the “Section 382(l)(6) Exception”). Under the Section 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change. The Section 382(l)(6) Exception also differs from the Section 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo a change of ownership within two years of the Effective Date without triggering the elimination of its pre-change losses.

B.           Federal Income Tax Consequences to Holders of Claims

The U.S. federal income tax consequences of the Plan to U.S. Holders of Claims and Interests (including the character, amount and timing of income, gain or loss recognized) generally will depend upon, among other factors: (i) the manner in which the U.S. Holder acquired a Claim or Interest; (ii) the length of time a Claim or Interest has been held; (iii) whether a Claim or Interest was acquired at a discount; (iv) whether the U.S. Holder has taken a bad debt deduction in the current or prior years; (v) whether the U.S. Holder has previously included accrued but unpaid interest with respect to a Claim or Interest; (vi) the U.S. Holder’s method of tax accounting; and (vii) whether the Debtors’ reorganize as is expected. For purposes of this tax disclosure, it is assumed U.S. Holders’ Claims arose and are held in the ordinary course of the Holder’s trade or business, and such Claims are not held as capital assets. In any event, U.S. Holders of Claims are urged to consult their tax advisors for information that may be relevant to their specific situation and circumstances and the particular tax consequences to such Holders as a result thereof.

1.	Treatment of U.S. Holders of General Unsecured Claims

Under the terms of the Plan, each U.S. Holder of a General Unsecured Claim will receive on the Effective Date in satisfaction of its General Unsecured Claim its Pro Rata share of cash from the General Unsecured Cash Fund and, if applicable, its Pro Rata share of the General Unsecured Bonds. The U.S. Holder should recognize ordinary income (or loss) equal to the difference between, if any, the cash received over seventy percent (70%) or (100% if such Holder does not receive any General Unsecured Bonds) of the Holder’s adjusted tax basis in its Claim (provided the U.S. Holder also receives its Pro Rata share of the General Unsecured Bonds). With respect to the receipt by the U.S. Holder of General Unsecured Bonds, if any, the Holder likely would not recognize income or loss until the General Unsecured Bonds ultimately are paid, although that is not free from doubt, particularly if the General Unsecured Bonds are readily tradeable. A U.S. Holder’s tax basis in the General Unsecured Bond would equal thirty percent (30%) of the Holder’s adjusted tax basis in its Claim.

2.	Treatment of U.S. Holders of Tuesday Morning Corporation Interests

Under the Plan, each Holder of Tuesday Morning Corporation Interests will have its Tuesday Morning Corporation Interests Reinstated. There will be no tax effect to U.S. Holders of retaining their Tuesday Morning Corporation Interests.

C.           Other Considerations for U.S. Holders – Accrued Interest

A portion of the consideration received by U.S. Holders of Allowed Claims may be attributable to accrued but untaxed interest on such Claims. Any such amount should be taxable to that U.S. Holder as interest income if such accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on the Claims, the extent to which such consideration will be attributable to accrued but untaxed interest is uncertain. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to untaxed interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury regulations treat payments as allocated first to any accrued but untaxed interest. The IRS could take the position that the consideration received by U.S. Holders should be allocated in some way other than as provided in the Plan. U.S. Holders of Allowed Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan between principal and accrued but untaxed interest.

D.           Information Reporting and Back-Up Withholding

The Debtors will withhold all amounts required by law to be withheld from payments under the Plan. The Debtors will comply with all applicable reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments made to a holder of a Claim under the Plan. In addition, backup withholding of taxes will generally apply to payments in respect of an Allowed Claim under the Plan unless, in the case of a U.S. holder, such U.S. Holder provides a properly executed IRS Form W-9 or, in the case of Non-U.S. Holder, such Non-U.S. Holder provides a properly executed applicable IRS Form W-8BEN or W-8BEN-E (or otherwise establishes such Non-U.S. holder’s eligibility for an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a federal income tax return).

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

E.	Consequences of Ownership and Disposition of the Reinstated Tuesday Morning Corporation Interests

Cash distributions made by the Reorganized Debtors in respect of Reinstated Tuesday Morning Corporation Interests will constitute a taxable dividend, when such distribution is actually or constructively received, to the extent such distribution is paid out of the current or accumulated earnings and profits of the Reorganized Debtors (as determined under U.S. federal income tax principles). To the extent the amount of any distribution received by a U.S. Holder in respect of Reinstated Tuesday Morning Corporation Interests exceeds the current or accumulated earnings and profits of the Reorganized Debtors, the distribution (1) will be treated as a non-taxable return of the U.S. Holder’s adjusted tax basis in the Reinstated Tuesday Morning Corporation Interests and (2) thereafter will be treated as capital gain.

Sales or other taxable dispositions by U.S. Holders of Reinstated Tuesday Morning Corporation Interests generally will give rise to gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in such Reinstated Tuesday Morning Corporation Interests. In general, gain or loss recognized on the sale or exchange of Reinstated Tuesday Morning Corporation Interests will be capital gain or loss and, if the U.S. Holder’s holding period for such Reinstated Tuesday Morning Corporation Interests exceeds one year, will be long-term capital gain or loss. Certain U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains realized. The deduction of capital losses against ordinary income is subject to limitations under the Tax Code.

F.           U.S. Federal Income Tax Consequences for Non-U.S. Holders

The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan and their ownership of Claims or Interests.

NO STATEMENT IN THIS DISCLOSURE STATEMENT SHOULD BE CONSTRUED AS LEGAL OR TAX ADVICE. THE DEBTORS AND THEIR PROFESSIONALS DO NOT ASSUME ANY RESPONSIBILITY OR LIABILITY FOR THE TAX CONSEQUENCES THE HOLDER OF A CLAIM MAY INCUR AS A RESULT OF THE TREATMENT AFFORDED ITS CLAIM UNDER THE PLAN AND DO NOT REPRESENT WHETHER THERE COULD BE ADDITIONAL TAX EXPOSURE TO THEMSELVES OR THEIR NON-DEBTOR AFFILIATES AS A RESULT OF THE PLAN.

ARTICLE XVI.
SECURITIES LAW CONSIDERATIONS

A.            Transfer Restrictions and Consequences under Federal Securities Law

The General Unsecured Bonds to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the SEC under the Securities Act or any securities regulatory authority of any state under any state securities law. New Common Stock issued pursuant to the Management Incentive Plan will be issued pursuant to a registration statement or an exemption from registration under the Securities Act and applicable state securities laws. The Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense. Neither this Disclosure Statement nor the Plan was required to be prepared in accordance with federal or state securities laws or other applicable nonbankruptcy law. Neither this Disclosure Statement nor the solicitation contemplated herein constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized. Making investment decisions based on the information contained in this Disclosure Statement or the Plan is therefore highly speculative

Bankruptcy Code § 1145 generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a Claim against, or equity interest in, such debtor or affiliate. In reliance upon this exemption, the General Unsecured Bonds issued under the Plan generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws.

The Reinstated Tuesday Morning Corporation Interests and the General Unsecured Bonds issued pursuant to the § 1145 exemption may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in Bankruptcy Code § 1145(b), subject to any restrictions set forth in the Reorganized Debtors’ New Organizational Documents. In addition, such § 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

In any case, recipients of new securities issued under the Plan are advised to consult with their own legal advisors as to the securities laws governing the transferability of any such securities and the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Bankruptcy Code § 1145(b) defines “underwriter” for purposes of the Securities Act as one who (i) purchases a Claim with a view to distribution of any security to be received in exchange for the Claim other than in ordinary trading transactions, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such issuer of the securities, which includes control persons of the issuer.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Notwithstanding the foregoing, persons deemed to be “underwriters” may be able to resell securities without registration pursuant to Rule 144 under the Securities Act. Generally, Rule 144 would permit the public sale of securities if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met.

In view of the complex nature of the question of whether a particular Person may be an “underwriter,” the Debtors make no representations concerning the right of any Person to freely resell securities issued under the Plan. Accordingly, the Debtors recommend that potential recipients of such securities consult their own counsel concerning their ability to freely trade such securities.

B.           Listing; SEC Filings

The Reorganized Tuesday Morning Corporation does not intend to withdraw the Section 12(g) Exchange Act registration of the Tuesday Morning Corporation Interests following the Effective Date of the Plan and intends to continue filing periodic reports with the SEC. The Reinstated Tuesday Morning Corporation Interests currently trade on the OTC Pink marketplace under the symbol “TUESQ”. While the Company may apply to relist the Reinstated Tuesday Morning Corporation Interests on a national securities exchange in the future, the Company makes no assurance that it will be able to obtain this listing or, even if the Company does obtain this listing, that liquid trading markets for shares of Reinstated Tuesday Morning Corporation Interests will develop.

ARTICLE XVII.
CONCLUSION

This Disclosure Statement provides information regarding the Debtors’ bankruptcy and the potential benefits that might accrue to holders of Claims against and Interests in the Debtors under the Plan as proposed. The Plan is the result of extensive efforts by the Debtors and their advisors to provide the holders of Allowed Claims with a meaningful dividend and to preserve the Tuesday Morning Corporation Interests. The Debtors believe that the Plan is feasible and will provide each holder of a Claim or Interest against the Debtors with an opportunity to receive greater benefits than those that would be received by any other alternative. The Debtors, therefore, urge interested parties to vote in favor of the Plan.

Dated: September 23, 2020	TUESDAY MORNING CORPORATION
on behalf of itself and its affiliated Debtors

	By:	/s/ Steven R. Becker
Steven R. Becker
Chief Executive Officer
Tuesday Morning Corporation

[Signature Page to Disclosure Statement]

EXHIBIT 1 TO THE DISCLOSURE STATEMENT

CHAPTER 11 PLAN

EXHIBIT 2 TO THE DISCLOSURE STATEMENT

NOTICE OF CONFIRMATION HEARING

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re: Tuesday Morning Corporation, et al.,[1] Debtors.	§ § § § §	Chapter 11 Case No. 20-31476-HDH-11 Jointly Administered

NOTICE OF (I) APPROVAL OF DISCLOSURE STATEMENT; (II) ESTABLISHMENT OF VOTING RECORD DATE; (III) APPROVING CURE PROCEDURES; (IV) HEARING ON CONFIRMATION OF THE CHAPTER 11 PLAN OF THE DEBTORS; (V) PROCEDURES FOR OBJECTING TO CONFIRMATION OF THE PLAN; AND (VI) PROCEDURES AND DEADLINE FOR VOTING ON THE PLAN

TO ALL PERSONS AND ENTITIES WITH CLAIMS AGAINST AND EQUITY INTERESTS IN THE ABOVE-CAPTIONED DEBTORS AND DEBTORS IN POSSESSION:

PLEASE TAKE NOTICE THAT:

1.	Approval of Disclosure Statement. By order dated _____________, 2020 (the “Disclosure Statement Approval Order”), the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Court”) approved the Disclosure Statement in Support of the Joint Plan of Reorganization of Tuesday Morning Corporation, et al., Pursuant to Chapter 11 of the Bankruptcy Code (as amended, the “Disclosure Statement”), filed by Tuesday Morning Corporation and each of its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), and authorized the Debtors to solicit votes with regard to the approval or rejection of the Joint Plan of Reorganization of Tuesday Morning Corporation , et al., Pursuant to Chapter 11 of the Bankruptcy Code, attached as Exhibit A to the Disclosure Statement (as amended, the “Plan”).[2]

2.	Confirmation Hearing. A hearing (the “Confirmation Hearing”) to consider confirmation of the Plan shall be held before the Honorable Harlin D. Hale, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, 1100 Commerce Street, 14th Floor, Courtroom #3, Dallas, TX 75242, on December 15, 2020 at 9:00 a.m. (prevailing Central Time). The Confirmation Hearing may be continued from time to time by announcing such continuance in open court without further notice to parties in interest, and the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing in accordance with the terms of the Plan, without further notice to interested parties.

3.	Record Date for Voting Purposes. October 29, 2020 shall be the voting record date (the “Voting Record Date”) for all Creditors entitled to vote on the Plan, as described in the Disclosure Statement Approval Order.

4.	Voting Deadline. All votes to accept or reject the Plan must be received by 4:00 p.m. (prevailing Central Time) on November 30, 2020 (the “Voting Deadline”). Any failure to follow the voting instructions contained in the Disclosure Statement Approval Order and on the Ballots that will be included in the Solicitation Materials that will be sent to creditors and interest holders entitled to vote on the Plan may disqualify your Ballot and your vote.

1 The Debtors in these Chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Tuesday Morning Corporation (8532) (“TM Corp.”); TMI Holdings, Inc. (6658) (“TMI Holdings”); Tuesday Morning, Inc. (2994) (“TMI”); Friday Morning, LLC (3440) (“FM LLC”); Days of the Week, Inc. (4231) (“DOTW”); Nights of the Week, Inc. (7141) (“NOTW”); and Tuesday Morning Partners, Ltd. (4232) (“TMP”). The location of the Debtors’ service address is 6250 LBJ Freeway, Dallas, TX 75240.

2 Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan

5.	Bar Date. Any person or entity (excluding governmental units) holding a Claim or Interest against the Debtors that arose or is deemed to have arisen prior to May 27, 2020 (the “Petition Date”), must have filed a proof of claim or interest on or before August 28, 2020. Pursuant to Bankruptcy Code § 502(b)(9) of the Bankruptcy Code, the deadline for filing a Proof of Claim by any Governmental Unit is November 23, 2020.

6.	Parties in Interest Not Entitled to Vote. Holders of Unimpaired Claims and holders of Claims or Interests who will receive no distribution under the Plan are not entitled to vote on the Plan. Such holders shall receive a Non-Voting Status Notice or Unimpaired-Voting Status Notice, rather than a Ballot.

7.	Objections to Confirmation. Objections, if any, to the confirmation of the Plan must (a) be in writing; (b) be in the English language; (c) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such party; (d) state with particularity the basis and nature of any objection to the Plan; and (e) be filed, together with proof of service, with the Court and served so that they are received by the following parties (the “Confirmation Service List”), no later than November 30, 2020 at 4:00 p.m. (prevailing Central Time) (the “Confirmation Hearing Deadline”): (i) counsel for the Debtors, Ian T. Peck (ian.peck@haynesboone.com), Jarom J. Yates (jarom.yates@haynesboone.com), and Jordan E. Chavez (jordan.chavez@haynesboone.com); (ii) counsel for the ABL DIP Agent, William L. Wallander (bwallander@ve.com), Bradley R. Foxman (bfoxman@ve.com), James J. Lee (jlee@ve.com), Kristie T. Duchesne (kduchesne@ve.com), and Matthew D. Struble (mstruble@ve.com); (iii) counsel for the DIP Term Agent, John C. Longmire (jlongmire@willkie.com), Daniel Durschlag (ddurschlag@willkie.com), Andrew S. Mordkoff (amordkoff@willkie.com), (v) counsel for the Creditors Committee, David M. Banker (dbanker@mmwr.com), Gilbert R. Saydah (gsaydah@mmwr.com), Edward L. Schnitzer (eschnitzer@mmwr.com), Deborah M. Perry (dperry@munsch.com), and Kevin M. Lippman (klippman@munsch.com); and (v) counsel for the Office of the United States Trustee for the Northern District of Texas, Nancy S. Resnick (nancy.s.resnick@usdoj.gov), Lisa L. Lambert (lisa.l.lambert@usdoj.gov).

8.	Witness and Exhibit List. Any party (other than the Debtors) who intends to present witnesses and/or exhibits at the Confirmation Hearing shall file a witness and exhibit list with the Court no later than the Confirmation Objection Deadline and shall simultaneously provide any such exhibits electronically to the Confirmation Service List, unless otherwise agreed to by the Debtors and such party. The Debtors shall file their witness and exhibit list with the Court one day after the Confirmation Objection Deadline and shall simultaneously provide any such exhibits electronically to the Confirmation Service List and to any objecting party.

9.	Executory Contracts and Unexpired Leases. Pursuant to the Plan, the Debtors will assume all executory contracts and unexpired leases other than those executory contracts and unexpired leases expressly rejected. Unless otherwise specified, the assumed executory contracts and unexpired leases include all exhibits, schedules, riders, modifications, amendments, supplements, attachments, restatements, or other agreements made directly or indirectly by an agreement, instrument, or other document that in any manner affects such agreement. Pursuant to the Cure Procedures, and as detailed in the Cure Notice provided to all counterparties of the Debtors’ executory contracts and unexpired leases (the “Contracts”), all objections to the assumption of any Contract, including without limitation any objection to the Debtors’ proposed Cure Amount (the “Cure Amount”) or the provision of adequate assurance of future performance under any Contract pursuant to Bankruptcy Code § 365 (“Adequate Assurance”) must: (a) be in writing; (b) be in the English language; (c) state the name and address of the objecting Contract Counterparty; (d) be filed, together with proof of service, with the Court and served so that they are received by the parties to the Confirmation Service List, no later than November 23, 2020 at 4:00 p.m. (prevailing Central Time) (the “Cure Objection Bar Date”); (e) identify the Contract to which the objector is party; (f) describe with particularity any dispute the Contract Counterparty has under Bankruptcy Code § 365 with the Cure Amount and identify the bases of the dispute under the Contract; (g) attach all supporting documents; and (h) if the response contains an objection to Adequate Assurance, state with specificity what the objecting party believes is required to provide Adequate Assurance. To the extent a Contract is not listed on the Cure Notice, the Cure Amount for such unlisted Contract shall be deemed to be $0.00, and any objection to such Cure Amount shall be filed in accordance with the Disclosure Statement Approval Order.

10.	Additional Information. Any party wishing to view the Plan, Plan Supplement, Disclosure Statement or the Disclosure Statement Approval Order may view such documents at https://dm.epiq11.com/case/tuesdaymorning/info. Any party in interest wishing to obtain information about the solicitation procedures or balloting should contact the Debtors’ Claims and Balloting Agent Epiq Corporate Restructuring, LLC, by (i) toll-free telephone (855) 917-3492 (U.S.) or (503) 520-4429 (Non-U.S.) or (ii) E-mail at TuesdayMorningInfo@epiqglobal.com.

Dated: ____________, 2020

HAYNES AND BOONE, LLP

Ian T. Peck

State Bar No. 24013306

Jarom J. Yates

State Bar No. 24071134

Jordan E. Chavez

State Bar No. 24109883

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Telephone: 214.651.5000

Facsimile: 214.651.5940

Email: ian.peck@haynesboone.com

Email: jarom.yates@haynesboone.com

Email: jordan.chavez@haynesboone.com

ATTORNEYS FOR THE DEBTORS

EXHIBIT 3 TO THE DISCLOSURE STATEMENT

LIQUIDATION ANALYSIS

TUESDAY MORNING CORPORATION, et al.

LIQUIDATION ANALYSIS [1]

INTRODUCTION

Section 1129(a)(7) of the Bankruptcy Code (often called the "Best Interests Test"), requires that a Bankruptcy Court find, as a condition of confirmation, that the Chapter 11 plan provides, with respect to each class, that each holder of an Allowed Claim either (i) has accepted the plan of reorganization, or (ii) will receive or retain under the plan property of a value, as of the plan’s assumed effective date, that is not less than the value such non-accepting holders would receive or retain if the debtors were to be liquidated under chapter 7 of the Bankruptcy Code.

In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors' assets under Chapter 7. The Debtors, with assistance of their restructuring advisor, have prepared this hypothetical Liquidation Analysis (the "Liquidation Analysis") in connection with the Disclosure Statement. The Liquidation Analysis reflects the estimated cash proceeds net of liquidation related costs that would be available to the Debtors' creditors if the Debtors were to be liquidated under Chapter 7 as an alternative to continued operation of the Debtors' businesses under the Plan. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon the assumptions discussed herein and in the Disclosure Statement.

UNDERLYING THE LIQUIDATION ANALYSIS ARE NUMEROUS ESTIMATES AND ASSUMPTIONS REGARDING LIQUIDATION THAT, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY DEBTORS' MANAGEMENT AND ITS ADVISORS, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS AND ITS MANAGEMENT. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, LIQUIDATED, AND ACTUAL RESULTS COULD MATERIALLY DIFFER FROM THE RESULTS SET FORTH HEREIN.

GENERAL ASSUMPTIONS

Overview of the Liquidation Process
The Debtors prepared this Liquidation Analysis in connection with their solicitation of votes to accept or reject their Plan, which contemplates a reorganization of Tuesday Morning Corporation ("Tuesday Morning"), along with 6 of its direct and indirect subsidiaries (the "Debtor Subsidiaries") on a combined basis. Under the hypothetical Chapter 7 scenario in this Liquidation Analysis. Tuesday Morning and its Debtor Subsidiaries are collectively referred to as the "Chapter 7 Debtors".

In a hypothetical Chapter 7, a trustee (the "Chapter 7 Trustee") would be appointed to manage the Chapter 7 Debtors' affairs and to conduct a liquidation of the Chapter 7 Debtors' assets. The Chapter 7 Debtors' assets would be liquidated, rather than liquidating Tuesday Morning's equity interests in the Debtor Subsidiaries, in order to provide for a sale "free and clear" to purchasers. The Liquidation Analysis assumes that the Chapter 7 Debtors would be forced to cease substantially all operations in an orderly manner and use their cash position to liquidate their assets and pay claims in accordance with the priority of claims set forth in the Bankruptcy Code.

The basis of the Liquidation Analysis is the Debtors’ projected cash balance and assets as of October 31, 2020 (the “Conversion Date”) and the net costs to execute the administration of the wind down of the Debtors' estates. The Liquidation Analysis assumes that the Debtors would commence a Chapter 7 liquidation on or about the Conversion Date under the supervision of a single court appointed Chapter 7 trustee. The Chapter 7 trustee would oversee the Debtors’ inventory liquidation in addition to attempting to sell or otherwise monetize other assets owned by the Debtors to one or multiple buyers. During the first three months, the Debtors would complete going-out-of-business sales for all remaining store inventory, furniture, fixtures, and equipment (“FF&E”). After closing store sales are completed, the Debtors would primarily focus on monetizing and collecting other assets. Throughout the three month period following the Conversion Date, the Debtors would also be working on administrative activities, such as final creditor distributions needed to complete the wind down of the Estates. The Liquidation Analysis reflects the wind down and liquidation of substantially all of the Debtors’ assets and the distribution of available proceeds to holders of Allowed Claims during the period after the Conversion Date.

Dependence on Assumptions
The Liquidation Analysis depends on a number of estimates and assumptions. Although developed and considered reasonable by the management and the restructuring advisor of the Debtors, the assumptions are inherently subject to significant economic, business, regulatory and competitive uncertainties and contingencies beyond the control of the Debtors or their management. The Liquidation Analysis is also based on the Debtors’ best judgment of how numerous decisions in the liquidation process would be resolved. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

Dependence on Balance Sheet Forecast
This Liquidation Analysis contains numerous estimates that are under review and \remains subject to further legal and accounting analysis.

Hypothetical Liquidation Period
The Liquidation Analysis assumes an expedited, but orderly, wind-down of the Debtors' operations to maximize recovery values. The Chapter 7 Debtors assume the majority of the wind-down to be accomplished and the liquidation to take up to three months to be fully completed. The estimated length of the liquidation is based generally on the observed timeline for the first and second wave of store closing sales conducted at the onset of the Debtors' Chapter 11 cases. Both waves of the Debtors' store closing sales executed between the months of June and August 2020 were completed in approximately ten weeks. The timeline for closing sales in the hypothetical liquidation period of this analysis have been adjusted to account for the substantial increase in the number of stores to be liquidated relative to both waves of initial store closings and the potential for unforeseen risks and uncertainties related to the COVID-19 pandemic.

Estimate of Net Proceeds
The estimated cash proceeds that could be realized in a liquidation are approximated by evaluating the Chapter 7 Debtors' assets and the likely ranges of recoverability under an expedited hypothetical liquidation by the Chapter 7 Trustee. The Chapter 7 Debtors' assets primarily consist of (i) cash and cash equivalents, (ii) inventory, (iii) property and equipment assets, and (iv) additional operating assets such as prepaid expenses and other current assets. The bases for net proceeds estimated in the Liquidation Analysis are discussed more fully in the specific Footnotes accompanying this analysis.

For the purposes of the Liquidation Analysis, the real estate property assets included in the analysis are based on independent third-party appraisals of the Debtors' owned real estate properties completed in August 2020 and considering market conditions at this time, including the economic impacts of the Covid-19 pandemic.

Estimate of Costs
The estimated costs that would be incurred by the Chapter 7 Trustee to execute the hypothetical liquidation plan consist primarily of (i) the statutory fee of 3% of distributable assets paid for the services of the Chapter 7 Trustee, (ii) estimated commissions of 1.5% of realized closing store sales amounts owed to liquidating agents, (iii) super-priority claims arising from unpaid fees owed to Restructuring Professionals incurred during the Debtors' Chapter 11 cases and prior to the Chapter 7 conversion, and (iv) the fees and expenses of the Chapter 7 Trustee's legal and financial restructuring professionals retained during the pendency of the Chapter 7 liquidation. As applicable, these costs are offset by any interim free cash flows generated during the course of the liquidation. In a Chapter 7 case, the wind-down expenses may be greater or less than the estimated amounts presented. Such expenses are dependent on, among other things, the length of time required to conduct the liquidation and related wind-down.

Distribution of Net Proceeds
The proceeds available represent the sum of the disposition of the Chapter 7 Debtors' estimated assets and cash at the commencement of the hypothetical Chapter 7 liquidation.

Available proceeds from the liquidation of assets and cash would first be applied to the payment of post petition Administrative Claims (first claims arising from the wind-down of the Chapter 7 Debtors' business during the Chapter 7 liquidation process and thereafter to any post petition expenses associated with the Chapter 11 reorganization process). Following the payment of Administrative Claims, net proceeds attributable to the liquidation of the Chapter 7 Debtors' assets would first be applied to any claims secured by the Chapter 7 Debtors' various assets. Remaining liquidated proceeds and cash, if any, after full satisfaction of secured claims and administrative and priority claims would be applied to satisfaction the specific Debtor's unsecured claims ("Unsecured Claims"), which consist of General Unsecured Claims and any additional unsecured claims that arise in a Chapter 7 liquidation.

To the extent that the Debtors have sufficient liquidated proceeds and cash to satisfy all Administrative, Secured and Unsecured claims against it, net remaining unencumbered cash is assumed to be utilized to satisfy obligations of Equity Interests in accordance with the priority code set forth in the Bankruptcy Code and as described above.

Any secured claims that are not satisfied by the liquidation of the underlying collateral securing the claims would represent an unsecured deficiency claim.

The following table summarizes the estimated proceeds that would be available for distribution to the Chapter 7 Debtors' creditors and equity interest holders in a hypothetical liquidation of the estates under Chapter 7 of the Bankruptcy Code. The estimated recoveries do not reflect any potential negative impact on the distributable value available to the Chapter 7 Debtors' creditors on account of any potential unknown and contingent liabilities. Additional assumptions with respect to the Liquidation Analysis are provided in the accompanying footnotes to this table.

Notes
1 - Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

TUESDAY MORNING CORPORATION, et al.

HYPOTHETICAL LIQUIDATION ANALYSIS
(Amounts in $US Millions)

		% Recovery		Liquidation Proceeds
	Balance	Low	High	Low	High	NOTE
ASSET LIQUIDATION PROCEEDS

Cash and Cash Equivalents	$ 10.7	100%	100%	$10.7	$10.7	1
Cash in Store Tills	0.5	80%	100%	0.4	0.5	2
Credit Card Receivables	3.1	90%	100%	2.8	3.1	3
Inventory / Going Out of Business Sales Proceeds	103.5	100%	140%	103.5	144.9	4
Dallas Real Estate	53.2	75%	100%	39.9	53.2	5
Property, Plant and Equipment Assets	47.8	6%	10%	2.9	4.8	6
Prepaid Expenses	9.9	10%	30%	1.0	3.0	7
Other Assets	9.8	10%	30%	1.0	2.9	8
Preference Recoveries	36.0	2%	10%	0.7	3.6	9
Proceeds Available for Post-Petition Administrative Claims	$ 274.5			$162.8	$226.7

LESS: WIND-DOWN COSTS:

Operating Expenses: Merchandise	(35.0)	(35.0)	(35.0)	10
Operating Expenses: Payroll and Benefits		(26.6)	(20.4)	11
Operating Expenses: Rent		(18.4)	(12.3)	12
Operating Expenses: Occupancy Costs, Freight and Other		(11.7)	(10.3)	13
Other Costs of Going Out of Business Sales		(14.4)	(8.7)	14
Unpaid Pre-Conversion and Wind-Down Professional Fees	(8.4)	(10.1)	(6.7)	15
Chapter 7 Trustee Fees		(6.8)	(4.9)	16
Wind-down Professionals Costs	(0.8)	(0.8)	(0.8)	17
Sales Taxes		(10.5)	(7.5)	18
Gift Card Realization	(1.9)	(1.9)	0.0	19
Proceeds Available for Allocation After Post-Petition Administrative Claims		$ 26.7	$ 120.1

DISTRIBUTION OF NET LIQUIDATION PROCEEDS TO CREDITORS

		Recovery Estimate
	Balance	Low	High	NOTE
LIQUIDATION CLAIMS

Secured Claims				20
Existing First Lien Credit Facility Claim	0.1	(0.1)	(0.1)
Other Secured Claims	0.2	(0.2)	(0.2)
Total Secured Claims	0.3	(0.3)	(0.3)
Estimated Recovery %		100%	100%

Net Proceeds Available for Administrative/Priority Claims		$ 26.4	$ 119.8

Administrative and Priority Claims				21
Administrative Claims	6.5	(7.5)	(5.5)
Priority Claims	0.5	(0.5)	(0.5)
WARN Act Claims	9.3	(9.3)	(6.7)	22
Total Administrative and Priority Claims	16.3	(17.3)	(12.7)
Estimated Recovery %		100%	100%

Cash Available for Unsecured Claims Distribution		$ 9.1	$ 107.1

General Unsecured Claims				23
Trade Claims	90.7	(90.7)	(90.7)
Lease Rejection Claims	119.3	(119.3)	(119.3)
Preference Action Claims	36.0	(5.4)	(1.1)	9
Severance Claims	8.0	(8.0)	(8.0)	24
Total GUC Claims	253.9	(223.3)	(219.0)
Estimated Recovery %		4%	49%

Cash Available for Distribution to Equity Holders		$ -	$ -	25

TUESDAY MORNING CORPORATION, et al.

FOOTNOTES TO THE HYPOTHETICAL LIQUIDATION ANALYSIS

PROCEEDS AVAILABLE FOR DISTRIBUTION

1	Cash and Cash Equivalents
Cash balance presented herein represents the projected balance as of the Conversion Date. The Liquidation analysis assumes 100% of recovery for cash in company bank accounts.

2	Cash in Store Tills
Amounts based on the Debtors' 7/31/2020 Balance Sheets. The Liquidation analysis assumes 100% recovery for cash in store tills for the High Case and 80% in the Low Case to reflect risks related to in-store cash control in an accelerated store closing scenario.

3	Credit Card Receivables
Credit Card Receivables include amounts due from customers for in-store sales. Estimated proceeds realized from credit card receivables under a liquidation are based on management's estimate of collectability.

4	Inventory / Going Out of Business Sales Proceeds
The Liquidation Analysis includes estimated inventory at cost as of the Conversion Date of $103.5 million across all debtor entities. Inventory is assumed to be sold "as is, where is" through orderly liquidations with recovery values and timelines based on third-party inventory appraisals, which were further adjusted, as appropriate, to reflect the potential adverse impact of the COVID-19 pandemic as well as the accelerated, simultaneous liquidation of all store inventories. Liquidation timelines herein range from eight to twelve weeks based on multiple characteristics, including brand, inventory mix, location of inventory, and expected sales penetration. Estimated recovery reflects the net orderly liquidation value ("NOLV") of the inventory, and accounts for costs related to selling through the inventory such as occupancy, payroll, liquidation fees, freight, and other general selling expenses (all of which are presented below as "Wind-down Costs"). The estimated recovery range on inventory is 100% to 140% of cost, or implied discounts of approximately 30% to 50% from blended average retail prices.

5	Dallas Real Estate
The Liquidation Analysis assumes that the Trustee would attempt to sell or otherwise monetize the remaining owned real property by the Debtors to one or multiple buyers. Debtor-owned real properties to be monetized in a hypothetical liquidation include the Dallas Headquarters and the Dallas Distribution Center. Other than the DIP Term Loan, there are no secured claims or mortgages against the owned properties. The assumed recovery range on owned property is based on third-party appraisals conducted in August 2020, which reflect “fair value” of the owned properties and are adjusted to reflect the forced sale in a compressed timeframe that would likely occur during a Chapter 7 liquidation.

6	Property, Plant and Equipment Assets
Amounts based on the Debtors' 7/31/2020 Balance Sheets. Property and equipment assets consist of buildings, land, distribution center equipment and machinery, leasehold improvements, store fixtures, FF&E, and information technology (“IT”). Leasehold improvements and IT assets are assumed to yield minimal recoveries in the range of 6-10% of net book value due to the accelerated wind-down, impacts of the Covid-19 pandemic and abundance of similar items that may be available in the market from other impaired retailers.

7	Prepaid Expenses
Amounts based on the Debtors' 7/31/2020 Balance Sheets. Prepaid expenses include prepayments for rent, supplies, insurance, payroll, taxes among other miscellaneous expenses. The Liquidation Analysis assumes no recovery on prepaid payroll. Prepaid rent and taxes assume no recovery as there are outstanding amounts owed to both landlords and governmental agencies. Prepaid supplies, insurance and other current assets assume 10% to 30% recovery based on the low likelihood of any return of cash from vendors and or on insurance policies. The blended recovery range on prepaid expenses is 10% to 30% of estimated book value.

8	Other Assets
Amounts based on the Debtors' 7/31/2020 Balance Sheets. Other Assets consist primarily of the Debtors' estimated Federal Income Tax receivable.

TUESDAY MORNING CORPORATION, et al.

FOOTNOTES TO THE HYPOTHETICAL LIQUIDATION ANALYSIS

9	Preference Recoveries / Preference Action Claims
Debtors have estimated Preference Recoveries based on analysis of the 90-Day Payments included in their Statements of Financial Affairs. Recovery ranges are based on estimated net amounts recovered, after related costs of collection which are assumed to be 33% of proceeds. Preference Recoveries would generate related General Unsecured Claims (at gross amounts recovered) and are presented as corresponding General Unsecured Claims below. Other Avoidance Actions, if any exist, have not been considered in this analysis. Any recoveries related to Other Avoidance Actions would increase the proceeds available for distribution presented herein.

WIND-DOWN COSTS

10	Operating Expenses: Merchandise
Liquidating operating expenses related to merchandise consist of unpaid in-store, in-warehouse or in-transit inventory receipts. The merchandise operating expense in this analysis is based primarily on merchandise accounts payable as of the Conversion Date and includes an estimated balance for goods which have been received but not yet invoiced that may not be cancellable on a timely basis in a liquidation scenario..

11	Operating Expenses: Payroll and Benefits
Accrued payroll and benefits are assumed to be paid in the ordinary course as part of the wind-down process. Non-payment of these expenses would likely have an immediate and significant destabilizing effect on the orderly wind-down of the Debtors' estates and otherwise represent Administrative Claims Accrued Payroll and Benefits expenses include corporate and store salaries, wages and benefits, and are based on weekly projections of related expenses for the entirety of the hypothetical liquidation period.

12	Operating Expenses: Rent
Rent is generally paid to landlords at the beginning of each month. The Liquidation Analysis herein assumes ranges of two to three months of rent expenses for all leased properties (to support the hypothetical eight to twelve week store liquidation sales). Delays to the proposed timeline of closing store sales beyond twelve weeks would materially increase rent expenses.

13	Operating Expenses: Occupancy Costs, Freight and Other
Occupancy, freight and Other expenses reflect operating costs over an eight to twelve week period corresponding to the hypothetical store liquidation sales. These costs primarily consist of utilities, freight, store supplies and other store operation items.

14	Other Costs of Going Out of Business Sales
Liquidation costs of $9.2 million consist of (i) promotion and advertising expenses, (ii) liquidation fees (assumed to be 1.5% of gross closing store sales proceeds), (iii) liquidator supervisory fees to manage closing store sales and (iv) other expenses required to monetize the Debtors' inventory assets and complete the store closing process. These assumptions are consistent with the Debtors' previous store closings during the pendency of their Chapter 11 cases.

15	Unpaid Pre-Conversion and Wind-Down Professional Fees
Professional costs assume approximately $8.4 million, representing approximately 60 days of professional fees at anticipated Chapter 11 run-rates could remain outstanding and unpaid at the conversion to Chapter 7. Further, the Debtors have included the 20% holdback for professional fees to legal and financial advisors pending in the Chapter 11 cases prior to the conversion.

16	Chapter 7 Trustee Fees
The Chapter 7 Debtors estimate that they would incur Chapter 7 Trustee fees of approximately $5.1 million to $7.0 million based on 3% of the gross proceeds available for distribution. The Liquidation Analysis assumes that one Chapter 7 Trustee is appointed for all of the Chapter 7 Debtors. To the extent additional Trustees are appointed, the Debtors would incur additional costs to what is presented herein.

17	Wind-down Professionals Costs
Cost estimate is based on estimated Professional Fees incurred by the Chapter 7 Trustee after the conversion from Chapter 11 cases.

18	Sales Tax
Sales taxes to be remitted are calculated as 7.3% of Going out of Business sales proceeds presented above.

TUESDAY MORNING CORPORATION, et al.

FOOTNOTES TO THE HYPOTHETICAL LIQUIDATION ANALYSIS

19	Gift Card Realization
Low Case is based on amounts included on the Debtors' 7/31/2020 Balance Sheets. High Case assumes Debtors terminate the Gift Card program. This analysis excludes any potential claims that could arise from the hypothetical termination of the Gift Card program which would decrease the recoveries presented herein.

TUESDAY MORNING CORPORATION, et al.

FOOTNOTES TO THE HYPOTHETICAL LIQUIDATION ANALYSIS

DISTRIBUTION OF PROCEEDS TO CLAIMS AND INTERESTS

20	Secured Claims

Pre-Petition ABL Facility and DIP ABL Facility Borrowings
This Liquidation Analysis assumes there are no borrowings outstanding under the DIP ABL Facility or the DIP Term Loan as of the Conversion Date. The Debtors do not anticipate any additional borrowings on the DIP ABL Facility or the DIP Term Loan prior to the Conversion Date. Borrowings under Pre-Petition ABL Facility were paid down to a balance of $100,000.00 as of June 2020.

Other Secured Claims
Estimated exposure based on on-going review of asserted filed claims as of the August 28, 2020 General Bar Date and Liabilities Included on the Debtors; Schedules of Assets and Liabilities.

21	Administrative and Priority Claims
Administrative claims include from $5.0MM and $7.0MM of post-petition rents related to negotiated lease amendments that provide that any post-petition lease savings during lease re-negotiations be retroactively considered as post-petition rent. Administrative claims also include $0.5MM for estimated exposure based on on-going review of asserted filed claims as of the August 28, 2020 General Bar Date and Liabilities Included on the Debtors' Schedules of Assets and Liabilities.

Priority claims reflect estimated exposure based on on-going review of asserted filed claims as of the August 28, 2020 General Bar Date and Liabilities Included on the Debtors' Schedules of Assets and Liabilities.

22	WARN Act Claims
Potential WARN Act claims are estimated based on an analysis of the Debtors’ potential Federal WARN Act liability using the Debtors’ September 2020 employee roster.

23	Estimated General Unsecured Claims
General Unsecured Claims consist primarily of pre-petition trade claims and rent rejection damages for all leased properties. Trade claims represents the estimated accounts payable balance as of the Petition Date and consider initial analysis of asserted claims as of the August 28, 2020 General Bar Date.. Rent rejection claims were estimated pursuant to the rejection damages calculation consistent with the Bankruptcy Code. Annual rents were used to calculate the greater of (a) one year’s rent; and (b) 15% of the remaining lease term, not to exceed 3-years rent.

24	Severance Claims
Potential exposure based on eligible employees, assuming no change in control. For the purposes of this analysis, severance claims are assumed to be general unsecured liabilities. Any claims that may be eligible for Priority recoveries, if any, are not considered in this analysis. Reclassification of any of these amounts to Priority status would decrease recoveries to General Unsecured Claims as presented.

25	Equity Interests
All excess proceeds available after the satisfaction of Secured Claims, Administrative and Priority Claims, and General Unsecured Claims are assumed to be distributed in accordance with Chapter 7 requirements in satisfaction of remaining claims and interests. Proceeds in this analysis do not fully satisfy General Secured claim liabilities; consequently, no proceeds would be available for distribution to Equity Holders.

EXHIBIT 4 TO THE DISCLOSURE STATEMENT

FINANCIAL PROJECTIONS

The prospective financial information included in this Disclosure Statement has been prepared by, and is the responsibility of, the Debtors’ management team (“Management”). No independent auditors have examined, compiled or performed any procedures with respect to the accompanying prospective financial information.

Other than as required by applicable securities law, the Debtors do not, as a matter of course, publish their business plans, budgets or strategies or disclose projections or forecasts of their anticipated financial positions, results of operations or cash flows. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans, budgets, strategies, projections or forecasts of their anticipated financial positions, results of operations or cash flows to holders of Claims or Interests prior to the Effective Date or to include such information in documents required to be filed with the SEC or otherwise make such information publicly available.

The assumptions, projections and other financial information contained in this section contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Debtors’ Management, with the assistance of their advisors, has prepared the Financial Projections to assist the Bankruptcy Court in determining whether the Plan1 meets the “feasibility” requirements of section 1129(a)(11) of title 11 of the United States Code (the “Bankruptcy Code”). The Debtors believe that the Plan meets such requirements. In connection with the negotiation and development of the Plan, and for the purpose of determining whether the Plan meets the feasibility standard outlined in the Bankruptcy Code, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources during the Projection Period (as defined below). With this consideration in mind, the Debtors’ Management and advisors prepared consolidated financial projections (the “Projections” or “Financial Projections”) for the six-month period ending June 30, 2021 and for the fiscal years ending June 30, 2021 through June 30, 2023 (the “Projection Period”). The Financial Projections are based on a number of assumptions made by Management and their advisors with respect to the potential future performance of the Reorganized Debtors’ operations assuming the consummation of the Plan. The Financial Projections are presented on a consolidated basis, including estimates of operating results for Debtor entities combined. The Financial Projections will assist each holder of a Claim or Interest in the Debtors to determine whether to vote to accept or to reject the Plan.

Importantly, in the event that the Debtors opt to pursue a going concern sale of the Debtors’ business to a third party, whether pursuant to a plan or pursuant to a sale under Bankruptcy Code § 363, the third party may have materially different views on future performance and strategy. These Projections are not meant to, nor should they be construed as, influencing or establishing a business plan of any such third party. In the event of such a sale, the Financial Projections will not be a relevant component of any plan relating to such sale or such subsequent plan as may be proposed in these Chapter 11 Cases.

The Projections present, to the best of the Debtors’ knowledge and belief, the Reorganized Debtors’ projected balance sheet, results of operations, and cash flows for the Projection Period and reflect the Debtors’ assumptions and judgments of the projections based on a Plan Effective Date (the “Emergence Date”) of December 22, 2020. The impact of the restructuring transactions and the recapitalization of the Company’s capital structure is shown on the predecessor company balance sheet, using a date of December 22, 2020.

1 Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

In general, as illustrated by the Financial Projections, the Debtors are projected to have sufficient cash flow to pay and service their post-restructuring debt obligations, including the General Unsecured Bonds or “GUC Bonds” and to operate their business. The Debtors believe that the Confirmation Date and Effective Date are not likely to be followed by either the liquidation or the further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirements of section 1129(a)(11) of the Bankruptcy Code.

The Company’s board of directors was not asked to and did not approve the Financial Projections or evaluate or endorse the projections or the assumptions underlying the Financial Projections. Moreover, THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTED BALANCE SHEETS DO NOT REFLECT THE IMPACT OF FRESH START ACCOUNTING, WHICH COULD RESULT IN A MATERIAL CHANGE TO ANY OF THE PROJECTED VALUES. THE INDEPENDENT AUDITOR FOR THE COMPANY HAS NOT EXAMINED, COMPILED, OR OTHERWISE PERFORMED ANY PROCEDURES ON THE FOLLOWING PROSPECTIVE FINANCIAL INFORMATION AND, CONSEQUENTLY, DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROSPECTIVE FINANCIAL INFORMATION.

ALTHOUGH MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, IT IS IMPORTANT TO NOTE THAT THE DEBTORS AND THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN ARTICLE XIV OF THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE RISK FACTORS SET FORTH IN ARTICLE XIV OF THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES, AND ANY RESULTING CHANGES TO THE FINANCIAL PROJECTIONS COULD BE MATERIAL.

1. General Assumptions

Presentation: The Financial Projections are presented on a consolidated basis, including estimates of operating results for Debtor entities combined.

Accounting Policies: The Financial Projections may not reflect all of the adjustments necessary to implement fresh-start accounting pursuant to Accounting Standards Certification 852-10, as issued by the Financial Accounting Standards Board.

Methodology: Key personnel from all of the Debtors’ various business functions provided input in the development of the Financial Projections. The Financial Projections were developed based upon the projected activity levels for the 490 stores the Debtors intend to continue operating (the “Go Forward Footprint Stores”) (i.e., four-wall profitability).2 Four-wall profitability was estimated based on historical gross margin trends applied to projected levels of revenue with estimates for store-level SG&A costs. Four-wall profitability was then reduced by estimates for distribution center expenses and corporate expenses. In addition, capital expenditures were projected based on maintenance capital expenditure requirements for stores, the corporate office, and the Dallas distribution center.

Plan Consummation: The Financial Projections assume that the Plan will be confirmed or go effective on or about December 22, 2020.

Projection Period: The Financial Projections contained herein cover the period beginning January 1, 2020 through June 30, 2023. The period of July through June represents the Company’s fiscal calendar.

Operations: The Financial Projections incorporate the Company’s planned sales and cost initiatives, as well as operational restructuring activities. The Financial Projections reflect four main operational restructuring activities undertaken while in bankruptcy:

1.	Store Closings: The Debtors’ Management and advisors undertook an extensive analysis of the Debtors’ existing store footprint to determine whether the Debtors should close any stores in connection with their broader financial and operational restructuring initiatives. In formulating the list of stores, the Debtors considered, among other factors, historical store profitability, recent sales trends, the geographic market in which the store is located, the potential to realize negotiated rent reductions with applicable landlords, and specific circumstances related to a store’s performance. The projections herein reflect 199 stores that have been selected for closure, with a total of 490 stores comprising the Go Forward Footprint Stores.

2.	Lease Renegotiations: In connection with the restructuring, the Debtors’ Management and advisors renegotiated their store leases. The Financial Projections reflect a significant amount of lease savings achieved on the Go Forward Footprint Stores.[3]

3.	Supply Chain Rationalization: A comprehensive assessment of current and projected inbound, outbound, and facility volumes reveal the opportunity to rationalize the Debtors’ current distribution network. In conjunction with the store closures, the Debtors have closed the Phoenix distribution center and will operate solely out of the Dallas distribution center. The Financial Projections reflect the result of the distribution center closure primarily through the DC Network expenses in SG&A costs and reflect a significant amount of savings.

2 No additional store openings or closings are contemplated within the Projections.

3 43 amendments are still in the process of being executed out of 386 total.

4.	Corporate and Field Personnel Rationalization: In connection with the store closures, a realignment of regions and districts (field operations) was undertaken which resulted in a reduction to region and district personnel. An assessment of corporate personnel was also undertaken which resulted in a reduction to the corporate headcount. The reduction to field level employees is primarily found in store expenses and the reduction to the corporate headcount is primarily found in corporate expenses in SG&A costs and reflect a significant amount of savings.

2. Summary of Significant Assumptions With Respect to the Projected Income Statement

The Projections were developed using detailed assumptions for revenues and costs. The Debtors considered the following factors in developing the Projections:

i.	The overall economic environment;
ii.	Current and projected market conditions for the off-price retail segment;
iii.	No material changes to the composition of the Go Forward Footprint Stores;
iv.	The Debtors’ emergence from chapter 11 on the Emergence Date; and
v.	Various other economic, industry, and company specific factors.

Net Sales: Net Sales in the Financial Projections are generated based on consumer purchases at the Go Forward Footprint Stores. Net sales were projected based on estimates of same store sales growth applied to FY 2019 sales for January 2021 through June 2022. FY 2023 (July 2022 – June 2023) net sales were based on same stores sales growth estimates applied to FY 2022 net sales. Please see the table below for growth estimates.

	FY21Q3	FY21Q4	FY22	FY23
Net Sales Growth	0%	0%	2%	3%
Base	FY19Q3	FY19Q4	FY19	FY22

The above growth estimates were based primarily on third party market research focused on the off-price retail segment, GDP/inflationary growth forecasts, historical growth trends, and various other factors including the rationalizing of the store footprint.

Cost of sales: Cost of sales comprises costs contributing to gross margin including acquisition (product cost) markdowns, damages, employee discounts, shrink, freight in, and other cost of sales.4 IMU (initial markup over product cost) is projected to decrease 20 basis points in each successive fiscal year for FY22 and FY23. Cost of sales were projected based on historical margins with freight being adjusted for the shipment weeks and projected increases in average unit retail metrics over the forecast period. Freight is discussed further with the DC expenses below.

4 UNICAP re-allocations have been ignored. UNICAP is an accounting re-allocation of a portion of SG&A costs into gross margin. For presentation and clarity purposes, the Projections do not reallocate this SG&A into gross margin.

Selling, General, and Administrative Expenses: SG&A costs consist of store expenses, DC expenses, and corporate expenses. Each category is discussed further below.

1.	Store Expenses: Store expenses primarily consist of store employee costs, rent and other occupancy costs, advertising, credit card fees, and various other store costs. Rent is presented as gross cash rent and is forecasted based on the composite of the individual lease terms incorporating lease amendments negotiated during bankruptcy.[5] Store employee costs are projected to increase 2.0% in FY23.
2.	Distribution Center Expenses: Distribution center expenses consist of freight out costs as well as labor, occupancy, and other costs incurred at the Dallas distribution center. Average unit retail is projected to increase from $9.90 in FY21 to $10.10 in FY23. 12 non-ship weeks are assumed each year over the forecast period. Operating lease expense of $3.6 million per year from an anticipated sale-leaseback transaction on the owned real estate has also been factored.[6]
3.	Corporate Expenses: Corporate expenses include back-office function costs including management, accounting personnel, IT, legal, etc. in addition to insurance costs, audit fees, etc. Operating lease expense of $0.8 million per year from an anticipated sale-leaseback transaction on the owned real estate has also been factored.[7]

Other income/(expense): Other income/(expense) primarily consists of interest expense and other income.

1.	Interest expense: Interest expense is forecasted based on the projected capital structure at emergence and incorporates interest based on assumed terms for the projected debt obligations outlined in the Plan in addition to the post-exit ABL.
2.	Other income: Other income is primarily the discount earned on sales tax for paying current month in advance.

Income tax expense: Any income tax expense has not been factored in the Projection Period. The Debtors have a NOL balance of approximately $140 million as of FYE 2020.

3. Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

Assets

Cash and Cash Equivalents: The Projections contain anticipated minimum cash balances required to provide liquidity for the Company’s operations.

Inventories: The Projections contain projected monthly ending inventory balances over the Projection Period. Inventory balances for FY23 are projected at 10% less than FY22.

5 43 amendments are still in the process of being executed out of 386 total.

6 The Debtors anticipate a sale-leaseback transaction. Should the Debtors pursue a term loan on the real estate, this will impact the projections contained herein.

7 The Debtors anticipate a sale-leaseback transaction. Should the Debtors pursue a term loan on the real estate, this will impact the projections contained herein.

Prepaid Expenses and Other Current Assets: Prepaid expenses primarily include prepaid insurance and supplies. Other current assets primarily include miscellaneous receivables.

Property, Plant, and Equipment: Changes in PP&E are primarily driven by capital spending plans and related depreciation. The Projections assume capital expenditures of approximately $5 million per year over the Projection Period.8

Right of Use Asset (and related operating lease liability): Right of use asset is the operating lease asset on the balance sheet and has been assumed fixed during the Projection Period.9

Other Non-Current Assets: Other non-current assets primarily include intellectual property and deposits.

Liabilities

Accounts Payable: Accounts payable is projected based on historical days payable outstanding reduced to align terms with current terms experienced in bankruptcy.

Accrued Expenses and Other Current Liabilities: Accrued expenses primarily include accrued payroll, interest, taxes, and other miscellaneous accrued items.

Current Portion of Lease Liability: This is the operating lease liability (current) on the balance sheet and has been assumed fixed during the Projection Period.10

Long term portion of Lease Liability: This is the operating lease liability (long term) on the balance sheet and has been assumed fixed during the Projection Period.11

Debt:

Upon consummation of the Plan, the Debtors are assumed to have the following debt obligations:12

(i)	$120 million New ABL Credit Facility to provide liquidity for general operating purposes at an estimated rate of LIBOR + 3.00% during the Projection Period and an unused line fee of 0.50% per annum;

8 Capital expenditures are projected to be approximately $8 million in calendar year 2021, and $5 million in fiscal years 2022 and 2023.

9 Lease balances will depend upon fresh start accounting assessments. Gross cash rent is projected throughout the Projection Period. An assumed amount for the anticipated sale-leaseback transaction has been added illustratively to the emergence balance sheet shown further below.

10 Lease balances will depend upon fresh start accounting assessments. Gross cash rent is projected throughout the Projection Period. An assumed amount for the assumed sale-leaseback transaction has been added illustratively to the emergence balance sheet shown further below.

11 Lease balances will depend upon fresh start accounting assessments. Gross cash rent is projected throughout the Projection Period. An assumed amount for the assumed sale-leaseback transaction has been added illustratively to the emergence balance sheet shown further below.

12 At the time of the filing of this Disclosure Statement, the Debtors are anticipating a sale-leaseback transaction to monetize the value of their real estate portfolio as a source of emergence financing. Should the Debtors opt to alternatively pursue a term loan on the real estate, the projections will be different than those contained herein.

(ii)	GUC Bonds of $44 million

Cash Flow Assumptions

Cash Flow from Operations:

During the Projection Period, it is expected that net working capital will be a $12.3 million source of cash. During the six-month period from January through June 2021 it is expected that net working capital will be a use of cash of approximately $1.4 million as the Company begins to build inventory off of projected depressed sales related to COVID.13 From July 2021 to June 2023, net working capital is projected to be a source of cash of approximately $13.7 million primarily driven by reduced inventory balances over the Projection Period partially offset by reductions in accounts payable balances.

Cash Flow from Investing:

Cash usage is primarily driven by investments in capital expenditures over the Projection Period.

Cash Flow from Financing:

Usage of cash primarily relates to the paydown of the New ABL Credit Facility during calendar year 2021. Projected amounts drawn on the New ABL Credit Facility early into 2021 are assumed to be repaid through free cash flows in CY2021. The GUC Bonds are also projected to require a payment of the Debtors’ excess cash flow in the first quarter of FY23 based on FY22 free cash flows.

4. Sources and Uses, Emergence Balance Sheet, and Projected Financials

The ‘‘Sources and Uses’’ set forth below presents the estimated sources and uses of funds for the consummation of the restructuring transactions contemplated in the Plan (the “Restructuring Transactions”). The actual amounts are subject to adjustment and may differ at the time of the consummation of the Restructuring Transactions, depending on several factors, including differences in estimated transaction fees and expenses, differences between actual and projected operating results and any differences in the contemplated real estate transaction financing when consummated.

13 Additionally, other current assets contain a $8.9 million source of cash mainly from prepaid rent at December 31, 2020 (forecast from January 2021 – June 2023 assumes cash rent is paid in current period).

Sources	Notes	Amount
Real Estate Transaction	(a)	$48,500
Borrowings under New ABL Credit Facility		4,480
Refund of Utilities Adequate Assurance Deposit		1,059
Cash on Balance Sheet		45,422
Total Sources		99,461

Uses
Repayment of DIP ABL Facilitiy	(b)	100
Payment of Post-Petition Interest and Fees		50
Payment of Stub Rent		800
Payment of Lease Cure Costs		4,200
Payment of GUC	(c)	82,109
Other Claims Resolution	(d)	2,202
Cash to Balance Sheet		10,000
Total Uses		$99,461

(a)	Reflects the value received from a sale-leaseback transaction.[14]
(b)	Repayment of pre-petition ABL balance.
(c)	Payment of GUC claims at the Emergence Date will depend on several factors, including the cash balance at the Emergence Date.
(d)	Payment of other claims including assumed other administrative and priority claims.

The “Projected Pro Forma Consolidated Balance Sheet as of the Emergence Date” presents: (a) the projected consolidated financial position of the Debtors as of December 22, 2020,15 prior to the consummation of the transactions contemplated in the Plan; (b) the pro forma adjustments to such projected consolidated financial position required to reflect the Restructuring Transactions; and (c) the pro forma projected consolidated financial position of Debtors as of the Assumed Emergence Date, after giving effect to the Restructuring Transactions. The Restructuring Transactions set forth in the columns captioned ‘‘Plan Settlement,’’ “New Debt”, and ‘‘Sale-Leaseback” reflect the anticipated effects of the Restructuring Transactions. Any fresh start accounting adjustments have not been considered below.

14 Should the Debtors pursue a real estate term loan, the amount of cash received could be different.

15 The December 19, 2020 balances have been used a proxy for December 22, 2020.

	Pre-Emergence(i)	Plan	New	Sale-	Pro Forma
	12/22/2019	Settlement(ii)	Debt(iii)	Leaseback (iv)	12/22/2019
($ in thousands)

Assets
Cash & Cash Equivalents	$45,422	$(88,402)	$4,480	$48,500	$10,000
Inventories	95,167				95,167
Other Current Assets	3,386	(1,059)			2,327
Total Current Assets	143,975	(89,461)	4,480	48,500	107,494

Owned Real Estate, net book value (DC + HQ)	19,400			(19,400)	-
Other PP&E, net book value	41,312				41,312
Operating Lease Right of Use Asset	200,000			30,000	230,000
Other Long-Term Assets	3,064				3,064
Total Assets	407,751	(89,461)	4,480	59,100	381,870

Liabilities & Equity
Trade Payables	25,000				25,000
Accrued Liabilities	46,443	(3,052)			43,391
Operating Lease Liabilities	70,000			4,000	74,000
Total Current Liabilities	141,443	(3,052)	-	4,000	142,391

Pre-Petition ABL Credit Facility	100	(100)			-
DIP ABL Facility	-				-
New ABL Credit Facility	-		4,480		4,480
GUC Bonds	-		44,000		44,000
Operating Lease Liabilities - non-current	130,000			26,000	156,000
Other Long-Term Liabilities	333				333

Liabilities Subject to Compromise
GUC Claims	125,700	(82,109)	(43,591)		-
Lease Cures	4,200	(4,200)			-

Total Liabilities	401,776	(89,461)	4,889	30,000	347,204

Total Shareholder's Equity	5,976	-	(409)	29,100	34,667

Total Liabilities & Shareholder's Equity	$407,751	$(89,461)	$4,480	$59,100	$381,870

(i)	The pre-emergence balance sheet reflects forecasted results as of December 22, 2020 prior to the execution of the transactions contemplated in the Plan.
(ii)	Plan settlement reflects the cash payments required pursuant to the Plan including the payment of administrative claims and secured claims. The Plan also assumes a cash payment to GUC claims.
(iii)	Reflects the issuance of the GUC Bonds totaling $44 million as well as the New ABL Facility of $4.5 million.
(iv)	Reflects the proceeds from the sale-leaseback transaction of $48.5 million. Proceeds from the sale-leaseback transaction will be used to partially fund the cash payment to the GUC and to resolve other claims. The associated lease accounting assets and liabilities are adjusted for the projected transaction.[16]

16 The operating lease asset (ROU asset) and operating lease liability are shown illustratively. Lease accounting treatment for the sale-leaseback may differ from what is projected. These non-cash accounting items will not equate to the cash to be received from the transaction.

The ‘‘Projected Pro Forma Consolidated Statement of Operations’’ presents the projected consolidated results of operations of the Company for the period commencing January 2021 through June 2023, after giving effect to the Restructuring Transactions to occur on the Emergence Date.

	Partial Year
	Jan - Jun	CY21	FY22	FY23
Period Ending	2021	12/31/2021	6/30/2022	6/30/2023
($ in thousands)

Net Sales	$335,471	$769,544	$772,836	$796,021
Cost of Sales	180,906	416,478	419,925	433,586
Gross Profit[1]	154,566	353,066	352,911	362,435

SG&A Expense[2]	166,134	328,901	317,564	321,332
Operating Profit	(11,569)	24,165	35,347	41,103

Other Income / (Expense)
Interest Expense	(2,243)	(4,389)	(3,875)	(2,510)
Other Income / (Expense)	327	552	552	552
Earnings Before Taxes	(13,485)	20,329	32,024	39,145

Income Tax Expense[3]	-	-	-	-
Net Income	(13,485)	20,329	32,024	39,145

Memo:
Adjusted EBITDA[4]	$(854)	$41,513	$48,549	$53,302

1) Presented without UNICAP re-allocations.

2) CY21 includes nonrecurring restructuring fees of $3.4 million in January.

3) No income tax has been factored. The NOL balance as of June 30, 2020 was approximately $140 million.

4) Adjusted EBITDA is calculated as Operating Profit plus depreciation & amortization, other income/(expense), restructuring fees, and stock compensation.

The ‘‘Projected Pro Forma Consolidated Balance Sheets’’ presents the projected consolidated financial position of the Company, after giving effect to the consummation of the Restructuring Transactions, as of June 30, 2021, 2022, and 2023 in addition to December 31, 2021.

	Projected	Projected	Projected	Projected
Period Ending	6/30/2021	12/31/2021	6/30/2022	6/30/2023
($ in thousands)

Assets
Cash & Cash Equivalents	$4,752	$42,523	$49,133	$81,319
Inventories[1]	113,459	104,528	101,269	91,119
Prepaid Expenses	5,588	4,751	5,413	5,239
Other Current Assets	2,327	2,327	2,327	2,327
Total Current Assets	126,125	154,128	158,143	180,004

PP&E, net	40,623	38,141	35,659	31,698
Operating Lease Right of Use Asset	230,000	230,000	230,000	230,000
Other Long-Term Assets	3,064	3,064	3,064	3,064
Total Assets	399,813	425,334	426,866	444,767

Liabilities & Equity
Accounts Payable	50,018	40,275	44,942	42,279
Accrued Liabilities	37,070	38,319	35,770	35,808
Operating Lease Liabilities	74,000	74,000	74,000	74,000
Total Current Liabilities	161,088	152,594	154,712	152,087

Operating Lease Liabilities - non-current	156,000	156,000	156,000	156,000
ABL Credit Facility	2,996	-	-	-
GUC Bonds	45,760	47,590	47,590	26,401
Other Long-Term Liabilities	333	333	333	333
Total Liabilities	366,177	356,517	358,636	334,821

Shareholder's Equity[2]	33,636	68,817	68,230	109,946

Total Liabilities & Shareholder's Equity	$399,813	$425,334	$426,866	$444,767

1) Presented without UNICAP re-allocations.

2) Does not incorporate any fresh start accounting adjustments.

The ‘‘Projected Pro Forma Consolidated Statement of Cash Flows’’ presents the projected cash flows of the Company commencing January 1 through June 30, 2021, after the consummation of the Restructuring Transactions, and for the fiscal years ending June 30, 2022 and 2023 in addition to calendar year 2021.

	Partial Year
	Jan - Jun	CY2021	FY22	FY23
Period Ending	2021	12/31/2021	6/30/2022	6/30/2023
($ in thousands)

Cash Flow from Operations
Net Income	$(13,485)	$20,329	$32,024	$39,145
Add: Depreciation & Amortization	5,790	10,830	10,080	9,076
Add: Other Non-Cash Charges[1]	2,963	6,161	4,401	2,571
Changes in Working Capital	(1,412)	(138)	5,989	7,699
Net Cash Flow from Operating Activities	(6,144)	37,182	52,493	58,490

Cash Flow from Investments
Capital Expenditures	(5,101)	(7,659)	(5,116)	(5,116)
Net Cash Flow from Investing Activities	(5,101)	(7,659)	(5,116)	(5,116)

Cash Flow from Financing Activities
Debt Borrowing / (Repayment)[2]	2,996	-	(2,996)	(21,189)
Other	-	-	-	-
Net Cash Flow from Financing Activities	2,996	-	(2,996)	(21,189)

Net Increase/(Decrease) in Cash & Cash Equivalents	(8,248)	29,523	44,382	32,186

Beginning Cash Balance	13,000	13,000	4,752	49,133
Net Increase/(Decrease) in Cash & Cash Equivalents
Ending Cash Balance	$4,752	$42,523	$49,133	$81,319

1) Other Non-Cash Charges include stock compensation and differences between interest accrued and paid.

2) Includes an Excess Cash Flow payment on the GUC Bonds in FY23 (September 2022) based on FY22 results.